Exhibit 10.1

CREDIT AGREEMENT

Dated as of April 22, 2015

among

HANCOCK FABRICS, INC.,

as the Lead Borrower

for

the Borrowers Named Herein,

the Guarantors Named Herein,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Collateral Agent and Swing Line Lender,

GACP Finance Co., LLC,

as Term Agent,

and

the Lenders Party Hereto

Page

Article I DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms.	1

1.02	Other Interpretive Provisions.	60

1.03	Accounting Terms .	61

1.04	Rounding.	61

1.05	Times of Day.	62

1.06	Letter of Credit Amounts.	62

1.07	Currency Equivalents Generally.	62

Article II THE COMMITMENTS AND CREDIT EXTENSIONS		62

2.01	Loans; Reserves.	62

2.02	Borrowings, Conversions and Continuations of Loans.	63

2.03	Letters of Credit.	66

2.04	Swing Line Loans.	74

2.05	Prepayments.	77

2.06	Termination or Reduction of Commitments.	79

2.07	Repayment of Loans.	80

2.08	Interest.	80

2.09	Fees.	81

2.10	Computation of Interest and Fees.	82

2.11	Evidence of Debt.	82

2.12	Payments Generally; Agent’s Clawback.	83

2.13	Sharing of Payments by Lenders.	85

2.14	Settlement Amongst Lenders.	85

2.15	Increase in Commitments.	86

Article III TAXES, YIELD PROTECTION AND ILLEGALITY; APPOINTMENT OF LEAD BORROWER		88

3.01	Taxes.	88

3.02	Illegality.	90

3.03	Inability to Determine Rates.	91

3.04	Increased Costs; Reserves on LIBO Rate Loans.	91

3.05	Compensation for Losses.	92

3.06	Mitigation Obligations; Replacement of Lenders.	93

i

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3.07	Survival.	93

3.08	Designation of Lead Borrower as Borrowers’ Agent.	94

Article IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		94

4.01	Conditions of Initial Credit Extension.	94

4.02	Conditions to all Credit Extensions.	98

Article V REPRESENTATIONS AND WARRANTIES		99

5.01	Existence, Qualification and Power.	99

5.02	Authorization; No Contravention.	100

5.03	Governmental Authorization; Other Consents.	100

5.04	Binding Effect.	100

5.05	Financial Statements; No Material Adverse Effect.	100

5.06	Litigation.	101

5.07	No Default.	101

5.08	Ownership of Property; Liens.	101

5.09	Environmental Compliance.	102

5.10	Insurance.	103

5.11	Taxes.	103

5.12	ERISA Compliance; Pension Plans.	104

5.13	Subsidiaries; Equity Interests.	104

5.14	Margin Regulations; Investment Company Act.	105

5.15	Disclosure.	105

5.16	Compliance with Laws.	105

5.17	Intellectual Property; Licenses, Etc.	105

5.18	Labor Matters.	106

5.19	Security Documents.	106

5.20	Solvency.	107

5.21	Deposit Accounts; Credit Card Arrangements.	107

5.22	Brokers.	107

5.23	Customer and Trade Relations.	108

5.24	Material Contracts.	108

5.25	Casualty.	108

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Article VI AFFIRMATIVE COVENANTS		108

6.01	Financial Statements.	108

6.02	Certificates; Other Information.	110

6.03	Notices.	112

6.04	Payment of Obligations.	113

6.05	Preservation of Existence, Etc.	113

6.06	Maintenance of Properties.	114

6.07	Maintenance of Insurance.	114

6.08	Compliance with Laws.	115

6.09	Books and Records; Accountants.	116

6.10	Inspection Rights.	116

6.11	Use of Proceeds.	118

6.12	Additional Loan Parties.	118

6.13	Cash Management.	118

6.14	Information Regarding the Collateral.	120

6.15	Physical Inventories.	121

6.16	Environmental Laws.	121

6.17	Further Assurances.	121

6.18	Compliance with Terms of Leaseholds.	122

6.19	Material Contracts.	122

6.20	Designation of Senior Debt.	123

6.21	Credit Card Processors.	123

6.22	Consultant.	123

Article VII NEGATIVE COVENANTS		123

7.01	Liens.	123

7.02	Investments.	124

7.03	Indebtedness; Disqualified Stock.	124

7.04	Fundamental Changes.	124

7.05	Dispositions.	124

7.06	Restricted Payments.	124

7.07	Prepayments of Indebtedness and Payments of Specified Subordinated Indebtedness.	125

7.08	Change in Nature of Business.	125

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7.09	Transactions with Affiliates.	126

7.10	Burdensome Agreements.	126

7.11	Use of Proceeds.	126

7.12	Amendment of Material Documents.	126

7.13	Fiscal Year.	126

7.14	Deposit Accounts; Credit Card Processors.	127

7.15	Financial Covenant.	127

7.16	Designation of Senior Debt.	127

Article VIII EVENTS OF DEFAULT AND REMEDIES		127

8.01	Events of Default.	127

8.02	Remedies Upon Event of Default.	130

8.03	Application of Funds.	131

Article IX THE AGENT		133

9.01	Appointment and Authority.	133

9.02	Rights as a Lender.	133

9.03	Exculpatory Provisions.	133

9.04	Reliance by the Agent and the Term Agent.	135

9.05	Delegation of Duties.	135

9.06	Resignation of Agent.	136

9.07	Non-Reliance on Agent or Term Agent and Other Lenders.	136

9.08	Reserved.	137

9.09	Reserved.	137

9.10	Collateral and Guaranty Matters.	137

9.11	Notice of Transfer.	137

9.12	Reports and Financial Statements.	137

9.13	Agency for Perfection.	138

9.14	Indemnification of Agent and Term Agent.	139

9.15	Relation among Lenders.	139

9.16	Defaulting Lender.	140

Article X MISCELLANEOUS		142

10.01	Amendments, Etc.	142

10.02	Notices; Effectiveness; Electronic Communications.	144

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10.03	No Waiver; Cumulative Remedies.	146

10.04	Expenses; Indemnity; Damage Waiver.	147

10.05	Payments Set Aside.	148

10.06	Successors and Assigns.	149

10.07	Treatment of Certain Information; Confidentiality.	154

10.08	Right of Setoff.	154

10.09	Interest Rate Limitation.	155

10.10	Counterparts; Integration; Effectiveness.	155

10.11	Survival.	155

10.12	Severability.	156

10.13	Replacement of Lenders.	156

10.14	Governing Law; Jurisdiction; Etc.	156

10.15	Waiver of Jury Trial.	158

10.16	No Advisory or Fiduciary Responsibility.	158

10.17	USA PATRIOT Act Notice.	159

10.18	Foreign Asset Control Regulations.	159

10.19	Time of the Essence.	159

10.20	Designation of Senior Debt.	159

10.21	Press Releases.	159

10.22	Additional Waivers.	160

10.23	No Strict Construction.	161

10.24	Attachments.	161

10.25	Keepwell.	162

10.26	Conflict.	162

v

SCHEDULES

1.01	Borrowers
1.02	Guarantors
1.03	Interlender Provisions
1.04	Rollover Letters of Credit
2.01	Commitments and Applicable Percentages
5.01	Loan Parties; Organizational Information
5.06	Litigation
5.08(b)(1)	Owned Real Estate
5.08(b)(2)	Leased Real Estate
5.09	Environmental Matters
5.10	Insurance
5.11	Federal, State and Other Material Tax Returns and Reports
5.13	Subsidiaries; Equity Interests
5.17	Intellectual Property Matters
5.18	Labor Matters
5.21(a)	DDAs
5.21(b)	Credit Card Arrangements
5.24	Material Contracts
6.02	Financial and Collateral Reporting
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.09	Affiliate Transactions
10.02	Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Revolving Note
C-2	Swing Line Note
C-3	Term Note
D	Compliance Certificate
E	Assignment and Assumption
F	Borrowing Base Certificate
G	Credit Card Notification
H	DDA Notification

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of April 22, 2015, among HANCOCK FABRICS, INC., a Delaware corporation (the “Lead Borrower”), the Persons named on Schedule 1.01 hereto (collectively, together with the Lead Borrower, the “Borrowers”), the Persons named on Schedule 1.02 hereto (collectively, the “Guarantors”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent and Swing Line Lender, and GACP Finance Co., LLC, as Term Agent.

The Borrowers have requested that the Lenders agree to extend credit to the Borrowers in an aggregate principal amount of up to $117,500,000 and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I
DEFINITIONS AND ACCOUNTING TERMS

1.01     Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accelerated Borrowing Base Delivery Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrowers to maintain Availability at least equal to twenty-five percent (25%) of the Adjusted Revolving Loan Cap at any time. For purposes of this Agreement, the occurrence of an Accelerated Borrowing Base Delivery Event shall be deemed continuing at either the Agent’s or the Term Agent’s option (i) so long as such Event of Default has not been waived, and/or (ii) if the Accelerated Borrowing Base Delivery Event arises as a result of the Borrowers’ failure to maintain Availability as required hereunder, until Availability has exceeded twenty five percent (25%) of the Adjusted Revolving Loan Cap, for forty-five (45) consecutive calendar days, in which case an Accelerated Borrowing Base Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of an Accelerated Borrowing Base Delivery Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Accelerated Borrowing Base Delivery Event in the event that the conditions set forth in this definition again arise.

“Acceptable Document of Title” means, with respect to any Inventory, a tangible, negotiable bill of lading or other Document (as defined in the UCC) that (a) is issued by a common carrier which (i) is not an Affiliate of the Approved Foreign Vendor or any Loan Party and (ii) is in actual possession of such Inventory, (b) is issued to the order of a Loan Party or, if so requested by the Agent in its Permitted Discretion, to the order of the Agent, (c) names the Agent as a notify party and bears a conspicuous notation on its face of the Agent’s security interest therein, (d) is not subject to any Lien (other than in favor of the Agent), and (e) is on terms otherwise reasonably acceptable to the Agent.

“Accommodation Payment” as defined in Section 10.21(d).

“Account” means “accounts” as defined in the UCC and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a policy of insurance issued or to be issued, (d) for a secondary obligation incurred or to be incurred, (e) for energy provided or to be provided, (f) for the use or hire of a vessel under a charter or other contract, (g) arising out of the use of a credit or charge card or information contained on or for use with the card, or (h) as winnings in a lottery or other game of chance operated or sponsored by a state, governmental unit of a state, or person licensed or authorized to operate the game by a state or governmental unit of a state. The term “Account” includes health-care-insurance receivables.

“ACH” means automated clearing house transfers.

“Acquisition” means, with respect to any Person (a) an investment in, or a purchase of, a Controlling interest in the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit, division or line of business of another Person, (c) any merger, amalgamation or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or of any business unit, division or line of business of another Person, or a Controlling interest in the Equity Interests, of any Person or of any business unit of any Person, or (d) any acquisition of any Store locations of any Person, in each case in any transaction or group of transactions which are part of a common plan.

“Act” shall have the meaning provided in Section 10.17.

“Additional Revolving Commitment Lender” shall have the meaning provided in Section 2.15.

“Adjusted LIBO Rate” means:

(a)     for any Interest Period with respect to any LIBO Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of one percent) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate; and

(b)     for any interest rate calculation with respect to any Base Rate Loan, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of one percent) equal to (i) the LIBO Rate for an Interest Period commencing on the date of such calculation and ending on the date that is thirty (30) days thereafter multiplied by (ii) the Statutory Reserve Rate.

The Adjusted LIBO Rate will be adjusted automatically as of the effective date of any change in the Statutory Reserve Rate.

“Adjusted Revolving Borrowing Base” means the Revolving Borrowing Base, without giving effect to the Availability Block and the Term Loan Push Down Reserve.

“Adjusted Revolving Loan Cap” means, at any time of determination, the lesser of (a) the Aggregate Revolving Commitments or (b) the Adjusted Revolving Borrowing Base.

“Adjustment Date” means the first day of each calendar month for which a Borrowing Base Certificate has been delivered, commencing May 1, 2015.

“Administrative Agent” means Wells Fargo in its capacity as Administrative Agent under any of the Loan Documents, or any successor thereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to any Person, (a) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (b) any director, officer, managing member, partner, trustee, or beneficiary of that Person, (c) any other Person directly or indirectly holding ten percent (10%) or more of any class of the Equity Interests of that Person, and (d) any other Person ten percent (10%) or more of any class of whose Equity Interests is held directly or indirectly by that Person.

“Agent” means Wells Fargo in its capacity as Administrative Agent and Collateral Agent under any of the Loan Documents, or any successor thereto, in such capacities.

“Agent Parties” shall have the meaning specified in Section 10.02(c).

“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Agent may from time to time notify the Lead Borrower and the Lenders.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Revolving Lenders. As of the Closing Date, the Aggregate Revolving Commitments are $100,000,000.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Allocable Amount” has the meaning specified in Section 10.21(d).

“Applicable Commitment Fee Percentage” means one half of one percent (0.50%).

“Applicable Lenders” means the Required Lenders, the Required Revolving Lenders, the Required Term Lenders, all affected Lenders, or all Lenders, as the context may require.

“Applicable Margin” means:

(a)     From and after the Closing Date until the first Adjustment Date after the Closing Date, the percentages set forth in Level I of the pricing grid below; and

(b)     From and after the first Adjustment Date, the Applicable Margin shall be determined from the following pricing grid based upon the Average Daily Availability for the most recent calendar month ended immediately preceding such Adjustment Date; provided however, that notwithstanding anything to the contrary set forth herein, upon the occurrence of an Event of Default, any Agent may, and the Administrative Agent shall at the direction of the Required Lenders, immediately increase the Applicable Margin to the percentage set forth in Level I which shall apply for so long as such Event of Default is continuing (even if the Average Daily Availability requirements for a different Level have been met and without limiting the right of the Administrative Agent or the Applicable Lenders to charge interest at the Default Rate as provided in Section 2.08(b)); provided further that, if any Borrowing Base Certificate is at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in any such Borrowing Base Certificate otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately and retroactively recalculated at such higher rate for any applicable periods and shall be due and payable (to the extent not already paid) on demand.

Level	Average Daily Availability	Applicable Margin for LIBOR Rate Loans	Applicable Margin for Base Rate Loans	Letter of Credit Fee
I	Equal to or less than $30,000,000	2.50%	1.50%	2.50%
II	Greater than $30,000,000, but equal to or less than $60,000,000	2.25%	1.25%	2.25%
III	Greater than $60,000,000	2.00%	1.00%	2.00%

“Applicable Percentage” means, in each case as the context requires, (a) with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Commitment at such time, (b) with respect to any Term Lender at any time, the portion of the Term Loan represented by the outstanding principal balance of such Term Lender’s Term Loan at such time, or (c) with respect to all Lenders at any time, the percentage of the sum of the Aggregate Revolving Commitments represented by the sum of such Lender’s Revolving Commitment and the outstanding principal balance of such Lender’s Term Loan at such time, in each case as the context provides. If the commitment of each Lender to make Loans and the obligation of the Issuing Bank to make L/C Credit Extensions have been terminated pursuant to Section 2.06 or Section 8.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Revolving Lender shall be determined based on the Applicable Percentage of such Revolving Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Appraisal Percentage” means ninety percent (90%).

“Appraised Value” means, with respect to Eligible Inventory and Eligible In-Transit Inventory, the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value is expressed as a percentage of Cost of Eligible Inventory or Eligible In-Transit Inventory, as applicable, as set forth in the inventory stock ledger of the Borrowers, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by the Agent, which appraisal is in form and substance reasonably satisfactory to the Agent.

“Approved Foreign Vendor” means a Foreign Vendor which (a) is located in any country acceptable to the Agent in its Permitted Discretion, (b) has received timely payment or performance of all obligations owed to it by the Loan Parties, (c) has not asserted and has no right to assert any reclamation, repossession, diversion, stoppage in transit, Lien or title retention rights in respect of such Inventory, and (d), if so requested by the Agent, has entered into and is in full compliance with the terms of a Foreign Vendor Agreement.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, (c) an entity or an Affiliate of an entity that administers or manages a Lender or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Agent, in substantially the form of Exhibit E or any other form approved by the Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Lead Borrower and its Subsidiaries for the Fiscal Year ended January 25, 2014, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year of the Lead Borrower and its Subsidiaries, including the notes thereto.

“Availability” means, as of any date of determination thereof by the Agent, the result, if a positive number, of:

(a)     the Revolving Loan Cap

minus

(b)     the Total Revolving Outstandings.

In calculating Availability at any time and for any purpose under this Agreement, the Lead Borrower shall certify to the Agent that all accounts payable are within stated invoice terms or as permitted in the ordinary course of Borrowers’ business consistent with past practices.

“Availability Block” means the greater of (a) ten percent (10%) of the Adjusted Revolving Borrowing Base and (b) (i) at all times until the Term Loan is paid in full, $7,500,000 and (ii) thereafter, $7,000,000.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Revolving Loan Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Revolving Lender to make Committed Revolving Loans and of the obligation of the Issuing Bank to make L/C Credit Extensions pursuant to Section 8.02.

“Availability Reserves” means, without duplication of any other Reserves or items to the extent such items are otherwise addressed or excluded through eligibility criteria, such reserves as the Agent from time to time determines in its Permitted Discretion as being appropriate (i) to reflect the impediments to the Agent’s ability to realize upon the Collateral, (ii) to reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon the Collateral, (iii) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party, or (iv) to reflect that a Default or an Event of Default then exists. Without limiting the generality of the foregoing, Availability Reserves may include, in the Agent’s Permitted Discretion, (but are not limited to) reserves based on: (A) rent; (B) customs duties, and other costs to release Inventory which is being imported into the United States; (C) outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, claims of the PBGC and other Taxes which may have priority over the interests of the Agent in the Collateral; (D) salaries, wages and benefits due to employees of any Borrower; (E) Customer Credit Liabilities; (F) Customer Deposits; (G) reserves for reasonably anticipated changes in the Appraised Value of Eligible Inventory between appraisals; (H) warehousemen’s or bailee’s charges and other Permitted Encumbrances which may have priority over the interests of the Agent in the Collateral; (I) amounts due to vendors on account of consigned goods or on account of purchase money or “floor plan financing” payables; (J) royalties payable in respect of licensed merchandise; (K) Cash Management Reserves; (L) Bank Product Reserves; (M) Debt Maturity Reserves; and (N) Realty Reserves.

“Average Daily Availability” means, as of any date of determination, the average daily Availability for the immediately preceding calendar month.

“Baldwyn Real Estate” shall mean the Real Estate of Lead Borrower located at One Fashion Way, Baldwyn, Mississippi.

“Baldwyn Real Estate Sale-Leaseback Transaction” shall mean the sale and leaseback of the Baldwyn Real Estate permitted by clause (h) of the definition of Permitted Disposition or the financing or refinancing of the Baldwyn Real Estate permitted by clause (f) of the definition of Permitted Indebtedness.

“Bank Products” means any services of facilities provided to any Loan Party by the Agent, any Revolving Lender or any of their respective Affiliates or branches (but excluding Cash Management Services) including, without limitation, on account of (a) Swap Contracts, (b) merchant services constituting a line of credit, (c) leasing, (d) Factored Receivables, (e) credit or debit cards, (f) purchase cards, and (g) supply chain finance services including, without limitation, trade payable services and supplier accounts receivable purchases.

“Bank Product Reserves” means such reserves as the Agent from time to time determines in its Permitted Discretion as being appropriate to reflect the liabilities and obligations of the Loan Parties with respect to Bank Products then provided or outstanding.

“Bankruptcy Code” means Title 11 of the United States Code, as now or hereafter in effect, or any successor thereto.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%), (b) the Adjusted LIBO Rate for an Interest Period of three (3) months plus one percent (1.00%), or (c) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its “prime rate.” The “prime rate” is a rate set by Wells Fargo based upon various factors including Wells Fargo’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Blocked Account” has the meaning provided in Section 6.13(a)(ii).

“Blocked Account Agreement” means with respect to an account established by a Loan Party, an agreement, in form and substance reasonably satisfactory to the Agent, establishing control (as defined in the UCC) of such account by the Agent and whereby the bank maintaining such account agrees to comply only with the instructions originated by the Agent without the further consent of any Loan Party.

“Blocked Account Bank” means each bank with whom deposit accounts are maintained in which any funds of any of the Loan Parties from one or more DDAs are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or the Term Borrowing, as the context may require.

“Borrowing Base” means each of the Revolving Borrowing Base and the Term Loan Borrowing Base.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit F hereto (with such changes therein as may be required by the Agent to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Lead Borrower which shall include appropriate exhibits, schedules, supporting documentation, and additional reports as reasonably requested by the Agent and the Term Agent.

“Business” means a retailer of fashion and home decorating textiles, crafts, sewing accessories, needlecraft supplies and sewing machines.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Agent’s Office is located and, if such day relates to any LIBO Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, (a) all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations excluding replacements out of insurance proceeds and excluding any expenditures (e.g. tenant allowances) paid for or reimbursed by third parties for which cash has actually been received in cash), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP, and (b) Capital Lease Obligations (excluding any non-cash portion of such Capital Lease Obligation) incurred by a Person during such period.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” means a blocked, non-interest bearing account established by one or more of the Loan Parties with Wells Fargo, and under the sole and exclusive dominion and control of the Agent, in which deposits are required to be made in accordance with Section 2.03(k) or Section 8.02(c).

“Cash Collateralize” has the meaning specified in Section 2.03(k). Derivatives of such term have corresponding meanings.

“Cash Management Reserves ” means such reserves as the Agent, from time to time, determines in its Permitted Discretion as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Cash Management Services then provided or outstanding.

“Cash Management Services” means any cash management services or facilities provided to any Loan Party by the Agent, any Revolving Lender or any of their respective Affiliates or branches in respect of (a) ACH transactions, (b) controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, and (c) credit card processing services.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, for the purposes of this Agreement: (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)     any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the economic interests of the Lead Borrower or of the Equity Interests of the Lead Borrower entitled to vote for members of the board of directors or equivalent governing body of the Lead Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)     during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Lead Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c)     any “change in control” under any document governing Material Indebtedness of any Loan Party; or

(d)     any “change of control” under the Indenture; or

(e)     the Lead Borrower fails at any time to own, directly or indirectly, one hundred percent (100%) of the Equity Interests of each other Loan Party free and clear of all Liens (other than the Liens permitted pursuant to clause (p) of the definition of Permitted Encumbrances and Liens in favor of the Agent), except where such failure is as a result of a transaction expressly permitted by the Loan Documents.

“Closing Date” means the first date all the conditions precedent in Sections 4.01 and 4.02 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Collateral” means any and all “Collateral” and “Mortgaged Property” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Agent, provided that “Collateral” shall not include any Excluded Property.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Agent executed by (a) a bailee or other Person in possession of Collateral, and (b) any landlord of Real Estate leased by any Loan Party with respect to the applicable Collateral.

“Collateral Agent” means Wells Fargo, acting in such capacity for its own benefit and the ratable benefit of the other Credit Parties, or any successor thereto.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Loan Party in the ordinary course of business of such Loan Party.

“Commercial Letter of Credit Agreement” means the Commercial Letter of Credit Agreement relating to the issuance of a Commercial Letter of Credit in the form from time to time in use by the Issuing Bank.

“Commitment” means, as to each Lender, such Lender’s Revolving Commitment or Term Commitment, as applicable.

“Committed Loan Notice” means a notice of (a) a Revolving Credit Borrowing AND/OR Term Borrowing, (b) a conversion of Committed Revolving Loans and/or Term Loans, from one Type to the other, or (c) a continuation of LIBO Rate Loans, pursuant to Section 2.02, which, if in writing, shall be substantially in the form of Exhibit A.

“Committed Revolving Loan” has the meaning specified in Section 2.01.

“Competitor” means a Person or Affiliate of any Person that controls the operation of a Fabric Retail Business (including, without limitation, Jo-Ann Stores, Inc., Michael Stores, Inc., A.C. Moore Arts & Crafts, Inc., and Hobby Lobby) or controls, has entered into any agreement to control or is under common control with, in each case directly or indirectly, any entity that controls the operation of a Fabric Retail Business; provided that the foregoing shall not include commercial or corporate banks or bona fide debt funds, and any funds that are managed or controlled by such commercial or corporate banks or bona fide debt funds which funds principally invest in commercial loans or debt securities.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Concentration Account” has the meaning provided in Section 6.13(d).

“Consent” means actual consent given by a Lender from whom such consent is sought; or the passage of ten (10) Business Days from receipt of written notice to a Lender from the Agent of a proposed course of action to be followed by the Agent without such Lender’s giving the Agent written notice of that Lender’s objection to such course of action.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consultant” has the meaning provided in Section 6.22.

“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cost” means the lower of cost or market value of Inventory, based upon the Borrowers’ accounting practices known to the Agent, which practices are in effect on the Closing Date as such calculated cost is determined from invoices received by the Borrowers, the Borrowers’ purchase journals or the Borrowers’ stock ledger. “Cost” includes inventory capitalization costs for imports, but does not include other inventory capitalization costs or other non purchase price charges (such as freight) used in the Borrowers’ calculation of cost of goods sold.

“Credit Card Advance Rate” means ninety percent (90%).

“Credit Card Issuer” shall mean any person (other than a Borrower or other Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., and Novus Services, Inc. and other issuers approved by the Agent.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Notifications” has the meaning provided in Section 6.13(a)(i).

“Credit Card Receivables” means collectively, (a) all present and future rights of any Borrower or Guarantor to payment from any Credit Card Issuer or Credit Card Processor arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit card or debit card and (b) all present and future rights of any Borrower or Guarantor to payment from any Credit Card Issuer or Credit Card Processor in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the credit card agreements.

“Credit Extensions” mean each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates, (ii) the Agent, (iii) the Term Agent, (iv) each Issuing Bank, (v) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, (vi) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (vii) the successors and permitted assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Credit Party Expenses” means, without limitation, (a) all reasonable out-of-pocket expenses incurred by the Agent, the Term Agent and their respective Affiliates in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable fees, charges and disbursements of (A) counsel for the Agent, (B) counsel for the Term Agent, (C) outside consultants for the Agent, (D) appraisers, (E) commercial finance examinations, and (F) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, (ii) in connection with (A) the syndication of the credit facilities provided for herein, (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents, instruments and agreements executed and delivered in connection therewith, or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (C) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral, or (D) any workout, restructuring or negotiations in respect of any Obligations; (b) with respect to the Issuing Bank, and its Affiliates, all reasonable out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; (c) all customary fees and charges (as adjusted from time to time) of the Agent and the Term Agent with respect to the disbursement of funds (or the receipt of funds) to or for the account of Loan Parties (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith; and (d) all reasonable out-of-pocket expenses incurred by the Credit Parties who are not the Agent, the Term Agent, the Issuing Bank or any Affiliate of any of them, after the occurrence and during the continuance of an Event of Default, provided that such Credit Parties shall be entitled to reimbursement for no more than one counsel representing all such Credit Parties (absent a conflict of interest in which case such Credit Parties may engage and be reimbursed for additional counsel).

“Customer Credit Liabilities” means at any time, the aggregate remaining value at such time of (a) outstanding gift certificates and gift cards of the Borrowers entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, (b) outstanding merchandise credits of the Borrowers, and (c) liabilities in connection with frequent shopping programs of the Borrowers.

“Customer Deposits” means at any time, the aggregate amount at such time of (a) deposits made by customers with respect to the purchase of goods or the performance of services and (b) layaway obligations of the Borrowers.

“Customs Broker/Carrier Agreement” means an agreement in form and substance reasonably satisfactory to the Agent among a Borrower, a customs broker, freight forwarder, consolidator or carrier, and the Agent, in which the customs broker, freight forwarder, consolidator or carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Agent and agrees, upon notice from the Agent, to hold and dispose of the subject Inventory solely as directed by the Agent.

“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties. All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent, the Term Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“DDA Notification” has the meaning provided therefor in Section 6.13(b).

“Debt Maturity Reserve” means, as of any date of determination thereof, an Availability Reserve in an amount equal to the outstanding balance of Material Indebtedness (other than the Term Loan), or any notes, instrument or other documents issued in exchange thereof or refinancing or replacing same. The Debt Maturity Reserve shall be established on the ninetieth (90th) day prior to the earlier of (i) the current stated maturity date of such Material Indebtedness or (ii) the stated maturity date of the Indebtedness refinanced or replaced in connection with any Permitted Refinancing of such Material Indebtedness or any notes, instruments or other documents issued in exchange thereof or refinancing or replacing the same, and shall be eliminated when all of such Material Indebtedness and any notes, instruments or other documents issued in exchange thereof or refinancing or replacing the same are repaid, or refinanced or extended such that the then stated maturity date of the Indebtedness evidenced thereby is more than ninety (90) days after the date set forth in clause (a) of the definition of Revolving Loan Maturity Date.

“Debtor Relief Laws” means each of (a) the Bankruptcy Code and (b) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees and the Term Loan, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin applicable to Base Rate Loans, plus (iii) two percent (2%) per annum; provided, however, that with respect to a LIBO Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus two percent (2%) per annum, (b) when used with respect to Letter of Credit Fees, a rate equal to the rate otherwise applicable thereto plus two percent (2%) per annum, and (c) when used with respect to the Term Loan, an interest rate equal to the Term Loan Interest Rate plus two percent (2%) per annum.

“Defaulting Lender” means any Revolving Lender that (a) has failed to fund any amounts required to be funded by it under this Agreement on the date that it is required to do so under this Agreement (including the failure to make available to the Agent amounts required pursuant to Section 2.14 or to make a required payment in connection with a payment made by the Issuing Bank pursuant to a Letter of Credit), (b) notified the Borrowers, the Agent, or any other Revolving Lender in writing that it does not intend to comply with all or any portion of its funding obligations under this Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally (as reasonably determined by the Agent) under which it has committed to extend credit, (d) failed, within one (1) Business Day after written request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund any amounts required to be funded by it under this Agreement, (e) otherwise failed to pay over to the Agent or any other Revolving Lender any other amount required to be paid by it under this Agreement on the date that it is required to do so under this Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Defaulting Lender Rate” means (a) for the first three (3) days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Committed Revolving Loans that are Base Rate Loans (inclusive of the Applicable Margin applicable thereto).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) (whether in one transaction or in a series of transactions) of any property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one hundred and eighty (180) days after the date on which the Loans mature; provided, however, that (i) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (ii) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Lead Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Lead Borrower or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Stock, such Equity Interests shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require a Loan Party to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Lead Borrower and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any State thereof or the District of Columbia (excluding, for the avoidance of doubt, any Subsidiary organized under the laws of Puerto Rico or any other territory).

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.

“Elavon” means Elavon, Inc. (formerly Nova Information Systems, Inc.), as processor under the Elavon Processor Agreement.

“Elavon Deposit Account” means that certain deposit account maintained with Bancorp South Bank, with account number ending in -2803 in the name of Lead Borrower, or any replacement account therefor expressly agreed to in advance in writing by the Agent, which replacement account shall be a Blocked Account.

“Elavon Member” means, as of the date hereof, U.S. Bank, National Association, in its capacity as “Member” under the Elavon Processor Agreement and any replacement “Member” thereunder.

“Elavon Processor Agreement” means that certain Payment Device Processing Agreement, dated as of January 6, 2012, among Lead Borrower, Elavon, as processor, and Elavon Member, together with all other agreements, documents and instruments now or at any time hereafter executed and/or delivered in connection therewith.

“Elavon Reserve Account” means that “Reserve Account” identified in the Elavon Processor Agreement as in effect on the date hereof.

“Eligible Assignee” means (a) a Credit Party or any of its branches or Controlled Affiliates; (b) in the case of an assignment of (i) a Revolving Commitment, a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000 or (ii) Term Loans or Term Commitments, a bank, insurance company, or company engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of business; (c) an Approved Fund; (d) any Person to whom a Credit Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Credit Party’s rights in and to a material portion of such Credit Party’s portfolio of credit facilities, and (e) any other Person (other than a natural person) approved by (i) in the case of an assignment of a Revolving Commitment, the Agent, the Issuing Bank and the Swing Line Lender and (ii) subject to the Interlender Provisions, in the case of an assignment of a portion of the Term Loan, the Agent and the Term Agent; provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include (x) a Loan Party or any of the Loan Parties’ branches, Affiliates or Subsidiaries or (y) any Competitor of the Loan Parties.

“Eligible Credit Card Receivables” means at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Credit Card Receivable (i) has been earned by performance and represents the bona fide amounts due to a Borrower from a Credit Card Issuer or Credit Card Processor, and in each case originated in the ordinary course of business of such Borrower, and (ii) in each case is acceptable to the Agent in its Permitted Discretion based on, and is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to, any of clauses (a) through (j) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, such Credit Card Receivable shall indicate no Person other than a Borrower as payee or remittance party. In determining the amount to be so included, the face amount of a Credit Card Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer, a Credit Card Issuer or Credit Card Processor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Credit Card Receivable but not yet applied by the Loan Parties to reduce the amount of such Credit Card Receivable. Credit Card Receivables which would otherwise constitute Eligible Credit Card Receivables pursuant to this Section will not be deemed ineligible solely by virtue of the agreements with respect thereto having been entered into by any Guarantor, for the benefit of Borrowers. Except as otherwise agreed by the Agent, any Credit Card Receivable included within any of the following categories shall not constitute an Eligible Credit Card Receivable:

(a)     Credit Card Receivables that do not arise from the actual and bona fide sale and delivery of goods or rendition of services by such Borrower in the ordinary course of the business of such Borrower which transactions are completed in accordance with the terms and provisions contained in any agreements binding on such Borrower or the other party or parties related thereto;

(b)     Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale;

(c)     Credit Card Receivables (i) that are not subject to a perfected first priority security interest in favor of the Agent, or (ii) with respect to which a Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than (x) Liens granted to the Agent pursuant to the Security Documents, (y) Liens permitted pursuant to clauses (p) and (s) of the definition of Permitted Encumbrances, and (z) Liens with respect to which the Agent has implemented Reserves in its Permitted Discretion);

(d)     Credit Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(e)     Credit Card Receivables as to which the Credit Card Issuer or Credit Card Processor has the right under certain circumstances to require a Loan Party to repurchase the Credit Card Receivables from such Credit Card Issuer or Credit Card Processor;

(f)     Credit Card Receivables due from a Credit Card Issuer or Credit Card Processor of the applicable credit card which is the subject of a proceeding under any Debtor Relief Law;

(g)     Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable Credit Card Issuer or Credit Card Processor with respect thereto;

(h)     Credit Card Receivables which do not conform to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables;

(i)     Credit Card Receivables which are evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Agent, and to the extent necessary or appropriate, endorsed to the Agent; or

(j)     Credit Card Receivables which the Agent determines in its Permitted Discretion to be uncertain of collection or which do not meet such other reasonable eligibility criteria for Credit Card Receivables as the Agent may determine in its Permitted Discretion.

“Eligible In-Transit Inventory” means, as of any date of determination thereof, without duplication of other Eligible Inventory, In-Transit Inventory:

(a)     which has been shipped from a foreign location for receipt by a Borrower, but which has not yet been delivered to such Borrower, which In-Transit Inventory has been in transit for sixty (60) days or less from the date of shipment of such Inventory;

(b)     for which the purchase order is in the name of a Borrower and title and risk of loss has passed to such Borrower;

(c)     for which an Acceptable Document of Title has been issued, and in each case as to which the Agent has control (as defined in the UCC) over the documents of title which evidence ownership of the subject Inventory pursuant to a Customs Broker/Carrier Agreement;

(d)     which is insured to the reasonable satisfaction of the Agent (including, without limitation, marine cargo insurance);

(e)     the Foreign Vendor with respect to such In-Transit Inventory is an Approved Foreign Vendor;

(f)     for which payment of the purchase price has been made by the Borrower or the purchase price is supported by a Commercial Letter of Credit; and

(g)     which otherwise would constitute Eligible Inventory;

provided, that the Agent may, in its Permitted Discretion, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event the Agent determines that such Inventory is subject to any Person’s right of reclamation, repudiation or stoppage in transit or any event has occurred or is reasonably anticipated by the Agent to arise which may otherwise adversely impact the ability of the Agent to realize upon such Inventory.

“Eligible Inventory” means, as of the date of determination thereof, without duplication, (i) Eligible In-Transit Inventory, and (ii) items of Inventory of a Borrower that are finished goods, merchantable and readily saleable to the public in the ordinary course of the Borrowers’ business and deemed by the Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base, in each case that, except as otherwise agreed by the Agent, (A) complies with each of the representations and warranties respecting Inventory made by the Borrowers in the Loan Documents, and (B) is not excluded as ineligible by virtue of one or more of the criteria set forth below. Except as otherwise agreed by the Agent, in its discretion, the following items of Inventory shall not be included in Eligible Inventory:

(a)     Inventory that is not solely owned by a Borrower or a Borrower does not have good and valid title thereto;

(b)     Inventory that is leased by or is on consignment to a Borrower or which is consigned by a Borrower to a Person which is not a Loan Party, including without limitation consigned patterns;

(c)     Inventory (other than Eligible In-Transit Inventory) that is not located in the United States of America (excluding territories or possessions of the United States);

(d)     Inventory (other than Eligible In-Transit Inventory) that is not located at a location that is owned or leased by a Borrower, except (i) Inventory in transit for 7 days or less between such owned or leased locations or locations which meet the criteria set forth in clause (ii) below, or (ii) to the extent that the Borrowers have furnished the Agent with (A) any UCC financing statements or other documents that the Agent may reasonably determine to be necessary to perfect its security interest in such Inventory at such location, and (B) a Collateral Access Agreement executed by the Person owning any such location on terms reasonably acceptable to the Agent;

(e)     Inventory that is located: (i) in a warehouse or distribution center leased by a Borrower unless the applicable lessor has delivered to the Agent a Collateral Access Agreement or the Agent has implemented Reserves for such location in its Permitted Discretion, or (ii) at any leased location in a Landlord Lien State unless the applicable lessor has delivered to the Agent a Collateral Access Agreement or the Agent has implemented Reserves for such location;

(f)     Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete or slow moving, or custom items, work in process, remnants, raw materials, or that constitute samples, spare parts, promotional, marketing, labels, bags and other packaging and shipping materials or supplies used or consumed in a Borrower’s business, (iv) has been packed away for sale in the subsequent season; (v) not in compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (vi) are bill and hold goods;

(g)     Inventory that is not subject to a perfected first priority security interest in favor of the Agent;

(h)     Inventory that is not insured in compliance with the provisions of Section 5.10 hereof;

(i)     Inventory that has been sold but not yet delivered or as to which a Borrower has accepted a deposit;

(k)     Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which any Borrower or any of its Subsidiaries has received notice of a dispute in respect of any such agreement unless the Agent has implemented a Reserve in its Permitted Discretion with respect thereto; or

(l)     Inventory acquired in a Permitted Acquisition or which is not of the type usually sold in the ordinary course of the Borrowers’ business, unless and until the Agent has completed or received (A) an appraisal of such Inventory from appraisers satisfactory to the Agent and establishes Inventory Reserves (if applicable) therefor, and otherwise agrees in its Permitted Discretion that such Inventory shall be deemed Eligible Inventory, and (B) such other due diligence as the Agent may reasonably require, all of the results of the foregoing to be reasonably satisfactory to the Agent.

“Eligible Real Estate” means Real Estate deemed by the Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Revolving Borrowing Base and Term Loan Borrowing Base and which, except as otherwise agreed by Agent, in its Permitted Discretion, satisfies all of the following conditions:

(a)     a Borrower owns such Real Estate in fee simple absolute;

(b)     the Agent and the Term Agent shall have received evidence that all actions that the Agent and the Term Agent may reasonably deem necessary or appropriate in order to create valid first and subsisting Liens (subject only to Permitted Encumbrances (other than Liens securing Indebtedness) which may have priority over the Lien of the Agent by operation of Law) on the property described in the Mortgages has been taken;

(c)     the Agent and the Term Agent shall have received an appraisal setting forth the Fee Simple Value and Leased Value of such Real Estate by a third party professional appraiser reasonably acceptable to the Agent and otherwise in form and substance reasonably satisfactory to the Agent;

(d)     the Real Estate Eligibility Requirements have been satisfied.

Notwithstanding the foregoing only the Baldwyn Real Estate (other than the 11.11 acres of vacant land located at One Fashion Way, Baldwyn Mississippi) shall constitute Eligible Real Estate unless otherwise agreed by the Agent and Term Agent. Any Real Estate that is not Eligible Real Estate shall nevertheless be part of the Collateral.

“Environmental Compliance Reserve” means, with respect to Eligible Real Estate, any reserve which the Agent, from time to time in its Permitted Discretion establishes as to the Revolving Borrowing Base for estimable amounts that are reasonably likely to be expended by any of the Loan Parties in order for such Loan Party and its operations and property (a) to comply with any notice from a Governmental Authority asserting non-compliance with Environmental Laws, or (b) to correct any such non-compliance with Environmental Laws or to provide for any Environmental Liability.

“Environmental Laws” means any and all federal, state, provincial, territorial, municipal, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning set forth in the UCC.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Lead Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 and 4971 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Lead Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Lead Borrower or any ERISA Affiliate from a Multiemployer Plan or notification to the Lead Borrower or any ERISA Affiliate that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination of a Pension Plan or a Multiemployer Pension Plan under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Lead Borrower or any ERISA Affiliate; or (g) any other event or condition with respect to a Plan that could reasonably be expected to result in liability, other than Unfunded Pension Liability, of any Loan Party in excess of $2,000,000.

“Event of Default” has the meaning specified in Section 8.01. An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 10.01 hereof.

“Excess Real Estate Proceeds” has the meaning provided therefor in Section 2.05(h).

“Excluded Property” has the meaning assigned to such term in the Security Agreement.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Agent, the Term Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which any Loan Party is located, (c) Other Connection Taxes, (d) in the case of a Lender (other than an assignee pursuant to a request by the Lead Borrower under Section 10.13), any withholding Tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Lender’s failure or inability (other than solely as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding Tax pursuant to Section 3.01(a), (e) any U.S. federal, state or local backup withholding Tax, and (f) any U.S. federal withholding Tax imposed under FATCA.

“Executive Order” has the meaning set forth in Section 10.18.

“Existing Credit Agreement” means that certain Amended and Restated Loan and Security Agreement dated as of November 15, 2012, among the Borrowers, General Electric Capital Corporation, as working capital agent, issuing bank and syndication agent, GA Capital, LLC, as term loan agent, joint term loan lead arranger and joint bookrunner on the term B facility, GE Capital Markets, Inc., as sole lead arranger, manager and bookrunner on the working capital facility and joint term loan lead arranger and joint bookrunner on the term B facility and a syndicate of lenders.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan revisions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments, in each case not received in the ordinary course of business.

“Fabric Retail Business” means a retailer engaged in the selling of arts and crafts and/or textiles and/or sewing and needlecraft equipment, supplies and accessories (including any mass retailer that dedicates a portion of its selling space to the sale of arts and crafts and/or textiles and/or sewing and needlecraft equipment, supplies and accessories).

“Facility Guaranty” means each Guaranty made by the Guarantors in favor of the Agent and the other Credit Parties, in a form reasonably satisfactory to the Agent, as the same now exists or may hereafter be amended, modified, supplemented, renewed, restated or replaced.

“Factored Receivables” means any Accounts originally owed or owing by a Loan Party to another Person which have been purchased by or factored with Wells Fargo or any of its Affiliates pursuant to a factoring arrangement or otherwise with the Person that sold the goods or rendered the services to the Loan Party which gave rise to such Account.

“FATCA” means current Section 1471 through 1474 of the Code, including any intergovernmental agreements enacted with respect thereto, or any amended version or successor provision that is substantively similar and, in each case, any regulations promulgated thereunder and any interpretation and other guidance issued in connection therewith.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wells Fargo on such day on such transactions as determined by the Agent.

“Fee Simple Value” means, as of the date of determination, the fair market value of Eligible Real Estate as set forth in the most recent appraisal of Eligible Real Estate as determined from time to time by an independent professional appraiser engaged by the Agent in accordance with Section 6.10(d) based upon a fee simple “go-dark” methodology which appraisal shall assume, among other things, a marketing period of no more than twelve (12) months (provided that the Fee Simple Value of Eligible Real Estate shall in no event exceed the maximum amount of the Obligations at any time specified to be secured by a Mortgage thereon). As of the Closing Date, the Fee Simple Value of the Baldwyn Real Estate is $12,250,000.

“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the Saturday nearest to the last day of each calendar month in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarter shall generally end on the Saturday nearest to the last day of each April, July, October and January of such Fiscal Year in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Year” means the fiscal year ending January 30, 2016 and any subsequent period of fifty-two (52) or fifty-three (53) consecutive weeks ending on the Saturday nearest to January 31 of each calendar year.

“Foreign Asset Control Regulations” has the meaning set forth in Section 10.18.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Lead Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Vendor” means a Person that sells In-Transit Inventory to a Borrower.

“Foreign Vendor Agreement” means an agreement between a Foreign Vendor and the Agent in form and substance satisfactory to the Agent and pursuant to which, among other things, the parties shall agree upon their relative rights with respect to In-Transit Inventory of a Borrower purchased from such Foreign Vendor.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GA Fee Letter” means the letter agreement, dated as of the Closing Date, among the Borrowers and the Term Agent.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, local, provincial, territorial or municipal, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) the provision of any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or the provision of any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” has the meaning specified in the introductory paragraph hereto and includes each Subsidiary of the Lead Borrower that shall be required to execute and deliver a Facility Guaranty pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Increase Effective Date” shall have the meaning provided therefor in Section 2.15(a)(iv).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)     all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)     the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)     net obligations of such Person under any Swap Contract;

(d)     all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than sixty (60) days), including any “earn-outs” or similar purchase price adjustments;

(e)     indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)     all Attributable Indebtedness of such Person;

(g)     all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person (including, without limitation, Disqualified Stock, or any warrant, right or option to acquire such Equity Interest), valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)     all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any Loan Party under any Loan Document.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Indenture” shall mean that certain Indenture dated as of November 20, 2012 between Deutsche Bank National Trust Company, as trustee, and the Lead Borrower, as issuer, in respect of the Floating Rate Series A Secured Notes Due 2017.

“Information” has the meaning specified in Section 10.07.

“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing), indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights; unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; mask works; customer lists, license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intercompany Royalty Accounts” shall mean, collectively, the following bank accounts maintained at Wells Fargo Bank: (a) the bank account of HF Resources, Inc. bearing account number ending in -3008 and (b) the bank account of HF Enterprises, Inc. bearing account number ending in -2999.

“Intercompany Subordination Agreement” shall mean the Intercompany Subordination Agreement executed by the Lead Borrower and each of its Subsidiaries from time to time and in form and substance reasonably satisfactory to the Agent.

“Interest Payment Date” means, (a) as to any LIBO Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBO Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the first day after the end of each month and the Maturity Date.

“Interest Period” means, as to each LIBO Rate Loan, the period commencing on the date such LIBO Rate Loan is disbursed or converted to or continued as a LIBO Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter, as selected by the Lead Borrower in its Committed Loan Notice; provided, that:

(i)     any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)     any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)     no Interest Period shall extend beyond the Maturity Date; and

(iv)     notwithstanding the provisions of clause (iii), no Interest Period shall have a duration of less than one (1) month, and if any Interest Period applicable to a LIBO Borrowing would be for a shorter period, such Interest Period shall not be available hereunder.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interlender Provisions” means the interlender provisions set forth on Schedule 1.03 dated as of the date hereof among the Agent, the Term Agent and the Credit Parties, as amended, restated, supplemented or otherwise modified from time to time in accordance therewith and herewith.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Lead Borrower’s and/or its Subsidiaries’ internal controls over financial reporting, in each case as described in the Securities Laws.

“In-Transit Inventory” means Inventory of a Borrower which is in the possession of a common carrier and is in transit from a Foreign Vendor of a Borrower from a location outside of the continental United States to either (i) a location of a Borrower that is within the continental United States, or (ii) another location within the continental United States subject to arrangements that comply with the applicable requirements of this Agreement.

“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory Reserves” means such reserves as may be established from time to time by the Agent in its Permitted Discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory, which reflect such other factors as affect the market value of the Eligible Inventory or which reflect claims and liabilities that the Agent determines in its Permitted Discretion will need to be satisfied in connection with the realization upon the Inventory. Without limiting the generality of the foregoing, Inventory Reserves may, in the Agent’s Permitted Discretion, include (but are not limited to) reserves based on:

(a)     obsolescence;

(b)     seasonality;

(c)     shrink;

(d)     change in Inventory mix;

(e)     markdowns (both permanent and point of sale);

(f)     retail markons and markups inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendar and planned advertising events; and

(g)     out-of-date and/or expired Inventory.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person of or in another Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, net of any cash returns actually received by such Person on account of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, the Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, as applicable, and any other document, agreement and instrument entered into by the Issuing Bank and a Borrower (or any Subsidiary thereof) or in favor of the Issuing Bank and relating to any such Letter of Credit.

“Issuing Bank” means Wells Fargo in its capacity as issuer of Letters of Credit hereunder or any successor issuer of Letters of Credit hereunder (which successor may only be a Revolving Lender selected by the Lead Borrower and reasonably acceptable to the Agent in its discretion) and Wells Fargo with respect to the Rollover Letters of Credit. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of the Issuing Bank and/or for such Affiliate or branch to act as an advising, transferring, confirming and/or nominated bank in connection with the issuance or administration of any such Letter of Credit, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“Joinder” means an agreement, in form satisfactory to the Agent pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Guarantor, as the Agent may determine.

“Landlord Lien State” means such state(s) in which a landlord’s claim for rent may have priority over the Lien of the Agent in any of the Collateral.

“Laws” means each international, foreign, federal, state, provincial, municipal and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Lead Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Lease” means any agreement in respect of Real Estate, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Leased Value” means, as of the date of determination, the fair market value of Eligible Real Estate as set forth in the most recent appraisal of Eligible Real Estate as determined from time to time by an independent professional appraiser engaged by the Agent in accordance with Section 6.10(d) based upon a leased value methodology which appraisal shall assume, among other things, a marketing period of no more than twelve (12) months (provided that the Leased Value of Eligible Real Estate shall in no event exceed the maximum amount of the Obligations at any time specified to be secured by a Mortgage thereon). As of the Closing Date, the Leased Value of the Baldwyn Real Estate is $19,500,000.

“Lender” means, individually, a Revolving Lender or a Term Lender (and, as the context requires, the Swing Line Lender), and, collectively, all such Persons.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Agent.

“Letter of Credit” means each Standby Letter of Credit and each Commercial Letter of Credit issued hereunder and each Rollover Letter of Credit.

“Letter of Credit Application” means an application for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

“Letter of Credit Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Indemnified Costs” has the meaning specified in Section 2.03(f).

“Letter of Credit Obligations” means, as at any date of determination, the aggregate undrawn amount available to be drawn under all outstanding Letters of Credit. For purposes of computing the amounts available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of any Rule under the ISP or any article of the UCP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit Related Person” has the meaning specified in Section 2.03(f).

“Letter of Credit Sublimit” means an amount equal to $15,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments. A permanent reduction of the Aggregate Revolving Commitments shall not require a corresponding pro rata reduction in the Letter of Credit Sublimit; provided, however, that if the Aggregate Revolving Commitments are reduced to an amount less than the Letter of Credit Sublimit, then the Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Lead Borrower’s option, less than) the Aggregate Revolving Commitments.

“LIBO Borrowing” means a Revolving Credit Borrowing or Term Borrowing comprised of LIBO Rate Loans.

“LIBO Rate” means the rate per annum rate as reported on Reuters Screen LIBOR01 Page (or any successor page) as of 11:00 a.m., London time, two (2) Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with the Agreement (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero), which determination shall be made by Agent and shall be conclusive in the absence of manifest error. If such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by Wells Fargo and with a term equivalent to such Interest Period would be offered to Wells Fargo by major banks in the London interbank Eurodollar market in which Wells Fargo participates at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period. With respect to all Term Loans, the LIBO Rate shall not be less than 1.70%.

“LIBO Rate Loan” means a Committed Revolving Loan or portion of the Term Loan that bears interest at a rate based on the Adjusted LIBO Rate.

“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, Capital Lease Obligation, Synthetic Lease Obligation, or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidation” means the exercise by the Agent of those rights and remedies accorded to the Agent under the Loan Documents and applicable Law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Agent regarding the Collateral, of any public, private or “going out of business”, “store closing”, or other similarly themed sale or other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Committed Revolving Loan, a Swing Line Loan or a Term Loan.

“Loan Account” has the meaning assigned to such term in Section 2.11(a).

“Loan Documents” means this Agreement, each Note, each Issuer Document, the GA Fee Letter, the Wells Fargo Fee Letter, the Post-Closing Letter, all Borrowing Base Certificates, the Blocked Account Agreements, the DDA Notifications, the Credit Card Notifications, the Security Documents, the Interlender Provisions, the Intercompany Subordination Agreement, each Facility Guaranty, and any other instrument or agreement now or hereafter executed and delivered in connection herewith, or in connection with any transaction arising out of any Cash Management Services and Bank Products provided by the Agent or any of its Affiliates or branches, each as amended and in effect from time to time.

“Loan Parties” means, collectively, each Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of any Loan Party or the Lead Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material impairment of the rights and remedies of the Agent, the Term Agent or any Lender under any Loan Document or a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other than existing events would result in a Material Adverse Effect.

“Material Contract” means, with respect to any Person, (a) each contract or other agreement (other than the Loan Documents), written or oral, to which such Person is a party involving aggregate consideration payable to or by such Person of $5,000,000 or more in any Fiscal Year and (b) any other contract or other agreement (other than the Loan Documents), whether written or oral, to which such Person is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $750,000. For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (b) undrawn committed or available amounts shall be included, and (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.

“Maturity Date” means the Revolving Loan Maturity Date or the Term Loan Maturity Date, as applicable.

“Maximum Rate” has the meaning provided therefor in Section 10.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means each and every fee and leasehold mortgage or deed of trust, security agreement and assignment by and between the Loan Party owning or holding the leasehold interest in the Real Estate encumbered thereby in favor of the Agent.

“Mortgage Policy” has the meaning specified in the definition of Real Estate Eligibility Requirements.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Lead Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” means (a) with respect to any Disposition by any Loan Party or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior or pari passu to the Agent’s Lien on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates) and (C) taxes paid in connection with such transaction; and

(b)     with respect to the sale or issuance of any Equity Interest by any Loan Party or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) (x) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith and (y) taxes paid in connection therewith.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Note” means (a) a Revolving Note, (b) a Term Note and (c) the Swing Line Note, as each may be amended, restated, supplemented or modified from time to time.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees, costs, expenses and indemnities are allowed claims in such proceeding, and (b) any Other Liabilities; provided that the Obligations shall not include any Excluded Swap Obligations.

“Organization Documents” means, (a) with respect to any corporation, the certificate and/or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity; and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.

“Other Connection Taxes” means, with respect to any recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Liabilities” means any obligation on account of (a) any Cash Management Services furnished to any of the Loan Parties or any of their Subsidiaries and/or (b) any transaction with the Agent, any Lender or any of their respective Affiliates or branches that arises out of any Bank Product entered into with any Loan Party and any such Person, as each may be amended from time to time.

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to any assignment.

“Outstanding Amount” means (i) with respect to Committed Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Revolving Loans and Swing Line Loans, as the case may be, occurring on such date; (ii) with respect to any Letter of Credit Obligations on any date, the amount of such Letter of Credit Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the Letter of Credit Obligations as of such date, and (iii) with respect to Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of Term Loans occurring on such date.

“Overadvance” means a Credit Extension to the extent that, immediately after its having been made, Availability is less than zero.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment, that (a) no Default or Event of Default then exists or would arise as a result of entering into such transaction or the making such payment, and (b) immediately after giving effect to such transaction or payment, Availability as of the date of such transaction or payment will be equal to the greater of (i) thirty-five percent (35%) of the Adjusted Revolving Loan Cap, and (ii) $35,000,000, (A) as of the date of such transaction or payment, (B) thirty (30) days immediately prior to the date of such transaction or payment as if such transaction occurred on the first day of such thirty day period, and (C) on a pro forma basis nine (9) months after giving effect to such transaction or payment based on projections reasonably acceptable to the Agent. Prior to undertaking any transaction or payment which is subject to the Payment Conditions, the Loan Parties shall deliver to the Agent evidence of satisfaction of the conditions contained in clause (b) above on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Agent.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Expense” means the actual pension expense for the applicable period of the Lead Borrower and its Subsidiaries pursuant to the profit and loss statement charge (or benefit) with respect to such pension funding obligations for such period.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Lead Borrower or any ERISA Affiliate or to which the Lead Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means an Acquisition in which (except for such purchases the aggregate consideration paid for which does not exceed $200,000 (calculated after giving effect to all payments or other consideration paid in respect of such purchases and after giving effect to the assumption of all Indebtedness in connection with such purchases) in any Fiscal Year) all of the following conditions are satisfied:

(a)     no Default or Event of Default then exists or would arise from the consummation of such Acquisition;

(b)     such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law;

(c)     the Lead Borrower shall have furnished the Agent and the Term Agent with ten (10) Business Days’ prior written notice of such intended Acquisition and shall have furnished the Agent with a current draft of the acquisition documents, a summary of any due diligence undertaken by the Loan Parties in connection with such Acquisition, appropriate financial statements of the Person which is the subject of such Acquisition (which financial statements shall demonstrate that such Person has positive EBITDA or cash flow for the twelve (12) month period immediately prior to such Acquisition), if requested by the Agent or the Term Agent, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a Consolidated basis with all Loan Parties), and such other information as the Agent may reasonably require, all of which shall be reasonably satisfactory to the Agent;

(d)     either (i) the legal structure of the Acquisition shall be acceptable to the Agent and the Term Agent in Their Permitted Discretion, or (ii) the Loan Parties shall have provided the Agent and the Term Agent with a solvency certificate, or if the aggregate consideration for such Acquisition is in excess of $1,000,000, a favorable solvency opinion from an unaffiliated third party valuation firm reasonably satisfactory to the Agent and the Term Agent;

(e)     after giving effect to the Acquisition, if the Acquisition is an Acquisition of Equity Interests, a Loan Party shall acquire and own, directly or indirectly, a majority of the Equity Interests in the Person being acquired and shall Control a majority of any voting interests or shall otherwise Control the governance of the Person being acquired;

(f)     any assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or Acquisition of Equity Interests, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by a Borrower under this Agreement;

(g)     if the Person which is the subject of such Acquisition will be maintained as a Subsidiary of a Loan Party, or if the assets acquired in an acquisition will be transferred to a Subsidiary which is not then a Loan Party, such Subsidiary shall have been joined as a “Borrower” hereunder or as a Guarantor, as the Agent shall determine, and the Agent shall have received, substantially concurrently with such Acquisition, a first priority security and/or mortgage interest in such Subsidiary’s Equity Interests, Inventory, Accounts, Real Estate, and other property of the same nature as constitutes collateral under the Security Documents;

(h)     the total consideration paid or payable for all such Acquisitions (whether in cash, tangible property, notes or other property or by the assumption of Indebtedness) shall not exceed $15,000,000 in the aggregate in any calendar year and $30,000,000 in the aggregate after the Closing Date;

(i)     the total consideration paid or payable for all such Acquisitions (whether in cash, tangible property, notes or other property or by the assumption of Indebtedness) shall not exceed $1,000,000 in any calendar year unless the Loan Parties shall have satisfied the Payment Conditions; and

(j)     promptly upon the consummation of the Acquisition, the Lead Borrower shall have furnished the Agent with final, executed, true, correct and complete copies of the acquisition documents, which documents shall be reasonably satisfactory to Agent.

“Permitted Discretion” means a determination made in good faith and in the exercise of commercially reasonable (from the perspective of a secured, asset-based revolving lender in the retail industry or a secured, asset-based term loan lender, as applicable) business judgment.

“Permitted Disposition” means any of the following:

(a)     Dispositions of inventory in the ordinary course of business;

(b)     bulk sales or other Dispositions of the Inventory, furniture, fixtures, Equipment and Leases of a Loan Party not in the ordinary course of business in connection with Store closings, at arm’s length; provided, that such Store closures and related Dispositions shall not exceed (i) in any twelve month period, seven and one-half percent (7.5%) of the number of the Loan Parties’ Stores as of the beginning of such twelve month period (net of new Store openings) and (ii) in the aggregate from and after the Closing Date, seventeen and one half percent (17.5%) of the number of the Loan Parties’ Stores in existence as of the Closing Date (net of new Store openings); provided, further, that all sales of Inventory, furniture, fixtures and Equipment in connection with Store closings shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Agent; provided, further, that all Net Proceeds received in connection therewith are applied to the Obligations if then required in accordance with Section 2.05 hereof;

(c)     non-exclusive licenses of Intellectual Property of a Loan Party or any of its Subsidiaries for fair value in the ordinary course of business;

(d)     licenses for the conduct of licensed departments within the Loan Parties’ Stores in the ordinary course of business; provided that, if reasonably requested by the Agent, the Agent shall have entered into an intercreditor agreement with the Person operating such licensed department on terms and conditions reasonably satisfactory to the Agent;

(e)     Dispositions of Equipment in the ordinary course of business that is substantially worn, damaged, obsolete or, in the judgment of a Loan Party, no longer useful or necessary in its business or that of any Subsidiary;

(f)     sales, transfers and Dispositions of that certain property located in Shreveport, Louisiana;

(g)      sales, transfers and Dispositions among the Loan Parties or by any Subsidiary to a Loan Party;

(h)     sales, transfers and Dispositions by any Subsidiary which is not a Loan Party to another Subsidiary that is not a Loan Party;

(i)     as long as no Default or Event of Default then exists or would arise therefrom, sales of Real Estate of any Loan Party (or sales of any Person or Persons created to hold such Real Estate or the Equity Interests in such Person or Persons), including sale-leaseback transactions involving any such Real Estate pursuant to leases on market terms, as long as, (i) the Borrowers shall provide the Agent and the Term Agent with at least ten (10) days’ prior written notice (or such shorter period as may be agreed upon in writing by the Agent and the Term Agent) of the closing date of the proposed sale, (ii) such sale is made for at least the fair market value of such Real Estate, (iii) the Borrowers shall have delivered to the Agent and the Term Agent no less than five days prior to the disposition of such Real Estate true and complete copies of the most current drafts of any documents, instruments or other similar agreements to be entered into or completed by the applicable Borrower(s) in connection with such disposition, such documentation to be in form and substance reasonably acceptable to the Agent and the Term Agent, (iv) with respect to any Eligible Real Estate, the Net Proceeds paid in cash are in an amount at least equal to the sum of the Real Estate Component and clause (B)(iii) of the Term Loan Borrowing Base, (v) the proceeds of such sale are utilized to repay the Obligations in accordance with Section 2.05(h), (vi) in the case of any sale-leaseback transaction permitted hereunder, the Agent and the Term Agent shall have received (A) from each such purchaser or transferee a Collateral Access Agreement on terms and conditions reasonably satisfactory to the Agent and the Term Agent and (B) from the Borrowers a revised Borrowing Base Certificate, determined as of last Business Day of the weekly or monthly period then most recently completed on a pro forma basis, as applicable pursuant to Section 6.02(c), eliminating therefrom the line items relating to the Real Estate Component and clause (B)(iii) of the Term Loan Borrowing Base and revising the amount of the then outstanding Loans to reflect the prepayment of the Loans with Net Proceeds of such sale-leaseback transaction in accordance with the terms hereof; and

(j)     subleases of Leases by any Loan Party in the ordinary course of business.

“Permitted Encumbrances” means:

(a)     Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;

(b)     carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Law, arising in the ordinary course of business and securing obligations that are not overdue or are being contested in compliance with Section 6.04;

(c)     pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA;

(d)     deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)     Liens in respect of judgments that would not constitute an Event of Default hereunder;

(f)     easements, servitudes, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Loan Party and such other minor title defects or survey matters that are disclosed by title commitments or current surveys that, in each case, do not materially interfere with the current use of the real property;

(g)     Liens existing on the Closing Date and listed on Schedule 7.01 and any Permitted Refinancing thereof;

(h)     Liens on fixed or capital assets acquired by any Loan Party which are permitted under clause (c) of the definition of Permitted Indebtedness so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition, (ii) the Indebtedness secured thereby does not exceed the cost of acquisition of such fixed or capital assets and (iii) such Liens shall not extend to any other property or assets of the Loan Parties (other than cross-collateralization with other specified fixed or capital assets meeting the foregoing requirements pursuant to a common financing program);

(i)     Liens in favor of the Agent on its own behalf or on behalf of the Lenders and other Credit Parties hereunder;

(j)     statutory Liens of landlords and lessors in respect of rent not in default;

(k)     possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Closing Date and Permitted Investments, provided that such liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l)     Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(m)     Liens arising from precautionary UCC filings regarding “true” operating leases or, to the extent permitted under the Loan Documents, the consignment of goods to a Loan Party;

(n)     voluntary Liens on property (other than property of the type included in the Borrowing Base) in existence at the time such property is acquired pursuant to a Permitted Acquisition or on such property of a Subsidiary of a Loan Party in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided, that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition and do not attach to any other assets of any Loan Party or any Subsidiary;

(o)     Liens in favor of customs and revenues authorities imposed by applicable Law arising in the ordinary course of business in connection with the importation of goods and securing obligations that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(p)     liens of the trustee for the holders of the Specified Subordinated Indebtedness securing the Specified Subordinated Indebtedness, provided that such liens are junior in rank to the security interests and liens of the Agent and are subject to the Subordination Provisions set forth in Article XI of the Indenture, and any Permitted Refinancing thereof;

(q)     zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Borrower, Guarantor or such Subsidiary as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto; and

(r)     liens or rights of setoff against credit balances of Borrowers with Credit Card Issuers or Credit Card Processors or amounts owing by such Credit Card Issuers or Credit Card Processors to Borrowers in the ordinary course of business, but not liens on or rights of setoff against any other property or assets of Borrowers, pursuant to the Credit Card Agreements (as in effect on the date hereof) to secure the obligations of Borrowers to the Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks.

“Permitted Indebtedness” means each of the following as long as no Default or Event of Default exists at the time of, or would arise from, the incurrence thereof:

(a)     Indebtedness outstanding on the Closing Date and listed on Schedule 7.03 and any Permitted Refinancing thereof;

(b)     Indebtedness of any Loan Party to any other Loan Party; provided, that (i) such Indebtedness shall be subject to, and subordinate in right of payment to, the right of the Credit Parties to receive the prior final payment and satisfaction in full of all of the Obligations pursuant to the Intercompany Subordination Agreement or otherwise on terms and conditions acceptable to Agent, (ii) such Loan Parties shall join the Intercompany Subordination Agreement pursuant to a joinder agreement in form and substance reasonably satisfactory to the Agent, and (iii) such Indebtedness shall not be evidenced by a promissory note or other instrument unless the single original of such note or other instrument is promptly delivered to the Agent upon its request to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as the Agent may reasonably require;

(c)     purchase money Indebtedness of any Loan Party or any Subsidiary to finance the acquisition of any personal property consisting solely of fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancing thereof; provided, however, that the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $2,500,000 at any time outstanding; and provided, further that, if reasonably requested by the Agent, the Loan Parties shall use commercially reasonable efforts to cause the holders of such Indebtedness to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Agent;

(d)     obligations (contingent or otherwise) of any Loan Party or any Subsidiary thereof existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates, and not for purposes of speculation or taking a “market view;”

(e)     contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business;

(f)     Indebtedness incurred to finance or refinance any Real Estate owned by any Loan Party (including Indebtedness incurred in connection with sale-leaseback transactions permitted pursuant to clause (h) of Permitted Dispositions); provided, that (i) the terms of such Indebtedness shall be reasonably satisfactory to the Agent and the Term Agent, (ii) with respect to any Eligible Real Estate, the Net Proceeds paid in cash are in an amount at least equal to the greater of the amounts advanced or available to be advanced against such Eligible Real Estate under clause (B)(iii) of the Term Loan Borrowing Base and the Real Estate Component, (iii) all Net Proceeds received in connection with any such Indebtedness are applied to the Obligations in accordance with Section 2.05(h), (iv) the Loan Parties shall cause the holders of such Indebtedness and the lessors under any sale-leaseback transaction to enter into a Collateral Access Agreement on terms and conditions reasonably satisfactory to the Agent and the Term Agent, (v) the Agent and the Term Agent shall have received from the Borrowers a revised Borrowing Base Certificate, determined as of last Business Day of the weekly or monthly period then most recently completed on a pro forma basis, as applicable pursuant to Section 6.02(c), eliminating therefrom the line items relating to the Real Estate Component and clause (B)(iii) of the Term Loan Borrowing Base and revising the amount of the then outstanding Loans to reflect the prepayment of the Loans with Net Proceeds of such sale-leaseback transaction in accordance with the terms hereof, and (vi) the Loan Parties shall use commercially reasonable efforts to execute and deliver a Mortgage with respect to such Real Estate on terms reasonably satisfactory to the Agent and the Term Agent;

(g)     Indebtedness with respect to the deferred purchase price for any Permitted Acquisition, provided that such Indebtedness does not require the payment in cash of principal (other than in respect of working capital adjustments) prior to the Maturity Date, has a maturity which extends beyond the Maturity Date, and is subordinated to the Obligations on terms reasonably acceptable to the Agent;

(h)     Indebtedness of any Person that becomes a Subsidiary of a Loan Party in a Permitted Acquisition, which Indebtedness is existing at the time such Person becomes a Subsidiary of a Loan Party (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of a Loan Party), and Permitted Refinancing thereof;

(i)     the Obligations;

(j)     unsecured Indebtedness not otherwise specifically described herein in an aggregate principal amount not to exceed $100,000 at any time outstanding and in each case on terms reasonably acceptable to the Agent;

(k)     Guarantees (other than Liens) of any Indebtedness of any Loan Party that constitutes Permitted Indebtedness; and

(l)     Subordinated Indebtedness, and any Permitted Refinancing thereof.

“Permitted Investments” means each of the following as long as no Default or Event of Default exists at the time of, or would arise from, the making of such Investment:

(a)     readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than three hundred and sixty (360) days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)     commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than one hundred and eighty (180) days from the date of acquisition thereof;

(c)     time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than one hundred and eighty (180) days from the date of acquisition thereof;

(d)     fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than one hundred percent (100%) of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(e)     Investments, classified in accordance with GAAP as current assets of the Loan Parties, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and which invest solely in one or more of the types of securities described in clauses (a) through (d) above;

(f)     Investments existing on the Closing Date and set forth on Schedule 7.02, but not any consensual increase in the amount thereof or any other consensual modification of the terms thereof;

(g)     (i) Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the Closing Date, and (ii) additional Investments (x) by any Loan Party and its Subsidiaries in Loan Parties (other than the Lead Borrower) (provided that, in each case, any such Investments comprised of loans or advances shall be subject to the Intercompany Subordination Agreement) and (y) by any Subsidiaries that are not Loan Parties in other Subsidiaries that are not Loan Parties;

(h)     Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(i)     Guarantees constituting Permitted Indebtedness;

(j)     Investments by any Loan Party in Swap Contracts entered into in the ordinary course of business and for bona fide business reasons (and not for speculative purposes) in order to protect against fluctuations in interest rates or currency exchange rates;

(k)     Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(l)     advances to officers, directors and employees of the Loan Parties and Subsidiaries in the ordinary course of business for travel, entertainment, relocation and analogous ordinary business purposes in an aggregate amount not to exceed $250,000 at any time outstanding;

(m)     Investments constituting Permitted Acquisitions; and

(n)     to the extent the Payment Conditions are satisfied, other Investments in an aggregate amount not to exceed $2,500,000 at any time outstanding;

provided, however, that notwithstanding the foregoing, no such Investments specified in clauses (a) through (e) shall be permitted unless (i) either (A) no Committed Revolving Loans, or, if then required to be Cash Collateralized, Letters of Credit are then outstanding, or (B) the Investment is a temporary Investment pending expiration of an Interest Period for a LIBO Rate Loan, the proceeds of which Investment will be applied to the Obligations after the expiration of such Interest Period, and (ii) such Investments shall be pledged to the Agent as additional collateral for the Obligations pursuant to such agreements as may be reasonably required by the Agent.

“Permitted Overadvance” means an Overadvance made by the Agent, in its discretion, which:

(a)     the Agent determines to be reasonably necessary or desirable directly or indirectly (i) to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents, including to preserve the Loan Parties’ business assets and infrastructure (such as payment of insurance premiums, taxes, necessary supplies, rent and payroll) or which is otherwise for the benefit of the Credit Parties; (ii) to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation; (iii) in connection with a Liquidation or the exercise of any rights and remedies, (iv) to fund an orderly liquidation or wind-down of the Loan Parties’ assets or business or an Insolvency Proceeding (whether or not occurring prior to or after the commencement of an Insolvency Proceeding, or (v) to pay any other amount chargeable to any Loan Party hereunder; and

(b)     except as set forth in the Interlender Provisions, together with all other Permitted Overadvances then outstanding, shall not (i) unless a Liquidation is occurring, remain outstanding for more than forty-five (45) consecutive Business Days unless the Required Revolving Lenders otherwise agree, or (ii) exceed at any time five percent (5%) of the Adjusted Revolving Borrowing Base;

provided, however, that the foregoing shall not (i) modify or abrogate any of the provisions of Section 2.03 regarding the Revolving Lenders’ obligations with respect to Letters of Credit or Section 2.04 regarding the Revolving Lenders’ obligations with respect to Swing Line Loans, or (ii) result in any claim or liability against the Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances and such Unintentional Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder; and provided, further, that in no event shall the Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions would exceed the Aggregate Revolving Commitments (as in effect prior to any termination of the Revolving Commitments pursuant to Section 2.06 hereof).

“Permitted Refinancing” means, with respect to any Person, any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting a Permitted Refinancing); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premiums thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the weighted average life to maturity of such Permitted Refinancing is greater than or equal to the weighted average life to maturity of the Indebtedness being Refinanced, (c) such Permitted Refinancing shall not require any scheduled principal payments due prior to the earliest Maturity Date, (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Credit Parties as those contained in the documentation governing the Indebtedness being Refinanced, (e) no Permitted Refinancing shall have direct or indirect obligors who were not also obligors of the Indebtedness being Refinanced, or greater guarantees or security, than the Indebtedness being Refinanced, (f) such Permitted Refinancing shall be otherwise on terms not materially less favorable to the Credit Parties than those contained in the documentation governing the Indebtedness being Refinanced, including, without limitation, with respect to financial and other covenants and events of default, (g) the interest rate applicable to any such Permitted Refinancing shall not exceed the then applicable market interest rate, (h) if the Indebtedness being Refinanced is any Specified Subordinated Indebtedness, the liens securing such Indebtedness shall be junior in rank to the security interests and liens of the Agent and shall be subject to the Subordination Provisions set forth in Article XI of the Indenture, and (i) at the time thereof, no Default or Event of Default shall have occurred and be continuing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Lead Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate, other than a Multiemployer Plan.

“Platform” has the meaning specified in Section 6.02.

“Post-Closing Letter” means that certain side letter dated as of the Closing Date among the Loan Parties and the Agent.

“Prepayment Event” means:

(a)     any Disposition (including pursuant to a sale and leaseback transaction) of any property or asset of a Loan Party other than to another Loan Party (other than Dispositions of the type described in clauses (a), (g) and (h) of the definition of “Permitted Disposition”);

(b)     any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of (and payments in lieu thereof), any property or asset of a Loan Party, unless the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Agent;

(c)     the issuance by a Loan Party of any Equity Interests, other than any such issuance of Equity Interests (i) to a Loan Party, (ii) as consideration for a Permitted Acquisition or Permitted Investment or (iii) as a compensatory issuance to any employee, director, or consultant (including under any option plan);

(d)     the incurrence by a Loan Party of any Indebtedness for borrowed money other than Permitted Indebtedness; or

(e)     the receipt by any Loan Party of any Extraordinary Receipts.

“pro forma” means a pro forma basis in accordance with GAAP and Regulation S-X under the Securities Act of 1933, as amended.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Real Estate Advance Rate” means, as of any date of determination:

Date of Determination	Rate
On or before April 21, 2016	60%
On or after April 22, 2016 and before April 22, 2017	50%
On or after April 22, 2017 and before April 22, 2018	40%
On or after April 22, 2018 and before April 22, 2019	30%
On or after April 22, 2019	20%

“Real Estate Component” means the lesser of (a) the lesser of (i) the Real Estate Advance Rate multiplied by the Fee Simple Value of Eligible Real Estate and (ii) thirty-five percent (35%) multiplied by the Leased Value of Eligible Real Estate, and (b) $7,500,000.

“Real Estate Eligibility Requirements” means, collectively, each of the following:

(a)     the applicable Loan Party has executed and delivered to the Agent a Mortgage reasonably acceptable to the Agent and the Term Agent with respect to any Real Estate intended, by such Loan Party, to be included in Eligible Real Estate;

(b)     such Real Estate is used by a Loan Party for offices or as a distribution center;

(c)     as to any particular property, (i) the Loan Party is in compliance in all material respects with the covenants of such Loan Party set forth in the Mortgage relating to such Real Estate, and (ii) the Loan Party’s representations and warranties set forth in the Mortgage relating to such Real Estate are true and correct in all material respects, in each case subject to applicable notice and cure periods;

(d)     with respect to any Real Estate owned by a Borrower or any other Loan Party (excluding interests as lessee under a Lease) which is intended by such Borrower or such other Loan Party to be included in Eligible Real Estate, the Agent shall have received fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (or marked-up title insurance commitments having the effect of a policy of title insurance) (the “Mortgage Policies”) in form and substance, with the endorsements reasonably required by the Agent and the Term Agent (to the extent available at commercially reasonable rates) and in amounts reasonably acceptable to the Agent and the Term Agent, issued, coinsured and reinsured (to the extent reasonably required by the Agent and the Term Agent) by title insurers reasonably acceptable to the Agent and the Term Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances having priority over the Lien of the Agent under applicable Law or Liens otherwise reasonably acceptable to the Agent and the Term Agent;

(e)     with respect to any Real Estate owned by a Borrower or any other Loan Party (excluding interests as lessee under a Lease) which is intended by such Borrower or such other Loan Party to be included in Eligible Real Estate, the Agent and the Term Agent shall have received American Land Title Association/American Congress on Surveying and Mapping form surveys (or such other form of survey as is customarily delivered to secured lenders in the jurisdiction in which such Real Estate is located), for which all necessary fees (where applicable) have been paid, certified to the Agent and the Term Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Agent and the Term Agent by a land surveyor duly registered and licensed in the states in which the property described in such surveys is located and reasonably acceptable to the Agent and the Term Agent, showing all buildings and other improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects reasonably acceptable to the Agent and the Term Agent; provided, however, such requirement shall be met should the applicable Borrower provide a survey and any other such requirements to the title insurer such that the Mortgage Policy includes endorsements or such other coverage acceptable to Agent insuring over all general survey exceptions;

(f)     with respect to any Real Estate intended by any Borrower or other Loan Party to be included in Eligible Real Estate, the Agent and the Term Agent shall have received a Phase I Environmental Site Assessment in accordance with ASTM Standard E1527-05, in form and substance reasonably satisfactory to the Agent and the Term Agent, from an environmental consulting firm reasonably acceptable to the Agent and the Term Agent, which report shall identify recognized environmental conditions and shall to the extent possible quantify any related costs and liabilities associated with such conditions and the Agent and the Term Agent shall be satisfied with the nature and amount of any such matters. The Agent and the Term Agent may, upon the receipt of a Phase I Environmental Site Assessment require the delivery of further environmental assessments or reports to the extent such further assessments or reports are recommended in the Phase I Environmental Site Assessment;

(g)     the applicable Loan Party shall have delivered to the Agent and the Term Agent either (i) flood certificates certifying that such Real Estate is not in a flood zone or (ii) evidence of flood insurance naming the Agent as mortgagee as required by the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended and in effect, which shall be reasonably satisfactory in form and substance to the Agent and the Term Agent; and

(h)     the applicable Loan Party shall have delivered such other information and documents as may be reasonably requested by the Agent and the Term Agent, including, without limitation, such as may be necessary to comply with FIRREA.

“Realty Reserves” means such reserves as to the Revolving Borrowing Base as the Agent from time to time determines in the Agent’s Permitted Discretion as being appropriate to reflect the impediments to the Agent’s ability to realize upon any Eligible Real Estate or to reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon any Eligible Real Estate. Without limiting the generality of the foregoing, Realty Reserves may include (but are not limited to) (i) Environmental Compliance Reserves, (ii) reserves for (A) municipal taxes and assessments, (B) insurance premiums, (C) utilities, (D) repairs and maintenance and (E) remediation of title defects, and (iii) reserves for Indebtedness secured by Liens on such Real Estate having priority over the Lien of the Agent.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” means Burr Pilger Mayer, Inc. or such other firm reasonably acceptable to Agent, in each case as specified by the Securities Laws and independent of the Lead Borrower and its Subsidiaries as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Reporting Trigger Date” means the date that the Borrowers have (i) maintained Availability at least equal to twenty-five percent (25%) of the Adjusted Revolving Loan Cap for forty-five (45) consecutive calendar days and (ii) projected Availability at least equal to twenty-five percent (25%) of the Adjusted Revolving Loan Cap on a pro forma basis for the following six (6) months.

“Reports” has the meaning provided in Section 9.12(b).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Revolving Loans or the Term Loan (or a portion thereof), a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and, if required by the Issuing Bank, a Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, as applicable, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the Aggregate Revolving Commitments and the then aggregate outstanding principal balance of the Term Loans or, if the Aggregate Revolving Commitments and the obligation of the Issuing Bank to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the sum of the Total Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in Letter of Credit Obligations being deemed “held” by such Revolving Lender for purposes of this definition); provided that the Revolving Commitment of, and the portion in the aggregate of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, at least two Lenders holding more than fifty percent (50%) of the Aggregate Revolving Commitments or, if the commitment of each Revolving Lender to make Committed Revolving Loans and the obligation of the Issuing Bank to make L/C Credit Extensions have been terminated pursuant to Section 8.02, at least two Lenders holding in the aggregate more than fifty percent (50%) of the Total Revolving Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in Letter of Credit Obligations and Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition); provided, that the Revolving Commitment of, and the portion of the Total Revolving Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, as of any date of determination, a Lender or Lenders holding more than fifty percent (50%) of the then outstanding principal balance of the Term Loan.

“Reserves” means all Inventory Reserves, Availability Reserves and Sale-Leaseback Reserves.

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president of finance or treasurer of a Loan Party or any of the other individuals designated in writing to the Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of equity capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments in respect of any capital stock or other Equity Interest made by such Person with any proceeds of a dissolution or liquidation of such Person.

“Reuters Screen LIBOR01 Page” means the display page LIBOR01 on the Reuters service or any successor display page, other published source, information vendor or provider that has been designated by the sponsor of Reuters Screen LIBOR01 page.

“Revolving Borrowing Base” means, at any time of calculation, an amount equal to:

(a)     the face amount of Eligible Credit Card Receivables multiplied by the Credit Card Advance Rate;

plus

(b)     the Cost of Eligible Inventory, net of Inventory Reserves, multiplied by the Appraisal Percentage, multiplied by the Appraised Value of such Eligible Inventory provided, that in no event shall Eligible In-Transit Inventory included in Eligible Inventory exceed $7,500,000);

plus

(c)     the Real Estate Component;

minus

(d)     the Term Loan Push Down Reserve;

minus

(e)     the then amount of all other Availability Reserves;

minus

(f)     the Availability Block.

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Committed Revolving Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in Letter of Credit Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Committed Revolving Loans of the same Type and, in the case of LIBO Rate Loans which are Committed Revolving Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01.

“Revolving Lender” means each Lender having a Revolving Commitment as set forth on Schedule 2.01 hereto or in the Assignment and Acceptance by which such Person becomes a Revolving Lender.

“Revolving Loan Cap” means, at any time of determination, the lesser of (a) the Aggregate Revolving Commitments or (b) the Revolving Borrowing Base.

“Revolving Loan Maturity Date” means the earlier of (a) April 22, 2020 and (b) the date that is ninety (90) days prior to the stated maturity date of the Specified Subordinated Indebtedness or any notes, instruments or other documents issued in exchanged thereof or refinancing or replacing same; provided that this clause (b) shall not apply in the event that (i) (x) the Specified Subordinated Indebtedness has been repaid in full or (y) the Permitted Refinancing thereof does not constitute Material Indebtedness and the Agent in its discretion has implemented an Availability Reserve in the amount of such indebtedness; or (ii) on such date the Agent has implemented the Debt Maturity Reserve and Availability is equal to the greater of (x) twenty-five percent (25%) of the Adjusted Revolving Loan Cap, and (y) $25,000,000, (A) on such date after giving effect to such Debt Maturity Reserve and (B) on a pro forma basis nine (9) months after giving effect to the Debt Maturity Reserve.

“Revolving Note” means a promissory note made by the Borrowers in favor of a Revolving Lender evidencing the Committed Revolving Loan made by such Revolving Lender, substantially in the form of Exhibit C-1.

“Rollover Letters of Credit” means the Letters of Credit set forth on Exhibit 1.04

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale-Leaseback Event” means, with respect to the Baldwyn Real Estate, if the Lead Borrower has not received either a fully executed (a) final purchase and sale agreement with respect to a sale lease- back permitted pursuant to clause (h) of the definition of Permitted Disposition which is on terms and conditions reasonably satisfactory to the Agent and the Term Agent, providing for Net Proceeds in cash at least in the amount of $17,000,000 and a closing date on or before December 31, 2015; or (b) commitment letter with respect to Indebtedness permitted pursuant to clause (f) of the definition of Permitted Indebtedness, which is on terms and conditions reasonably satisfactory to the Agent and the Term Agent, and makes available Net Proceeds in cash at least in the amount of $17,000,000 for application to the Loans in accordance with Sections 2.05(h) and (i) hereof and provides for a closing date on or before December 31, 2015.

“Sale-Leaseback Initial Milestones” means the Lead Borrower has (a) delivered to the Agent and the Term Agent evidence reasonably acceptable to the Term Agent that Lead Borrower has retained a nationally recognized real estate broker reasonably acceptable to the Term Agent and Agent and such broker is actively marketing the Baldwyn Real Estate, provided that if such marketing is discontinued this Sale-Leaseback Initial Milestone shall be deemed breached, (b) on or before May 31, 2015, delivered to the Agent and the Term Agent an executed letter of intent or term sheet with respect to a Baldwyn Real Estate Sale-Leaseback Transaction on terms and conditions reasonably satisfactory to the Agent and the Term Agent, (c) on or before September 30, 2015, delivered an executed final purchase and sale agreement with respect to a sale lease-back of the Baldwyn Real Estate providing for Net Proceeds in cash of at least $17,000,000, on terms and conditions reasonably satisfactory to the Agent and the Term Agent, (d) on or before December 31, 2015, consummated and closed the Baldwyn Real Estate Sale- Leaseback Transaction and the Net Proceeds in cash thereof in an amount of at least $17,000,000 has been applied to the Loans in accordance with Sections 2.05(h) and (i) hereof.

“Sale-Leaseback Reserve” means a reserve in the amount equal to $2,500,000, which the Term Agent, in its discretion, shall have the right to direct the Agent to implement and maintain against the Term Loan Borrowing Base, if either, (a) an applicable Sale-Leaseback Initial Milestone has not been satisfied as determined by the Term Agent in its discretion or (b) a Sale-Leaseback Event has occurred by virtue of the Lead Borrower’s failure to cause the occurrence of the events described in such defined term. For purposes of clarity, the maximum Sale-Leaseback Reserve maintained at any time shall not exceed $2,500,000.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means, collectively, the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” means the Security Agreement dated as of the Closing Date among the Loan Parties and the Agent, as the same now exists or may hereafter be amended, modified, supplemented, renewed, restated or replaced.

“Security Documents” means the Security Agreement, the Blocked Account Agreements, the Mortgages, the DDA Notifications, the Credit Card Notifications, and each other security agreement or other instrument or document executed and delivered to the Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“Settlement Date” has the meaning provided in Section 2.14(a).

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Lead Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees or other contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Specified Subordinated Indebtedness” shall mean the Indebtedness incurred in connection with the Floating Rate Series A Secured Notes Due 2017 issued by the Lead Borrower on November 20, 2012, which as of the Closing Date was in the aggregate principal amount of $8,204,000.

“Specified Subordinated Indebtedness Documents” shall mean, collectively, (a) the Indenture, (b) each of the “Notes” issued pursuant to and as defined under the Indenture, (c) each of the “Collateral Documents” entered into pursuant to and under the Indenture, and (d) each of the Indenture Documents as defined in the Indenture as in effect on the date hereof.

“Spot Rate” has the meaning given to such term in Section 1.07 hereof.

“Standard Letter of Credit Practice” means, for the Issuing Bank, any domestic or foreign Law or letter of credit practices applicable in the city in which the Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such Laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of Credit and that (a) is used in lieu or in support of performance guaranties or performance, surety or similar bonds (excluding appeal bonds) arising in the ordinary course of business, (b) is used in lieu or in support of stay or appeal bonds, (c) supports the payment of insurance premiums for reasonably necessary casualty insurance carried by any of the Loan Parties, or (d) supports payment or performance for identified purchases or exchanges of products or services in the ordinary course of business.

“Standby Letter of Credit Agreement” means the Standby Letter of Credit Agreement relating to the issuance of a Standby Letter of Credit in the form from time to time in use by the Issuing Bank.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBO Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.

“Subordinated Debt Documents” shall mean, collectively, any and all agreements, documents and instruments evidencing or otherwise related to Subordinated Indebtedness permitted under this Agreement, including, without limitation the Specified Subordinated Indebtedness Documents.

“Subordinated Indebtedness” means (a) the Specified Subordinated Indebtedness and (b) all other Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by the Agent and the Term Agent.

“Subordination Provisions” means the subordination provisions of the documents evidencing or governing any Subordinated Indebtedness, including Article XI of the Indenture.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate or branch of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Wells Fargo, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Note” means the promissory note of the Borrowers substantially in the form of Exhibit C-2, payable to the Swing Line Lender, evidencing the Swing Line Loans made by the Swing Line Lender.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Aggregate Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Agent” means GACP Finance Co., LLC, in such capacity, or any successor thereto in such capacity.

“Term Borrowing” means the borrowing of the Term Loan made by each of the Term Lenders on the Closing Date pursuant to Section 2.01(a).

“Term Commitment” means, as to each Term Lender, its obligation to make a portion of the Term Loan available to the Borrowers on the Closing Date pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable. As of the Closing Date, the aggregate amount of Term Commitments is $17,500,000.

“Term Inventory Advance Rate” means fifteen percent (15%).

“Term Lender” means each Lender having a Term Commitment as set forth on Schedule 2.01 hereto or in the Assignment and Acceptance by which such Person becomes a Term Lender, or after the making of the Term Loan, each Lender holding any portion of the Term Loan.

“Term Loan” means the term loan made by the Term Lenders to the Borrowers on the Closing Date pursuant to Section 2.01(a).

“Term Loan Applicable Margin” means (a) during the continuance of a Sale-Leaseback Event, twelve percent (12.00%) and (b) at all other times, ten percent (10.00%).

“Term Loan Borrowing Base” means, at any time of calculation, an amount equal to the lesser of:

(A) $17,500,000 minus the then amount of the Sale-Leaseback Reserve, if any; or

(B) the sum of:

(i)      the face amount of Eligible Credit Card Receivables multiplied by five percent (5%);

plus

(ii)     the Cost of Eligible Inventory, net of Inventory Reserves, multiplied by the Term Inventory Advance Rate, multiplied by the Appraised Value of such Eligible Inventory (provided, that in no event shall Eligible In-Transit Inventory included in Eligible Inventory exceed $7,500,000);

plus

(iii)     the lesser of (a) the lesser of (i) twenty-five point sixty-four percent (25.64%) multiplied by the Leased Value of Eligible Real Estate and (ii) $5,000,000 and (b) $11,600,000 minus the Real Estate Component, provided that at no time shall the sum of the advance rates for the Leased Value of Eligible Real Estate for the Revolving Borrowing Base and the Term Loan Borrowing Base exceed fifty-nine and one-half percent (59.5%);

minus

(iv)     the then amount of the Sale-Leaseback Reserve, if any.

“Term Loan Maturity Date” means the earlier of (a) April 22, 2020 and (b) the date that is ninety (90) days prior to the stated maturity date of the Specified Subordinated Indebtedness or any notes, instruments or other documents issued in exchanged thereof or refinancing or replacing same; provided that this clause (b) shall not apply in the event that (i) (x) the Specified Subordinated Indebtedness has been repaid in full or (y) the Permitted Refinancing thereof does not constitute Material Indebtedness and the Agent in its discretion has implemented an Availability Reserve in the amount of such indebtedness; or (ii) on such date the Agent has implemented the Debt Maturity Reserve and Availability is equal to the greater of (x) twenty-five percent (25%) of the Adjusted Revolving Loan Cap, and (y) $25,000,000, (A) on such date after giving effect to such Debt Maturity Reserve and (B) on a pro forma basis nine (9) months after giving effect to the Debt Maturity Reserve.

“Term Loan Push Down Reserve” means the amount, if any, by which the aggregate outstanding principal balance of the Term Loan exceeds the Term Loan Borrowing Base, as calculated by the Agent based upon the most recent Borrowing Base Certificate delivered to the Agent by the Borrowers.

“Term Note” means a promissory note made by the Borrowers in favor of a Term Lender evidencing the Term Loan made by such Term Lender, substantially in the form of Exhibit C-3.

“Termination Date” means the earliest to occur of (i) the Revolving Loan Maturity Date, (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Revolving Commitments are irrevocably terminated (or deemed terminated) in accordance with Article VIII, or (iii) the termination of the Revolving Commitments in accordance with the provisions of Section 2.06(a) hereof.

“Thirteen Week Cash Flow” means a report prepared by the Borrowers and, to the extent the Consultant is engaged in accordance with Section 6.22 reviewed by the Consultant setting forth the Borrowers’ projected cash flow and Availability projections for the following thirteen weeks, together with a variance report with respect to actual performance compared to such projections.

“Total Outstandings” means the aggregate outstanding principal balance of the Term Loan plus the Total Revolving Outstandings.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Committed Revolving Loans, all Swing Line Loans and all Letter of Credit Obligations.

“Trading with the Enemy Act” has the meaning set forth in Section 10.18.

“Type” means, with respect to a Committed Revolving Loan, its character as a Base Rate Loan or a LIBO Rate Loan.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9 of the Uniform Commercial Code; provided, further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued).

“UFCA” has the meaning specified in Section 10.21(d).

“UFTA” has the meaning specified in Section 10.21(d).

“Uncommitted Increase” has the meaning specified in Section 2.15(a).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unintentional Overadvance” means an Overadvance which, to the Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Credit Parties, including, without limitation, a reduction in the Appraised Value of property or assets included in the Borrowing Base, increase in Reserves or misrepresentation by the Loan Parties.

“United States” and “U.S.” mean the United States of America.

“Wells Fargo” means Wells Fargo Bank, National Association and its successors.

“Wells Fargo Fee Letter” means the letter agreement, dated as of the Closing Date, among the Borrowers and the Agent.

1.02     Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)     The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, refinanced, replaced or otherwise modified (subject to any restrictions on such amendments, supplements, refinancings, replacements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)     In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)     Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)     Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in Dollars in full in cash or immediately available funds (or, in the case of contingent reimbursement obligations with respect to Letters of Credit and Bank Products (other than Swap Contracts), providing Cash Collateralization or other collateral as may be requested by the Agent) of all of the Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Swap Contracts) other than (i) unasserted contingent indemnification Obligations, (ii) any Obligations relating to Bank Products (other than Swap Contracts) that, at such time, are allowed by the applicable Bank Product provider to remain outstanding without being required to be repaid or Cash Collateralized or otherwise collateralized as may be requested by the Agent, and (iii) any Obligations relating to Swap Contracts that, at such time, are allowed by the applicable provider of such Swap Contracts to remain outstanding without being required to be repaid.

1.03     Accounting Terms .

(a)     Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)     Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Agent, the Term Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Agent, the Term Agent, and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04     Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05     Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06     Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

1.07     Currency Equivalents Generally. Any amount specified in this Agreement (other than in Article II, Article IX and Article X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date of such determination; provided that the Agent may obtain such Spot Rate from another financial institution designated by the Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

Article II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01     Loans; Reserves.

(a)     Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a loan to the Borrowers on the Closing Date in a principal amount not to exceed the lesser of (i) the Term Commitment of such Term Lender, or (ii) such Term Lender’s Applicable Percentage of the Term Loan Borrowing Base. Amounts repaid in respect of the Term Loans may not be reborrowed, and upon each Term Lender’s making of such Term Loans, the Term Commitment of such Term Lender shall be terminated.

(b)     Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Committed Revolving Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of such Lender’s Revolving Commitment, or (y) such Revolving Lender’s Applicable Percentage of the Revolving Borrowing Base; subject in each case to the following limitations:

(i)     after giving effect to any Revolving Credit Borrowing, the Total Revolving Outstandings shall not exceed the Revolving Loan Cap,

(ii)     after giving effect to any Revolving Credit Borrowing, the aggregate Outstanding Amount of the Committed Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Letter of Credit Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed the lesser of (x) such Lender’s Revolving Commitment and (y) such Lender’s Applicable Percentage of the Revolving Borrowing Base, and

(iii)     The Outstanding Amount of all Letter of Credit Obligations shall not at any time exceed the Letter of Credit Sublimit.

Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow Committed Revolving Loans under this Section 2.01. Committed Revolving Loans may be Base Rate Loans or LIBO Rate Loans and the Term Loan (or any portion thereof) shall be LIBO Rate Loans, in each case, as further provided herein.

(c)     The Inventory Reserves and Availability Reserves as of the Closing Date are set forth in the Borrowing Base Certificate delivered pursuant to Section 4.01(c) hereof.

(d)     Subject to the Interlender Provisions and Section 10.01 hereof, the Agent shall have the right, at any time and from time to time after the Closing Date in its Permitted Discretion to establish, modify or eliminate Reserves; provided that the Agent shall be obligated to implement and maintain (i) the Term Loan Push Down Reserve at all times in accordance with the terms of this Agreement and (ii) at the direction of the Term Agent, the Sale-Leaseback Reserve in accordance with the terms of this Agreement (it being agreed that the Agent shall not be obligated to investigate whether the Term Agent is entitled to direct the Agent to implement and maintain the Sale-Leaseback Reserve at any time).

2.02     Borrowings, Conversions and Continuations of Loans.

(a)     Committed Revolving Loans (other than Swing Line Loans) shall be either Base Rate Loans or LIBO Rate Loans as the Lead Borrower may request subject to and in accordance with this Section 2.02. All Swing Line Loans shall be only Base Rate Loans. The Term Loan (or any portion thereof) shall only be LIBO Rate Loans. Subject to the other provisions of this Section 2.02, Revolving Credit Borrowings of more than one Type may be incurred at the same time.

(b)     Each Revolving Credit Borrowing, each conversion of Committed Revolving Loans from one Type to the other, and each continuation of LIBO Rate Loans shall be made upon the Lead Borrower’s irrevocable notice to the Agent, which may be given by telephone. Each such notice must be received by the Agent not later than 1:00 p.m. (i) two (2) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of LIBO Rate Loans or of any conversion of LIBO Rate Loans to Base Rate Loans, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Lead Borrower pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Each Borrowing of, conversion to (in the case of Committed Revolving Loans only) or continuation of LIBO Rate Loans shall be (x) with respect to any Committed Revolving Loan, in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof and (y) with respect to any portion of the Term Loan, in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Lead Borrower is requesting a Revolving Credit Borrowing, a conversion of Committed Revolving Loans from one Type to the other, or a continuation of LIBO Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Revolving Loans to be borrowed, or the principal amount of Committed Revolving Loans to be converted or the principal amount of Committed Revolving Loans or the Term Loan (or portion thereof) to be continued, (iv) the Type of Committed Revolving Loans to be borrowed or to which existing Committed Revolving Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Lead Borrower fails to specify a Type of Committed Revolving Loan in a Committed Loan Notice or if the Lead Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Revolving Loans shall be made as, or converted to, Base Rate Loans and the applicable portions of the Term Loan shall be continued as a LIBO Rate Loan with and Interest Period of one (1) month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBO Rate Loans. If the Lead Borrower requests a Borrowing of, conversion to, or continuation of LIBO Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a LIBO Rate Loan.

(c)     Following receipt of a Committed Loan Notice, the Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Revolving Loans or the Term Loan (or portion thereof), and if no timely notice of a conversion or continuation is provided by the Lead Borrower, the Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans (in the case of Committed Revolving Loans) or continuation as LIBO Rate Loans with an Interest Period of one (1) month (in the case of a portion of the Term Loan) described in Section 2.02(b). In the case of a Committed Revolving Borrowing, each Lender shall make the amount of its Committed Revolving Loan available to the Agent in immediately available funds at the Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Agent shall use reasonable efforts to make all funds so received available to the Borrowers in like funds by no later than 4:00 p.m. on the day of receipt by the Agent either by (i) crediting the account of the Lead Borrower on the books of Wells Fargo with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Agent by the Lead Borrower.

(d)     The Agent, without the request of the Lead Borrower, may advance as a Revolving Loan any interest, fee, service charge (including direct wire fees), Credit Party Expenses, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby. The Agent shall advise the Lead Borrower of any such advance or charge promptly after the making thereof. Such action on the part of the Agent shall not constitute a waiver of the Agent’s rights and the Borrowers’ obligations under Section 2.05(d). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(d) shall bear interest at the interest rate then and thereafter applicable to Base Rate Loans.

(e)     Each Borrowing of Committed Revolving Loans (other than Swing Line Loans and Extended Loans) shall be made by the Revolving Lenders pro rata in accordance with their respective Applicable Percentage. The failure of any Revolving Lender to make any Loan shall neither relieve any other Lender of its obligation to fund its Loan in accordance with the provisions of this Agreement nor increase the obligation of any such other Lender.

(f)     Except as otherwise provided herein, a LIBO Rate Loan may be continued or converted only on the last day of an Interest Period for such LIBO Rate Loan. During the existence of a Default or an Event of Default, no Committed Revolving Loans may be requested as, converted to or continued as LIBO Rate Loans without the Consent of the Required Revolving Lenders.

(g)     The Agent shall promptly notify the Lead Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBO Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Agent shall notify the Lead Borrower and the Lenders of any change in Wells Fargo’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(h)     After giving effect to all Revolving Credit Borrowings, all conversions of Committed Revolving Loans from one Type to the other, and all continuations of Committed Revolving Loans or portions of the Term Loan as the same Type, there shall not be more than five (5) Interest Periods in effect with respect to LIBO Rate Loans.

(i)     The Agent, the Revolving Lenders, the Swing Line Lender and the Issuing Bank shall have no obligation to make any Revolving Loan or to provide any Letter of Credit if an Overadvance would result. The Agent may, in its discretion, make Permitted Overadvances without the consent of the Borrowers, the Lenders, the Swing Line Lender and the Issuing Bank and the Borrowers and each Lender and Issuing Bank shall be bound thereby. Any Permitted Overadvance may constitute a Swing Line Loan. A Permitted Overadvance is for the account of the Borrowers and shall constitute a Revolving Loan which is a Base Rate Loan and an Obligation and shall be repaid by the Borrowers in accordance with the provisions of Section 2.05(d). The making of any such Permitted Overadvance on any one occasion shall not obligate the Agent or any Revolving Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The making by the Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Section 2.03 regarding the Revolving Lenders’ obligations to purchase participations with respect to Letter of Credits or of Section 2.04 regarding the Revolving Lenders’ obligations to purchase participations with respect to Swing Line Loans. The Agent shall have no liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Agent with respect to Unintentional Overadvances regardless of the amount of any such Overadvance(s).

2.03     Letters of Credit.

(a)     Subject to the terms and conditions of this Agreement, upon the request of the Lead Borrower made in accordance herewith, and prior to the Maturity Date, the Issuing Bank agrees to issue a requested Letter of Credit for the account of the Loan Parties. By submitting a request to the Issuing Bank for the issuance of a Letter of Credit, the Borrowers shall be deemed to have requested that the Issuing Bank issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing pursuant to a Letter of Credit Application by a Responsible Officer and delivered to the Issuing Bank and the Agent via telefacsimile or other electronic method of transmission reasonably acceptable to the Issuing Bank not later than 11:00 a.m. at least two Business Days (or such other date and time as the Agent and the Issuing Bank may agree in a particular instance in their sole discretion) prior to the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to the Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as the Agent or the Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that the Issuing Bank generally requests for Letters of Credit in similar circumstances. The Agent’s records of the content of any such request will be conclusive.

(b)     The Issuing Bank shall have no obligation to issue a Letter of Credit if, after giving effect to the requested issuance, (i) the Total Revolving Outstandings would exceed Revolving Loan Cap, (ii) the aggregate Outstanding Amount of the Committed Revolving Loans of any Revolving Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Letter of Credit Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans would exceed such Lender’s Revolving Commitment, or (iii) the Outstanding Amount of the Letter of Credit Obligations would exceed the Letter of Credit Sublimit;

(c)     In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the Issuing Bank shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s participation with respect to such Letter of Credit may not be reallocated pursuant to Section 9.16(b), or (ii) the Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and the Borrowers to eliminate the Issuing Bank’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include the Borrowers cash collateralizing such Defaulting Lender’s participation with respect to such Letter of Credit in accordance with Section 9.16(b). Additionally, the Issuing Bank shall have no obligation to issue a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Law applicable to the Issuing Bank or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit or request that the Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or (B) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally, or (C) if the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either such Letter of Credit is Cash Collateralized on or prior to the date of issuance of such Letter of Credit (or such later date as to which the Agent may agree) or all the Lenders have approved such expiry date.

(d)     Any Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify the Agent in writing no later than the Business Day immediately following the Business Day on which such Issuing Bank issued any Letter of Credit; provided that (i) until the Agent advises any such Issuing Bank that the provisions of Section 4.02 are not satisfied, or (ii) unless the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by the Agent and such Issuing Bank, such Issuing Bank shall be required to so notify the Agent in writing only once each week of the Letters of Credit issued by such Issuing Bank during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as the Agent and such Issuing Bank may agree. Each Letter of Credit shall be in form and substance reasonably acceptable to the Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars; provided that if the Issuing Bank, in its discretion, issues a Letter of Credit denominated in a currency other than Dollars, all reimbursements by the Borrowers of the honoring of any drawing under such Letter of Credit shall be paid in Dollars based on the Spot Rate. If the Issuing Bank makes a payment under a Letter of Credit, the Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Committed Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 4.02 hereof) and, initially, shall bear interest at the rate then applicable to Committed Revolving Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Committed Revolving Loan hereunder, the Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to the Issuing Bank shall be automatically converted into an obligation to pay the resulting Committed Revolving Loan. Promptly following receipt by the Agent of any payment from the Borrowers pursuant to this paragraph, the Agent shall distribute such payment to the Issuing Bank or, to the extent that the Lenders have made payments pursuant to Section 2.03(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. The Borrowers and the Loan Parties hereby acknowledge and agree that all Rollover Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Rollover Letters of Credit were issued by the Issuing Bank at the request of the Borrowers on the Closing Date.

(e)     Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.03(d), each Revolving Lender agrees to fund its Applicable Percentage of any Committed Revolving Loan deemed made pursuant to Section 2.03(d) on the same terms and conditions as if the Borrowers had requested the amount thereof as a Committed Revolving Loan and the Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank shall be deemed to have granted to each Revolving Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by the Issuing Bank, in an amount equal to its Applicable Percentage of such Letter of Credit, and each such Lender agrees to pay to the Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of any Letter of Credit Disbursement made by the Issuing Bank under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each Letter of Credit Disbursement made by the Issuing Bank and not reimbursed by Borrowers on the date due as provided in Section 2.03(d), or of any reimbursement payment that is required to be refunded (or that the Agent or the Issuing Bank elects, based upon the advice of counsel, to refund) to the Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to deliver to the Agent, for the account of the Issuing Bank, an amount equal to its respective Applicable Percentage of each Letter of Credit Disbursement pursuant to this Section 2.03(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of a Default or Event of Default or the failure to satisfy any condition set forth in Section 4.02 hereof. If any such Lender fails to make available to the Agent the amount of such Lender’s Applicable Percentage of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and the Agent (for the account of the Issuing Bank) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f)     Each Borrower agrees to indemnify, defend and hold harmless each Credit Party (including the Issuing Bank and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including the Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by Law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 3.01) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(i)     any Letter of Credit or any pre-advice of its issuance;

(ii)     any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;

(iii)     any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(iv)     any independent undertakings issued by the beneficiary of any Letter of Credit;

(v)     any unauthorized instruction or request made to the Issuing Bank in connection with any Letter of Credit or requested Letter of Credit or error in computer or electronic transmission;

(vi)     an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii)     any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;

(viii)     the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

(ix)     the Issuing Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; or

(x)     the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;

in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, however, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. The Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.03(f). If and to the extent that the obligations of the Borrowers under this Section 2.03(f) are unenforceable for any reason, the Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable Law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g)     The liability of the Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by the Borrowers that are caused directly by the Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. The Issuing Bank shall be deemed to have acted with due diligence and reasonable care if the Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. The Borrowers’ aggregate remedies against the Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by the Borrowers to the Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.03(d), plus interest at the rate then applicable to Base Rate Loans hereunder. The Borrowers shall take action to avoid and mitigate the amount of any damages claimed against the Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by the Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by the Borrowers as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had the Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing the Issuing Bank to effect a cure.

(h)     The Borrowers shall be responsible for preparing or approving the final text of the Letter of Credit as issued by the Issuing Bank, irrespective of any assistance the Issuing Bank may provide such as drafting or recommending text or by the Issuing Bank’s use or refusal to use text submitted by the Borrowers. The Borrowers are solely responsible for the suitability of the Letter of Credit for the Borrowers’ purposes. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, the Issuing Bank, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if the Borrowers do not at any time want such Letter of Credit to be renewed, the Borrowers will so notify the Agent and the Issuing Bank at least 15 calendar days before the Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.

(i)     The Borrowers’ reimbursement and payment obligations under this Section 2.03 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i)     any lack of validity, enforceability or legal effect of any Letter of Credit or this Agreement or any term or provision therein or herein;

(ii)     payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii)     the Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

(iv)     the Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(v)     the existence of any claim, set-off, defense or other right that any Loan Party or any of their Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, the Issuing Bank or any other Person;

(vi)     any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.03(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against the Issuing Bank, the beneficiary or any other Person; or

(vii)     the fact that any Default or Event of Default shall have occurred and be continuing;

provided, however, that subject to Section 2.03(g) above, the foregoing shall not release the Issuing Bank from such liability to the Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against the Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of the Borrowers to the Issuing Bank arising under, or in connection with, this Section 2.03 or any Letter of Credit.

(j)     Without limiting any other provision of this Agreement, the Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to the Borrowers for, and the Issuing Bank’s rights and remedies against the Borrowers and the obligation of the Borrowers to reimburse the Issuing Bank for each drawing under each Letter of Credit shall not be impaired by:

(i)     honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii)     honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii)     acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv)     the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than the Issuing Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v)     acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that the Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi)     any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to the Borrowers;

(vii)     any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii)     assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix)     payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x)     acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where the Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi)     honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by the Issuing Bank if subsequently the Issuing Bank or any court or other finder of fact determines such presentation should have been honored;

(xii)     dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii)     honor of a presentation that is subsequently determined by the Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k)     Upon the request of the Agent, (i) if the Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an Letter of Credit Obligation that remains outstanding, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all Letter of Credit Obligations. Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the Issuing Bank and the Revolving Lenders, as collateral for the Letter of Credit Obligations, cash or deposit account balances in an amount equal to 105% of the Outstanding Amount of all Letter of Credit Obligations (other than Letter of Credit Obligations with respect to Letters of Credit denominated in a currency other than Dollars, which Letter of Credit Obligations shall be Cash Collateralized in an amount equal to 115% of the Outstanding Amount of such Letter of Credit Obligations), pursuant to documentation in form and substance reasonably satisfactory to the Agent and the Issuing Bank (which documents are hereby Consented to by the Lenders). The Borrowers hereby grant to the Agent a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in a Cash Collateral Account. If at any time the Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all Letter of Credit Obligations, the Borrowers will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the Issuing Bank and, to the extent not so applied, shall thereafter be applied to satisfy other Obligations.

(l)     The Borrowers shall pay to the Agent, for the account of each Revolving Lender in accordance with its Applicable Percentage, a Letter of Credit fee (the “Letter of Credit Fee”) (i) for each Standby Letter of Credit, equal to the Applicable Margin with respect thereto times the daily Stated Amount under each such Standby Letter of Credit (whether or not such maximum amount is then in effect under such Standby Letter of Credit) for the period during which such Standby Letter of Credit is outstanding, and (ii) for each Commercial Letter of Credit, equal to Applicable Margin with respect thereto times the daily Stated Amount under each such Commercial Letter of Credit (whether or not such maximum amount is then in effect under such Commercial Letter of Credit) for the period during which such Commercial Letter of Credit is outstanding. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first day after the end of each month commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand, and (ii) computed on a monthly basis in arrears. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate as provided in Section 2.08(b) hereof.

(m)     In addition to the Letter of Credit Fees as set forth in Section 2.03(l) above, the Borrowers shall pay immediately upon demand to the Agent for the account of the Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 2.02(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.03(m)): (i) a fronting fee which shall be imposed by the Issuing Bank upon the issuance of each Letter of Credit of 0.125% per annum of the face amount thereof, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, the Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(n)     Unless otherwise expressly agreed by the Issuing Bank and the Borrowers when a Letter of Credit is issued, (i) the rules of the ISP and the UCP shall apply to each Standby Letter of Credit, and (ii) the rules of the UCP shall apply to each Commercial Letter of Credit.

(o)     The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Bank shall have all of the benefits and immunities (A) provided to the Agent in Article IX with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article IX included the Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Bank.

(p)     In the event of a direct conflict between the provisions of this Section 2.03 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.03 shall control and govern.

2.04     Swing Line Loans.

(a)     The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender may, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.04, make loans (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Revolving Loans and Letter of Credit Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed Revolving Loan Cap, and (ii) the aggregate Outstanding Amount of the Committed Revolving Loans of any Lender at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Letter of Credit Obligations at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Commitment or such Lender’s Applicable Percentage of the Revolving Borrowing Base; provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at the rate applicable to Base Rate Loans. Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage multiplied by the amount of such Swing Line Loan. The Swing Line Lender shall have all of the benefits and immunities (A) provided to the Agent in Article IX. with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with Swing Line Loans made by it or proposed to be made by it as if the term “Agent” as used in Article IX. included the Swing Line Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Swing Line Lender.

(b)     Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Lead Borrower’s irrevocable notice to the Swing Line Lender and the Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Agent (by telephone or in writing) that the Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Agent at the request of the Required Revolving Lenders prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender may, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers at its office by crediting the account of the Lead Borrower on the books of the Swing Line Lender in immediately available funds.

(c)     Refinancing of Swing Line Loans.

(i)     The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to such Revolving Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Loan Cap and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Lead Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Agent. Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Agent in immediately available funds for the account of the Swing Line Lender at the Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Agent shall remit the funds so received to the Swing Line Lender.

(ii)     If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)     If any Revolving Lender fails to make available to the Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Committed Revolving Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)     Each Revolving Lender’s obligation to make Committed Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Committed Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d)     Repayment of Participations.

(i)     At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)     If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)     Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Revolving Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)     Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05     Prepayments.

(a)     The Borrowers may, upon irrevocable notice from the Lead Borrower to the Agent, at any time or from time to time voluntarily prepay Committed Revolving Loans in whole or in part without premium or penalty; provided, that (i) such notice must be received by the Agent not later than 1:00 p.m. (A) three (3) Business Days prior to any date of prepayment of LIBO Rate Loans and (B) on the date of prepayment of Base Rate Loans; and (ii) any prepayment of LIBO Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Revolving Loans to be prepaid and, if LIBO Rate Loans, the Interest Period(s) of such Committed Revolving Loans. The Agent will promptly notify each Revolving Lender of its receipt of each such notice, and of the amount of such Revolving Lender’s Applicable Percentage of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBO Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Revolving Loans of the Revolving Lenders in accordance with their respective Applicable Percentages.

(b)     The Borrowers may, upon irrevocable notice from the Lead Borrower to the Swing Line Lender (with a copy to the Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided, that (i) such notice must be received by the Swing Line Lender and the Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)     If the Payment Conditions are satisfied, the Borrowers may, upon irrevocable notice from the Lead Borrower to the Agent and the Term Agent, at any time or from time to time, voluntarily prepay the Term Loan in whole or in part; provided, that in each case (i) such notice must be received by the Agent and the Term Agent not later than 11:00 a.m. three (3) Business Days prior to the date of such prepayment of the Term Loan, and (ii) such prepayment shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. The Term Agent will promptly notify each Term Lender of its receipt of each such notice, and of the amount of such Term Lender’s Applicable Percentage of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment, and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of the Term Loan (or a portion thereof) shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the outstanding Term Loan in accordance with the Applicable Percentages of each Term Lender.

(d)     If for any reason the Total Revolving Outstandings (including any Permitted Overadvances) at any time exceed the Revolving Loan Cap as then in effect, the Borrowers shall immediately prepay the Committed Revolving Loans, the Swing Line Loans and/or Cash Collateralize the Letter of Credit Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the Letter of Credit Obligations pursuant to this Section 2.05(d) unless, after the prepayment in full of the Committed Revolving Loans, the Total Revolving Outstandings (including any Permitted Overadvances) exceed the Revolving Loan Cap as then in effect.

(e)     The Borrowers shall, in accordance with Section 2.05(g), prepay the Committed Revolving Loans and the Swing Line Loans and, if a Default or an Event of Default has occurred and is continuing, Cash Collateralize the Letter of Credit Obligations (upon the request of the Agent), with the proceeds and collections received pursuant to the provisions of Section 6.13 hereof.

(f)     The Borrowers shall, in accordance with Section 2.05(g), prepay the Committed Revolving Loans and the Swing Line Loans and, if a Default or an Event of Default has occurred and is continuing, Cash Collateralize the Letter of Credit Obligations (upon the request of the Agent) in an amount equal to the Net Proceeds received by a Loan Party on account of a Prepayment Event not relating to the Baldwyn Real Estate Sale-Leaseback permitted hereunder.

(g)     Prepayments made pursuant to Section 2.05 (e), (f) and (i) and from the Excess Real Estate Proceeds, shall be applied as follows: first, to pay any fees, indemnities or expense reimbursements then due to Agent, Revolving Lenders and Issuing Bank from any Borrower or Guarantor; second, to pay interest then due in respect of any Committed Revolving Loans (and including any Permitted Overadvances) and Letter of Credit Obligations; third, to pay principal in respect of Permitted Overadvances; fourth, to pay principal in respect of the Committed Revolving Loans; fifth if a Default or Event of Default has occurred and is continuing Cash Collateralize the Letter of Credit Obligations (upon request of Agent); sixth, to pay any fees or expense reimbursements then due to Term Agent or Term Lenders from any Borrower or Guarantor; seventh, to pay interest then due with respect to the Term Loan; and eighth, so long as no Default or Event of Default has occurred and is continuing, to the Borrowers’ operating account. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the Issuing Bank or the Lenders, as applicable.

(h)     The Borrowers shall prepay the Loans with the Net Proceeds received by a Loan Party from the Baldwyn Real Estate Sale-Leaseback Transaction permitted hereunder, which Net Proceeds shall be applied in the following order: first, to the outstanding Committed Revolving Loans in an amount equal to the Real Estate Component included in the Revolving Borrowing Base, second, to the Term Loan in an amount equal to the amount set forth in clause (B)(iii) of the Term Loan Borrowing Base, and, third, the amount remaining, if any, (the “Excess Real Estate Proceeds”), in accordance with Section 2.05(g).

(i)     Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the Issuing Bank or the Lenders, as applicable.

2.06     Termination or Reduction of Commitments.

(a)     Subject to Section 2.09(b), the Borrowers may, upon irrevocable notice from the Lead Borrower to the Agent, terminate the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit or from time to time permanently reduce the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit; provided, that (i) any such notice shall be received by the Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Borrowers shall not terminate or reduce (A) the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of Letter of Credit Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, and (C) the Swing Line Sublimit if, after giving effect thereto, and to any concurrent payments hereunder, the Outstanding Amount of Swing Line Loans hereunder would exceed the Swing Line Sublimit.

(b)     If, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, such Letter of Credit Sublimit or Swing Line Sublimit shall be automatically reduced by the amount of such excess.

(c)     The Agent will promptly notify the Revolving Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Aggregate Revolving Commitments under this Section 2.06. Upon any reduction of the Aggregate Revolving Commitments, the Revolving Commitment of each Revolving Lender shall be reduced by such Revolving Lender’s Applicable Percentage of such reduction amount. All fees (including, without limitation, commitment fees, Letter of Credit Fees and fees under Section 2.09(b)) and interest in respect of the Aggregate Revolving Commitments accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

(d)     The Term Commitment of each Term Lender shall automatically terminate upon such Term Lender’s funding of its portion of the Term Loan, which shall occur no later than the Closing Date.

2.07     Repayment of Loans.

(a)     The Borrowers shall repay to the Revolving Lenders on the Termination Date the aggregate principal amount of Committed Revolving Loans outstanding on such date.

(b)     To the extent not previously paid, the Borrower shall repay the outstanding balance of the Swing Line Loans on the Termination Date.

(c)     Subject to clause (d) below, the Borrowers shall repay to the Term Lenders on the Termination Date the aggregate principal amount of the Term Loan outstanding on such date, along with accrued but unpaid interest and all other Obligations outstanding with respect to the Term Loan, including fees under Section 2.09(b).

(d)     Except as set forth in Section 8.03 or Section 2.05, the Borrowers shall not make any principal payments on account of the Term Loan until Borrowers’ Obligations to the Revolving Lenders shall have been paid in full in immediately available funds and the Revolving Commitments as to all Revolving Lenders shall have been terminated.

2.08     Interest.

(a)     Subject to the provisions of Section 2.08(b) below, (i) each Committed Revolving Loan which is a LIBO Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted LIBO Rate for such Interest Period plus the Applicable Margin; (ii) each Committed Revolving Loan which is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; (iii) each portion of the Term Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted LIBO Rate for such Interest Period plus the Term Loan Applicable Margin; and (iv) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)

(i)     If any Event of Default exists, then (A) the Agent may, and upon the request of the Required Revolving Lenders shall, notify the Lead Borrower that all Committed Revolving Loans and all other Obligations with respect thereto shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and thereafter such Obligations shall bear interest at the Default Rate to the fullest extent permitted by applicable Laws, and (B) the Term Agent may, and upon the request of the Required Term Lenders shall, notify the Lead Borrower that the Term Loan and all other Obligations with respect thereto shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and thereafter such Obligations shall bear interest at the Default Rate to the fullest extent permitted by applicable Laws.

(ii)     Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)     Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09     Fees. In addition to certain fees described in subsections (l) and (m) of Section 2.03:

(a)     Commitment Fee. The Borrowers shall pay to the Agent for the account of each Revolving Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Commitment Fee Percentage times the actual daily amount by which the Aggregate Revolving Commitments exceed the Total Revolving Outstandings (other than Swing Line Loans). The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be calculated and due and payable monthly in arrears on the first day after the end of each month, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.

(b)     Other Fees. The Borrowers shall pay to the Agent and the Term Agent fees in the amounts and at the times specified in the Wells Fargo Fee Letter and the GA Fee Letter, respectively. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10     Computation of Interest and Fees. All computations of fees and interest with respect to the LIBO Rate shall be made on the basis of a 360-day year and actual days elapsed. All other computations of fees and interest shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11     Evidence of Debt.

(a)     The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Agent (the “Loan Account”) in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Agent, the Borrowers shall execute and deliver to such Lender (through the Agent) a Note, which shall evidence such Lender’s Revolving Loans or portion of the Term Loan, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

(b)     In addition to the accounts and records referred to in Section 2.11(a), each Revolving Lender and the Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Agent and the accounts and records of any Revolving Lender in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.

(c)     Agent shall render monthly statements regarding the Loan Account to the Lead Borrower including principal, interest, fees, and including an itemization of all charges and expenses constituting Credit Party Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Credit Parties unless, within thirty (30) days after receipt thereof by the Lead Borrower, the Lead Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.12     Payments Generally; Agent’s Clawback.

(a)     General. All payments to be made by the Loan Parties shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Agent after 2:00 p.m., at the option of the Agent, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)

(i)     Funding by Revolving Lenders; Presumption by Agent. Unless the Agent shall have received notice from a Revolving Lender prior to the proposed date of any Revolving Credit Borrowing of LIBO Rate Loans (or in the case of any Revolving Credit Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Revolving Lender will not make available to the Agent such Revolving Lender’s share of such Revolving Credit Borrowing, the Agent may assume that such Revolving Lender has made such share available on such date in accordance with Section 2.02 (or in the case of a Revolving Credit Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Revolving Lender has not in fact made its share of the applicable Revolving Credit Borrowing available to the Agent, then the applicable Revolving Lender and the Borrowers severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Revolving Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Committed Revolving Loans comprising Base Rate Loans. If the Borrowers and such Revolving Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Revolving Lender pays its share of the applicable Revolving Credit Borrowing to the Agent, then the amount so paid shall constitute such Revolving Lender’s Committed Revolving Loan included in such Revolving Credit Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Revolving Lender that shall have failed to make such payment to the Agent.

(ii)     Payments by Borrowers; Presumptions by Agent. Unless the Agent shall have received notice from the Lead Borrower prior to the time at which any payment is due to the Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

A notice of the Agent to any Lender or the Lead Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)     Failure to Satisfy Conditions Precedent. If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.02 hereof), the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)     Obligations of Lenders Several. The obligations of the Term Lenders hereunder to make the Term Loan and the obligations of the Revolving Lenders hereunder to make Committed Revolving Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments hereunder are several and not joint. The failure of any Term Lender to make its portion of the Term Loan or of any Revolving Lender to make any Committed Revolving Loan, to fund any such participation or to make any payment hereunder on any date required hereunder shall not relieve any other Term Lender or Revolving Lender (as applicable) of its corresponding obligation to do so on such date, and no Term Lender or Revolving Lender (as applicable) shall be responsible for the failure of any other Term Lender or Revolving Lender (as applicable) to so make its portion of the Term Loan or its Committed Revolving Loan (as applicable), to purchase its participation or to make its payment hereunder.

(e)     Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13     Sharing of Payments by Lenders. If any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in (a) any Revolving Lender receiving payment of a proportion of the aggregate amount of Obligations in respect of Committed Revolving Loans greater than its pro rata share thereof as provided herein, or (b) a Term Lender receiving payment of a proportion of the aggregate amount of Obligations in respect of the Term Loan greater than its pro rata share thereof as provided herein, (including, in each case, as in contravention of the priorities of payment set forth in Section 8.03), then the Credit Party receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Revolving Lenders or Term Lenders, as applicable, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably and in the priorities set forth in Section 8.03; provided, that:

(i)     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)     the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its portion of the Term Loan, its Committed Revolving Loans or subparticipations in Letter of Credit Obligations or Swing Line Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14     Settlement Amongst Lenders.

(a)     The amount of each Revolving Lender’s Applicable Percentage of outstanding Committed Revolving Loans (including outstanding Swing Line Loans) shall be computed weekly (or more frequently in the Agent’s discretion) and shall be adjusted upward or downward based on all Committed Revolving Loans (including Swing Line Loans) and repayments of Committed Revolving Loans (including Swingline Loans) received by the Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Agent.

(b)     The Agent shall deliver to each of the Revolving Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Committed Revolving Loans and Swing Line Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Agent shall transfer to each Revolving Lender its Applicable Percentage of repayments, and (ii) each Revolving Lender shall transfer to the Agent (as provided below) or the Agent shall transfer to each Revolving Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Committed Revolving Loans made by each Revolving Lender shall be equal to such Revolving Lender’s Applicable Percentage of all Committed Revolving Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Agent by the Revolving Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Revolving Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent. If and to the extent any Revolving Lender shall not have so made its transfer to the Agent, such Revolving Lender agrees to pay to the Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Agent in connection with the foregoing.

2.15     Increase in Commitments.

(a)     Uncommitted Increase.

(i)     Request for Increase. Provided no Default or Event of Default then exists or would arise therefrom and no Permitted Overadvance exists or would arise therefrom, upon notice to the Agent (which shall promptly notify the Lenders), the Lead Borrower may from time to time, request an increase in the Aggregate Revolving Commitments by an amount (for all such requests) not exceeding $10,000,000 (the “Uncommitted Increase”); provided that (i) any such request for an increase shall be in a minimum amount of $2,500,000, and (ii) the Lead Borrower may make a maximum of four such requests. At the time of sending such notice, the Lead Borrower (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(ii)     Lender Elections to Increase. Each Lender shall notify the Agent within such time period whether or not it agrees to increase its Revolving Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment.

(iii)     Notification by Agent; Additional Lenders. The Agent shall notify the Lead Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Agent, the Issuing Bank and the Swing Line Lender (which approvals shall not be unreasonably withheld), to the extent that the existing Lenders decline to increase their Revolving Commitments, or decline to increase their Revolving Commitments to the amount requested by the Lead Borrower, the Agent, in consultation with the Lead Borrower, will use its reasonable efforts to arrange for other Eligible Assignees to become a Lender hereunder and to issue commitments in an amount equal to the amount of the increase in the Aggregate Revolving Commitments requested by the Lead Borrower and not accepted by the existing Lenders (and the Lead Borrower may also invite additional Eligible Assignees to become Lenders) (each, an “Additional Revolving Commitment Lender”), provided, however, that without the consent of the Agent, not to be unreasonably withheld, at no time shall the Revolving Commitment of any Additional Revolving Commitment Lender be less than $10,000,000.

(iv)     Effective Date and Allocations. If the Aggregate Revolving Commitments are increased in accordance with this Section, the Agent, in consultation with the Lead Borrower, shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Agent shall promptly notify the Lead Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date and on the Increase Effective Date (i) the Aggregate Revolving Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Uncommitted Increases, and (ii) Schedule 2.01 shall be deemed modified, without further action, to reflect the revised Revolving Commitments and Applicable Percentages of the Lenders.

(b)     Conditions to Effectiveness of Uncommitted Increase. As a condition precedent to such Uncommitted Increase, (i) the Lead Borrower shall deliver to the Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Uncommitted Increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such Uncommitted Increase, (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects and (iii) for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (2) no Default or Event of Default exists or would arise therefrom, (ii) the Borrowers, the Agent, and any Additional Revolving Commitment Lender shall have executed and delivered a Joinder to the Loan Documents in such form as the Agent shall reasonably require; (iii) the Borrowers shall have paid such fees and other compensation to, the Additional Revolving Commitment Lenders as the Lead Borrower and such Additional Revolving Commitment Lenders shall agree; (iv) the Borrowers shall have paid such arrangement fees to the Agent as the Lead Borrower and the Agent may agree; (v) if requested by the Agent, the Borrowers shall deliver to the Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Agent, from counsel to the Borrowers reasonably satisfactory to the Agent and dated such date; (vi) the Borrowers and the Additional Revolving Commitment Lender shall have delivered such other instruments, documents and agreements as the Agent may reasonably have requested; and (vii) no Default or Event of Default exists. The Borrowers shall prepay any Committed Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 2.05) to the extent necessary to keep the outstanding Committed Revolving Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Revolving Commitments under this Section.

(c)     Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

Article III
TAXES, YIELD PROTECTION AND ILLEGALITY;
APPOINTMENT OF LEAD BORROWER

3.01     Taxes.

(a)     Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Loan Parties shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, the Term Agent, the applicable Lender or the Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Loan Parties shall make such deductions and (iii) the Loan Parties shall timely pay and remit the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b)     Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay and remit any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)     Indemnification by the Loan Parties. The Loan Parties shall indemnify the Agent, the Term Agent, each Lender and the Issuing Bank, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid or remitted by the Agent, the Term Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment, remittance or liability delivered to the Lead Borrower by a Lender or the Issuing Bank (with a copy to the Agent), or by the Agent or the Term Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)     Evidence of Payments. As soon as practicable after any payment or remittance of Indemnified Taxes or Other Taxes by the Loan Parties to a Governmental Authority, the Lead Borrower shall deliver to the Agent and the Term Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or remittance, a copy of the return reporting such payment or remittance or other evidence of such payment reasonably satisfactory to the Agent or the Term Agent, as applicable.

(e)     Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which any Loan Party is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Lead Borrower (with a copy to the Agent), at the time or times prescribed by applicable Law or reasonably requested by the Lead Borrower or the Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Such delivery shall be provided on the Closing Date and on or before such documentation expires or becomes obsolete or after the occurrence of an event requiring a change in the documentation most recently delivered. In addition, any Lender, if requested by the Lead Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Lead Borrower or the Agent as will enable the Lead Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Lead Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Lead Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)     duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)     duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable,

(iv)     to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), executed originals of Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, Form W-9, and/or other certification from each beneficial owner as applicable, or

(v)     any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Lead Borrower to determine the withholding or deduction required to be made.

(f)     FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Lead Borrower and the Agent (A) a certification signed by an authorized person and/or (B) other documentation reasonably requested by the Lead Borrower and the Agent sufficient for the Agent and the Lead Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements.

(g)     Treatment of Certain Refunds. If the Agent, the Term Agent, any Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Loan Parties or with respect to which the Loan Parties have paid or remitted additional amounts pursuant to this Section, it shall pay to the Loan Parties an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent, the Term Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Parties, upon the request of the Agent, the Term Agent, such Lender or the Issuing Bank, agree to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent, the Term Agent, such Lender or the Issuing Bank in the event the Agent, the Term Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Agent, the Term Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Loan Parties or any other Person.

3.02     Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBO Rate Loans, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Lead Borrower through the Agent, any obligation of such Lender to make or continue LIBO Rate Loans or to convert Base Rate Loans to LIBO Rate Loans shall be suspended until such Lender notifies the Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Agent), prepay or, if applicable, convert all LIBO Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03     Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a LIBO Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBO Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan, or (c) the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Lead Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended until the Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Lead Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBO Rate Loans or, failing that, will be deemed to have converted such request into a request for a Revolving Credit Borrowing of Base Rate Loans in the amount specified therein.

3.04     Increased Costs; Reserves on LIBO Rate Loans.

(a)     Increased Costs Generally. If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBO Rate) or the Issuing Bank;

(ii)     subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBO Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or

(iii)     impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or LIBO Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or the Issuing Bank, the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)     Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any Lending Office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)     Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Lead Borrower shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)     Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)     Reserves on LIBO Rate Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBO Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Lead Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Agent) of such additional interest from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

3.05     Compensation for Losses. Upon demand of any Lender (with a copy to the Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)     any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)     any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Lead Borrower; or

(c)     any assignment of a LIBO Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Lead Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBO Rate Loan made by it at the LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBO Rate Loan was in fact so funded.

3.06     Mitigation Obligations; Replacement of Lenders.

(a)     Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to indemnify any Lender or pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)     Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07     Survival. All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Revolving Commitments and repayment of the Term Loan, the Committed Revolving Loans, the Swing Line Loans, and all other Obligations hereunder.

3.08     Designation of Lead Borrower as Borrowers’ Agent.

(a)     Each Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent to obtain Credit Extensions, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Borrower shall be obligated to each Credit Party on account of Credit Extensions so made as if made directly by the applicable Credit Party to such Borrower, notwithstanding the manner by which such Credit Extensions are recorded on the books and records of the Lead Borrower and of any other Borrower. In addition, each Loan Party other than the Borrowers hereby irrevocably designates and appoints the Lead Borrower as such Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents.

(b)     Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers.

(c)     The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Credit Extension. Neither the Agent nor any other Credit Party shall have any obligation to see to the application of such proceeds therefrom.

Article IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01     Conditions of Initial Credit Extension. The obligation of the Issuing Bank and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)     The Agent’s and the Term Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif ” via e-mail) (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or the Lenders, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Agent, the Term Agent and the Lenders:

(i)     executed counterparts of this Agreement sufficient in number for distribution to the Agent, the Term Agent, each Lender and the Lead Borrower;

(ii)     a Note executed by the Borrowers in favor of each Lender requesting a Note;

(iii)     such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Agent may require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party;

(iv)     copies of each Loan Party’s Organization Documents and such other documents and certifications as the Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction could not reasonably be expected to have a Material Adverse Effect;

(v)     customary opinions, in each case addressed to the Agent, the Term Agent and each Lender, of O’Melveny & Myers LLP and Mitchell, McNutt & Sams, counsel to the Loan Parties, as to such matters concerning the Loan Parties and the Loan Documents as the Agent and the Term Agent may reasonably request;

(vi)     a certificate (or certificates) signed by a Responsible Officer of the Lead Borrower certifying (A) that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) to the Solvency of the Loan Parties as of the Closing Date after giving effect to the transactions contemplated hereby, and (D) either that (1) no consents, licenses or approvals are required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, or (2) all such consents, licenses and approvals have been obtained and are in full force and effect;

(vii)     evidence that all insurance required to be maintained pursuant to the Loan Documents and all endorsements in favor of the Agent required under the Loan Documents have been obtained and are in effect;

(viii)     a payoff letter from the agent for the lenders under the Existing Credit Agreement reasonably satisfactory in form and substance to the Agent and the Term Agent evidencing that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated, all obligations thereunder are being paid in full, and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released;

(ix)     the Security Documents and certificates evidencing any Equity Interests being pledged thereunder, together with undated stock powers executed in blank, each duly executed by the applicable Loan Parties;

(x)     all other Loan Documents, each duly executed by the applicable Loan Parties;

(xi)     (A) appraisals (based on net liquidation value) by a third party appraiser acceptable to the Agent and the Term Agent of all Inventory of the Loan Parties, the results of which are satisfactory to the Agent and the Term Agent and (B) a written report regarding the results of a commercial finance examination of the Loan Parties, which shall be reasonably satisfactory to the Agent and the Term Agent1;

1 Note to GACP/Paul Hastings: please confirm that the appraisals/reports that the Term Agent has received are satisfactory to the Term Agent and the third party appraiser is acceptable to the Term Agent.

(xii)     results of searches or other evidence reasonably satisfactory to the Agent and the Term Agent (in each case dated as of a date reasonably satisfactory to the Agent and the Term Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases, satisfactions and discharges of any mortgages, and releases or subordination agreements satisfactory to the Agent and the Term Agent are being tendered concurrently with such extension of credit or other arrangements satisfactory to the Agent and the Term Agent for the delivery of such termination statements and releases, satisfactions and discharges have been made;

(xiii)     (A) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents, and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Agent (B) the Credit Card Notifications and Blocked Account Agreements required pursuant to Section 6.13 hereof, (C) control agreements with respect to the Loan Parties’ securities and investment accounts, and (D) Collateral Access Agreements as required by the Agent;

(xiv)     evidence that all other actions that the Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken;

(xv)     an appraisal of each of the properties described in the Mortgages complying with the requirements of FIRREA by a third party appraiser acceptable to the Agent and otherwise in form and substance satisfactory to the Agent; and

(xvi)     such other assurances, certificates, documents, consents or opinions as the Agent reasonably may require.

(b)     After giving effect to (i) the first funding under the Loans, (ii) any charges to the Loan Account made in connection with the establishment of the credit facility contemplated hereby and (iii) all Letters of Credit to be issued at, or immediately subsequent to, such establishment, Availability (without giving effect to the Availability Block) shall be not less than $12,000,000.

(c)     The Agent and the Term Agent shall have received a Borrowing Base Certificate dated the Closing Date and giving effect to the transactions contemplated to occur on the Closing Date, with Collateral relating to the period ended on the immediately preceding Saturday, and executed by a Responsible Officer of the Lead Borrower.

(d)     The Agent and the Term Agent shall be reasonably satisfied that any financial statements delivered to it fairly present the business and financial condition of the Loan Parties and that there has been no Material Adverse Effect since the date of the Audited Financial Statements.

(e)     The Agent and the Term Agent shall be reasonably satisfied that the Real Estate Eligibility Requirements, with respect to the Baldwyn Real Estate, have been satisfied. Without limiting the foregoing, the Agent and the Term Agent shall have received with respect to such Real Estate (i) a Phase I Environmental Site Assessment in accordance with ASTM Standard E1527-05, in form and substance reasonably satisfactory to the Agent and the Term Agent, from an environmental consulting firm reasonably acceptable to the Agent and the Term Agent, and (ii) an appraisal setting forth the Lease Value and Fee Simple Value of such Real Estate by a third party professional appraiser reasonably acceptable to the Agent and the Term Agent and otherwise in form and substance reasonable satisfactory to the Agent and the Term Agent.

(f)     The Agent and the Term Agent shall have received and be reasonably satisfied with (i) a detailed forecast for the period commencing on the Closing Date and ending with the end of the then next Fiscal Year, which shall include an Availability model, Consolidated income statement, balance sheet, and statement of cash flow, by month, each prepared in conformity with GAAP and consistent with the Loan Parties’ then current practices, (ii) an annual forecast for the Fiscal Years 2015 through 2017, which shall include an Availability model, Consolidated income statement, balance sheet, and statement of cash flow, each prepared in conformity with GAAP and consistent with the Loan Parties’ then current practices, (iii) preliminary (draft) 10K for Fiscal Year 2014, (iv) Thirteen Week Cash Flow reviewed by the Consultant, and (v) such other information (financial or otherwise) reasonably requested by the Agent and the Term Agent.

(g)     The Agent and the Term Agent shall have received such documents and instruments reasonably satisfactory to the Agent and Term Agent that the Liens granted pursuant to the Indenture are subordinated to the Liens granted to the Collateral Agent pursuant to the Loan Documents.

(h)     There shall not be pending any litigation or other proceeding, the result of which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(i)     There shall not have occurred any default of any Material Contract of any Loan Party.

(j)     The consummation of the transactions contemplated hereby shall not violate any applicable Law or any Organization Document.

(k)     All fees and reasonable and documented expenses required to be paid to the Agent and the Term Agent on or before the Closing Date shall have been paid in full, and all fees and expenses required to be paid to the Lenders on or before the Closing Date shall have been paid in full.

(l)     The Borrowers shall have paid all reasonable and documented fees, charges and disbursements of counsel to the Agent and counsel to the Term Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Closing Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers, the Agent and the Term Agent).

(m)     The Agent, the Term Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(n)     All of Borrowers’ accounts payable are within stated invoice terms as of the Closing Date, or as permitted in the ordinary course of Borrowers’ business consistent with past practices, and all taxes (other than taxes not yet due) shall have been paid.

(o)     The Closing Date shall have occurred on or before April 22, 2015. The Agent shall notify the Lead Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding on the Loan Parties.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have Consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be Consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02     Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Revolving Loans to the other Type, or a continuation of LIBO Rate Loans) and each Issuing Bank to issue each Letter of Credit is subject to the following conditions precedent:

(a)     The representations and warranties of each Loan Party contained in Article V or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects, and (iii) for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01;

(b)     No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof;

(c)     The Agent and, if applicable, the Issuing Bank or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof;

(d)     The Agent shall have received the most-recent Borrowing Base Certificate delivered in accordance with the terms hereof, updated to reflect such proposed Credit Extension;

(e)     No event or circumstance which could reasonably be expected to result in a Material Adverse Effect shall have occurred or would result from such proposed Credit Extension; and

(f)     No Overadvance shall result from such Credit Extension.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Revolving Loans to the other Type or a continuation of LIBO Rate Loans) submitted by the Lead Borrower shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension. The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties but, until the Required Revolving Lenders otherwise direct the Agent to cease making Committed Revolving Loans and direct the Issuing Bank to cease issuing Letters of Credit, the Revolving Lenders will fund their Applicable Percentage of all Committed Revolving Loans and participate in all Swing Line Loans and Letters of Credit whenever made or issued, which are requested by the Lead Borrower and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article IV, are agreed to by the Agent, provided, however, the making of any such Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Credit Party of the provisions of this Article IV on any future occasion or a waiver of any rights or the Credit Parties as a result of any such failure to comply.

Article V
REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to make Loans and to issue Letters of Credit hereunder, each Loan Party represents and warrants to the Agent and the other Credit Parties that:

5.01     Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is a corporation, limited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization, or formation (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state (or country, province or territory) of incorporation or organization, its state (or country, province or territory) of incorporation or organization and the state (or country, province or territory) of the location of its chief executive office, organization type, organization number, if any, issued by its state (or province or territory) of incorporation or organization, and its federal employer identification number or similar number(s).

5.02     Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Contract or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Agent under the Security Documents); or (d) violate any Law.

5.03     Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof), or (b) filings with the SEC pursuant to the Securities Laws or (c) such as have been obtained or made and are in full force and effect.

5.04     Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05     Financial Statements; No Material Adverse Effect.

(a)     The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all Material Indebtedness and other liabilities, direct or contingent, of the Lead Borrower and its Subsidiaries as of the date thereof to the extent required by GAAP, including liabilities for taxes, material commitments and Indebtedness.

(b)     The unaudited Consolidated balance sheet of the Lead Borrower and its Subsidiaries dated October 25, 2014, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)     Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)     To the best knowledge of the Lead Borrower, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or could reasonably be expected to result in a misstatement in any material respect, (i) in any financial information delivered or to be delivered to the Agent, the Term Agent or the Lenders, (ii) of the Borrowing Base, (iii) of covenant compliance calculations provided hereunder or (iv) of the assets, liabilities, financial condition or results of operations of the Lead Borrower and its Subsidiaries on a Consolidated basis.

(e)     The Consolidated forecasted balance sheet, statements of income, cash flows and Availability model that the Lead Borrower and its Subsidiaries delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable and fair in light of the conditions existing at the time of delivery of such forecasts.

5.06     Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and since the Closing Date, there has been no material adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described on Schedule 5.06.

5.07     No Default. No Loan Party or any Subsidiary is in default under or with respect to any material provision of any Material Contract or any Material Indebtedness. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08     Ownership of Property; Liens.

(a)     Each of the Loan Parties and each Subsidiary thereof has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Estate necessary or used in the ordinary conduct of its business, subject to Permitted Encumbrances. Each of the Loan Parties and each Subsidiary has good and marketable title to, valid leasehold interests in, or valid licenses to use all personal property and assets material to the ordinary conduct of its business.

(b)     Schedule 5.08(b)(1) sets forth the address (including street address, county and state, province or territory) of all Real Estate that is owned by the Loan Parties and each of their Subsidiaries, together with a list of the holders of any mortgage or other Lien thereon, in each case as of the Closing Date. Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the Real Estate owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Permitted Encumbrances. Schedule 5.08(b)(2) sets forth the address (including street address, county and state) of all Leases of the Loan Parties, together with a list of the lessor and its contact information with respect to each such Lease as of the Closing Date. Each of such Leases is in full force and effect and the Loan Parties are not in default of the terms thereof, in each case except as could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

(c)     Schedule 7.01 sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries as of the Closing Date, showing as of the Closing Date the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto. The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Permitted Encumbrances, or such Liens set forth on Schedule 7.01.

(d)     Schedule 7.02 sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the Closing Date (other than intercompany Investments and Investments having a value of less than $50,000), showing as of the Closing Date the amount, obligor or issuer and maturity, if any, thereof.

(e)     Schedule 7.03 sets forth a complete and accurate list of all Indebtedness of each Loan Party or any Subsidiary of a Loan Party on the Closing Date (other than intercompany Indebtedness and Indebtedness not in excess of $250,000 in principal amount), showing as of the Closing Date the amount, obligor or issuer and maturity thereof.

5.09     Environmental Compliance.

(a)     Except as specifically disclosed in Schedule 5.09, no Loan Party or any Subsidiary thereof (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)     Except as otherwise set forth in Schedule 5.09, none of the properties currently or formerly owned or operated by any Loan Party or any Subsidiary thereof is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Subsidiary thereof or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or Subsidiary thereof; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or Subsidiary thereof; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any Subsidiary thereof, in each case, which adversely affects or could reasonably be expected to adversely affect in any material respect any Loan Party or its or their business, operations or assets or any properties at which such Loan Party has transported, stored or disposed of any Hazardous Materials.

(c)     Except as otherwise set forth on Schedule 5,09, no Loan Party or any Subsidiary thereof is undertaking, and no Loan Party or any Subsidiary thereof has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any Subsidiary thereof have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any Subsidiary thereof.

5.10     Insurance. The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or the applicable Subsidiaries operate. Schedule 5.10 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Closing Date. Each insurance policy listed on Schedule 5.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.11     Taxes. The Loan Parties and their Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed other than those specifically disclosed on Schedule 5.11, and have paid all federal, state and other material Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, as to which Taxes no Lien has been filed, registered or recorded and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. No Loan Party or any Subsidiary thereof is a party to any tax sharing agreement.

5.12     ERISA Compliance; Pension Plans.

(a)     Except as could not reasonably be expected to result in material liability to any Loan Party, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Lead Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Sections 412 or 430 of the Code and to each Multiemployer Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any Plan in each case except as could not reasonably be expected to result in any material liability to any Loan Party. No Lien imposed under the Code or ERISA exists or is likely to arise on account of any Plan or Multiemployer Plan.

(b)     There are no pending or, to the best knowledge of the Lead Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)     (i)     Except as could not reasonably be expected to result in material liability to any Loan Party, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13     Subsidiaries; Equity Interests. As of the Closing Date, the Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary. All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party (or a Subsidiary of a Loan Party) in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except for those created under the Security Documents the Liens permitted pursuant to clause (p) of the definition of Permitted Encumbrances. Except as set forth in Schedule 5.13, as of the Closing Date there are no outstanding rights to purchase any Equity Interests in any Subsidiary. As of the Closing Date, the Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in the Loan Parties have been validly issued, and are fully paid and non-assessable and are owned in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens except for those created under the Security Documents and the Liens permitted pursuant to clause (p) of the definition of Permitted Encumbrances. The copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01 are true and correct copies of each such document, each of which is valid and in full force and effect.

5.14     Margin Regulations; Investment Company Act.

(a)     No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Credit Extensions shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the Credit Extensions to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB.

(b)     None of the Loan Parties, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15     Disclosure. Each Loan Party has disclosed to the Agent, the Term Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Agent, the Term Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16     Compliance with Laws. Each of the Loan Parties and each Subsidiary is in compliance (a) in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (b) with Sections 10.17 and 10.18 hereof.

5.17     Intellectual Property; Licenses, Etc. The Loan Parties and their Subsidiaries own, or possess the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person in any material respect. To the best knowledge of the Lead Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Subsidiary infringes upon any rights held by any other Person in any material respect. Except as specifically disclosed in Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Lead Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18     Labor Matters. There are no significant strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, provincial, territorial, municipal, local or foreign Law dealing with such matters in all material respects. No Loan Party or any of its Subsidiaries has incurred any significant liability or obligation under the Worker Adjustment and Retraining Act or similar federal, state, provincial, territorial, municipal, local or foreign Law. All payments due from any Loan Party and its Subsidiaries, or for which any claim may be made against any Loan Party or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Schedule 5.18, no Loan Party or any Subsidiary is a party to or bound by any collective bargaining agreement, management agreement or employment agreement (other than employment agreements which are not required to be filed with the SEC pursuant to the Securities Laws). As of the Closing Date there are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board or other applicable Governmental Authority, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition. As of the Closing Date there are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound.

5.19     Security Documents.

(a)     The Security Agreement creates in favor of the Agent, for the benefit of the Secured Parties referred to therein, a legal, valid, continuing and enforceable security interest in the Collateral (as defined in the Security Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The financing statements, releases and other filings are in appropriate form and have been filed in the offices specified in Schedule II of the Security Agreement. Upon such filings and/or the obtaining of “control” (as defined in the UCC), the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Collateral that may be perfected by filing, recording or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC) or by obtaining control, under the UCC (in effect on the date this representation is made), in each case prior and superior in right to any other Person.

(b)     When the Security Agreement (or a short form thereof) is filed in the United States Patent and Trademark Office and the United States Copyright Office, as applicable (or any substitute or successor agency), and when financing statements, releases and other filings in appropriate form are filed in the offices specified in Schedule II of the Security Agreement, the Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in the Intellectual Property of the Loan Parties in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Closing Date).

(c)     The Mortgages create in favor of the Agent, for the benefit of the Secured Parties referred to herein and subject to Permitted Encumbrances, a legal, valid, continuing and enforceable Lien in the Mortgaged Property (as defined in the Mortgages), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Upon the filing or recording of the Mortgages with the appropriate Governmental Authorities, the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Mortgaged Property that may be perfected by such filing (including without limitation the proceeds of such Mortgaged Property), in each case prior and superior in right to any other Person other than Liens permitted pursuant to clause (q) of the definition of Permitted Encumbrances.

5.20     Solvency. After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to each Credit Extension, the Loan Parties, on a Consolidated basis, are Solvent. No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

5.21     Deposit Accounts; Credit Card Arrangements.

(a)     Annexed hereto as Schedule 5.21(a) is a list of all DDAs maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each DDA (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and (iv) the identification of each Blocked Account Bank.

(b)     Annexed hereto as Schedule 5.21(b) is a list describing all arrangements as of the Closing Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.

5.22     Brokers. No broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.23     Customer and Trade Relations. There exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any adverse modification or change in the business relationship of any Loan Party with any supplier, in each case except as could not reasonably be expected to have a Material Adverse Effect.

5.24     Material Contracts. Schedule 5.24 sets forth all Material Contracts to which any Loan Party is a party or is bound as of the Closing Date. The Loan Parties have delivered true, correct and complete copies of such Material Contracts to the Agent and the Term Agent on or before the Closing Date. The Loan Parties have not received any notice of the intention of any other party thereto to terminate any Material Contract as a result of a breach or default by a Loan Party thereunder.

5.25     Casualty. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Article VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which a claim has not been asserted), or any Letter of Credit shall remain outstanding, the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01     Financial Statements. Deliver to the Agent and the Term Agent, in form and detail satisfactory to the Agent and the Term Agent:

(a)     as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Lead Borrower, a Consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by (i) a report and unqualified opinion of a Registered Public Accounting Firm, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) any written communications issued to the audit committee or to management of the Lead Borrower in connection with the audit of the financial statements relating to internal control observations, including any material weaknesses, and/or any internal control communications required by the Securities and Exchange Commission;

(b)     as soon as available, but in any event within forty-five (45) days after the end of each of the Fiscal Quarters of each Fiscal Year of the Lead Borrower (commencing with the Fiscal Quarter ended May 2, 2015), a Consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Quarter, and for the portion of the Lead Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(d) hereof, (B) the corresponding Fiscal Quarter of the previous Fiscal Year and (C) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated statements to be certified by a Responsible Officer of the Lead Borrower as fairly presenting the financial condition, results of operations, Shareholders’ Equity and cash flows of the Lead Borrower and its Subsidiaries as of the end of such Fiscal Quarter in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)     as soon as available, but in any event within thirty (30) days after the end of each of the Fiscal Months of each fiscal year of the Lead Borrower (commencing with the Fiscal Month ended April 4, 2015), a Consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Month, and the related Consolidated statements of income or operations, and cash flows for such Fiscal Month, and for the portion of the Lead Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(d) hereof, (B) the corresponding Fiscal Month of the previous Fiscal Year and (C) the corresponding portion of the previous fiscal year, all in reasonable detail, such Consolidated statements to be certified by a Responsible Officer of the Lead Borrower as fairly presenting the financial condition, results of operations, and cash flows of the Lead Borrower and its Subsidiaries as of the end of such Fiscal Month in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(d)     as soon as available, but in any event no more than thirty (30) days after the end of each Fiscal Year of the Lead Borrower, forecasts prepared by management of the Lead Borrower, which are reasonably satisfactory to the Agent and the Term Agent, of Consolidated balance sheets and statements of income or operations and cash flows of the Lead Borrower and its Subsidiaries on a monthly basis for such Fiscal Year (including the Fiscal Year in which any Maturity Date occurs), and, as soon as available, any significant revisions to such forecast with respect to such Fiscal Year.

(e)     from the Closing Date through and including the Reporting Trigger Date, or such other period as otherwise agreed by the Agent, on Wednesday of each week (or, if such day is not a Business Day, on the next succeeding Business Day), a Thirteen Week Cash Flow for the following thirteen week period.

Notwithstanding the foregoing, the obligations in Sections 6.01(a) and (b) may be satisfied with respect to financial information of the Lead Borrower and its Subsidiaries by furnishing the Lead Borrower’s Form 10-K or 10-Q, as applicable, filed with the SEC (provided, that such documents shall be deemed furnished if made available on the internet via EDGAR, or any successor system of the SEC, or via the Lead Borrower’s website on the Internet at http://www.hancockfabrics.com), to the extent the required information is contained in such filings.

6.02     Certificates; Other Information. Deliver to the Agent and the Term Agent, in form and detail satisfactory to the Agent and the Term Agent:

(a)     concurrently with the delivery of the financial statements referred to in Sections 6.01(a), (b) and (c), (i) a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Lead Borrower shall also provide a statement of reconciliation conforming such financial statements to GAAP and (ii) a copy of management’s discussion and analysis with respect to such financial statements delivered pursuant to Sections 6.01(a) and (b);

(b)     (i) from the Closing Date through and including the Reporting Trigger Date, and thereafter upon occurrence of an Accelerated Borrowing Base Delivery Event, on Wednesday of each week (or, if such day is not a Business Day, on the next succeeding Business Day), a Borrowing Base Certificate showing the Borrowing Base as of the close of business on the immediately preceding Saturday and (ii) after the Reporting Trigger Date, so long as no Accelerated Borrowing Base Delivery Event has occurred, as soon as available but in no event no later than within fifteen (15) consecutive days after the end of each Fiscal Month (so long as no Event of Default has occurred and is continuing), a Borrowing Base Certificate showing the Borrowing Base as of the last day of such Fiscal Month, (provided that the Appraised Value percentage applied to the Eligible Inventory and the Fee Simple Value or Leased Value percentage, as applicable, applied to the Eligible Real Estate set forth in each Borrowing Base Certificate shall be the percentage set forth in the most recent appraisals obtained by the Agent pursuant to Section 6.10 hereof for the applicable week (or month, as applicable) in which such Borrowing Base Certificate is delivered), and each Borrowing Base Certificate is to be certified as complete and correct by a Responsible Officer of the Lead Borrower;

(c)     promptly and in any event within three (3) Business Days after receipt thereof by any Loan Party, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by its Registered Public Accounting Firm in connection with the accounts or books of the Loan Parties or any Subsidiary, or any audit of any of them, including, without limitation, specifying any Internal Control Event;

(d)     promptly and in any event within three (3) Business Days after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Loan Parties, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or with any national securities exchange, and in any case not otherwise required to be delivered to the Agent pursuant hereto;

(e)     the financial and collateral reports described on Schedule 6.02 hereto, at the times set forth in such Schedule;

(f)     promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement, in each case constituting Material Indebtedness, and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(g)     as soon as available, but in any event within thirty (30) days after the end of each Fiscal Year of the Loan Parties, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Agent, the Term Agent or any Lender through the Agent, may reasonably specify;

(h)     promptly and in any event within three (3) Business Days after the Agent’s or the Term Agent’s request therefor, copies of all Material Contracts and documents evidencing Material Indebtedness;

(i)     promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from any Governmental Authority (including, without limitation, the SEC (or comparable agency in any applicable non-U.S. jurisdiction)) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any Subsidiary thereof or any other matter which, if adversely determined, could reasonably expected to have a Material Adverse Effect;

(j)     as soon as available, but in any event within forty-five (45) days after the end of each of the Fiscal Quarters of each Fiscal Year of the Lead Borrower, a report describing in reasonable detail any Intellectual Property which during such Fiscal Quarter was acquired, registered or for which applications for registration were filed by any Loan Party or any Subsidiary thereof and any statement of use or amendment to allege use with respect to intent-to-use trademark applications, in each case in the United States or in any foreign jurisdiction; and

(k)     promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Agent, the Term Agent or any Lender through the Agent may from time to time reasonably request.

The Loan Parties hereby acknowledge that (a) the Agent and/or the Term Agent may make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Agent, the Term Agent, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Agent and the Term Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03     Notices. Promptly notify the Agent and the Term Agent:

(a)     of the occurrence of any Default or Event of Default;

(b)     of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)     of any material breach or non-performance of, or any default under, a Material Contract or with respect to Material Indebtedness of any Loan Party or any Subsidiary thereof;

(d)     of any material dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority or the commencement of, or any material development in, any material litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws;

(e)     of the occurrence of any ERISA Event or the determination that any Pension Plan is considered to be an “at-risk” plan, or that any Multiemployer Plan is considered to be in “endangered” or “critical” status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 or 305 of ERISA;

(f)     of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(g)     of any change in any Loan Party’s chief executive officer or chief financial officer;

(h)     of the discharge by any Loan Party of its present Registered Public Accounting Firm or any withdrawal or resignation by such Registered Public Accounting Firm;

(i)     of any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent;

(j)     of the filing of any Lien for unpaid Taxes in excess of $100,000 against any Loan Party;

(k)     of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed;

(l)     of any failure by any Loan Party to pay rent or any other amounts due at (A) either (i) any distribution centers or warehouses; or (ii) five percent (5%) or more of such Loan Party’s locations or (B) any of such Loan Party’s locations if such failure continues for more than ten (10) days following the day on which such rent or such other amounts first came due and such failure would be reasonably likely to result in a Material Adverse Effect; and

(m)     in advance in writing of any proposed material amendment to the Elavon Processor Agreement (it is understood and agreed that any amendment to Section 4 of the Elavon Processor Agreement, any grant of the security interests and liens made by Lead Borrower thereunder or in respect thereof or the obligations secured by such security interests and liens shall be deemed to be a material amendment to the Elavon Processor Agreement) and/or replacement of the Elavon Member.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Lead Borrower setting forth details of the occurrence referred to therein and stating what action the Lead Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04     Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (b) all lawful claims (including, without limitation, claims of landlords, warehousemen, customs brokers, freight forwarders, consolidators and carriers) which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (iii) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, (iv) no Lien has been filed with respect thereto and (v) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. Nothing contained herein shall be deemed to limit the rights of the Agent with respect to determining Reserves pursuant to this Agreement.

6.05     Preservation of Existence, Etc. Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Sections 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its Intellectual Property, except to the extent such Intellectual Property is no longer used or useful in the conduct of the business of the Loan Parties.

6.06     Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07     Maintenance of Insurance.

(a)     Maintain with financially sound and reputable insurance companies reasonably acceptable to the Agent and the Term Agent not Affiliates of the Loan Parties insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to the Agent and the Term Agent.

(b)     Cause fire and extended coverage policies maintained with respect to any Collateral to be endorsed or otherwise amended to include (i) a lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Agent and the Term Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent, (ii) a provision to the effect that none of the Loan Parties, Credit Parties or any other Person shall be a co-insurer and (iii) such other provisions as the Agent or Term Agent may reasonably require from time to time to protect the interests of the Credit Parties.

(c)     Cause commercial general liability policies to be endorsed to name the Agent as an additional insured.

(d)     Cause business interruption policies, if any, to name the Agent as a loss payee and to be endorsed or amended to include (i) a provision that, from and after the Closing Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent, (ii) a provision to the effect that none of the Loan Parties, the Agent, the Term Agent or any other Credit Party shall be a co-insurer and (iii) such other provisions as the Agent or the Term Agent may reasonably require from time to time to protect the interests of the Credit Parties.

(e)     Cause each such policy referred to in this Section 6.07 to also provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Agent (giving the Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Agent.

(f)     Deliver to the Agent and the Term Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agent and the Term Agent, including an insurance binder) together with evidence satisfactory to the Agent and the Term Agent of payment of the premium therefor.

(g)     If at any time the area in which any Eligible Real Estate is located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as is reasonable and customary for companies engaged in the Business, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as is reasonable and customary for companies engaged in the Business.

(h)     Maintain for themselves and their Subsidiaries, a Directors and Officers insurance policy, and a “Blanket Crime” policy including employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property, and computer fraud coverage with responsible companies in such amounts as are customarily carried by business entities engaged in similar businesses similarly situated, and will, upon request by the Agent or the Term Agent, furnish the Agent and the Term Agent certificates evidencing renewal of each such policy.

(i)     Permit any representatives that are designated by the Agent and the Term Agent to inspect the insurance policies maintained by or on behalf of the Loan Parties and to inspect books and records related thereto and any properties covered thereby, upon reasonable notice and at reasonable times.

(j)     None of the Credit Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.07. Each Loan Party shall look solely to its insurance companies or any other parties other than the Credit Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Credit Party or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Credit Parties and their agents and employees. The designation of any form, type or amount of insurance coverage by any Credit Party under this Section 6.07 shall in no event be deemed a representation, warranty or advice by such Credit Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

6.08     Compliance with Laws. Comply (a) in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP, (ii) such contest effectively suspends enforcement of the contested Laws, and (iii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect, and (b) with Sections 10.17 and 10.18.

6.09     Books and Records; Accountants.

(a)     (i) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or such Subsidiary, as the case may be.

(b)     At all times retain a Registered Public Accounting Firm and instruct such Registered Public Accounting Firm to cooperate with, and be available to, the Agent or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm, as may be raised by the Agent.

6.10     Inspection Rights.

(a)     Permit representatives and independent contractors of the Agent and the Term Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm, and permit the Agent (and the Term Agent may accompany the Agent) or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Agent to conduct evaluations of the Loan Parties’ business plan, forecasts and cash flows, all at the expense of the Loan Parties and at such reasonable times during normal business hours and not more than four (4) times per Fiscal Year, upon reasonable advance notice to the Lead Borrower; provided, however, that when a Default or an Event of Default exists the Agent and the Term Agent (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice and as often as may be desired.

(b)     Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including field examiners, investment bankers, consultants, accountants, and lawyers) retained by the Agent to conduct commercial finance examinations and other evaluations, including, without limitation, of (i) the Lead Borrower’s practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves. The Loan Parties shall pay the fees and expenses of the Agent and such professionals with respect to up to two (2) such commercial finance examinations each Fiscal Year; provided, that if Availability is less than twenty-five percent (25%) of the Adjusted Revolving Borrowing Base at any time in any Fiscal Year, the Loan Parties shall pay the fees and expenses of the Agent and such professionals with respect to up to four (4) commercial finance examinations during the twelve month period following the date that such Availability is not maintained. Notwithstanding the foregoing, the Agent may cause additional commercial finance examinations to be undertaken (i) as it in its discretion deems necessary or appropriate, at its own expense, and (ii) if required by Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.

(c)     Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including appraisers) retained by the Agent to conduct appraisals of the Collateral, including, without limitation, the assets included in the Borrowing Base. The Loan Parties shall pay the fees and expenses of the Agent and such professionals with respect to up to two (2) inventory appraisals each Fiscal Year; provided, that if Availability is less than twenty-five percent (25%) of the Adjusted Revolving Borrowing Base at any time, the Loan Parties shall pay the fees and expenses of the Agent and such professionals with respect to up to four (4) inventory appraisals during the twelve month period following the date that such Availability is not maintained. Notwithstanding the foregoing, the Agent may cause additional appraisals to be undertaken (i) as it in its discretion deems necessary or appropriate, at its own expense, and (ii) if required by Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties. The appraisals shall be in form, scope and methodology acceptable to the Agent in its Permitted Discretion.

(d)     Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals retained by the Agent, to conduct appraisals of the Real Estate included in the Revolving Borrowing Base and Term Loan Borrowing Base. The Loan Parties shall pay the fees and expenses of the Agent and such professionals with respect to up to one (1) appraisal of each parcel of Real Estate included in the Revolving Borrowing Base and Term Loan Borrowing Base each Fiscal Year. Notwithstanding the foregoing, the Agent, may cause additional Real Estate appraisals to be undertaken (i) as the Agent in its discretion deems necessary or appropriate, at the Agent’s expense, and (ii) if required by Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties. The appraisals shall be in form, scope and methodology acceptable to the Agent in its Permitted Discretion.

(e)     Permit the Agent, from time to time, to engage a geohydrologist, an independent engineer or other qualified consultant or expert, reasonably acceptable to the Agent, at the expense of the Loan Parties, to undertake Phase I environmental site assessments during the term of this Agreement of the Eligible Real Estate, provided that such assessments may only be undertaken (i) during the continuance of a Default or an Event of Default or (ii) if a Loan Party receives any notice or obtains knowledge of (A) any potential or known release of any Hazardous Materials at or from any Eligible Real Estate, notification of which must be given to any Governmental Authority under any Environmental Law, or notification of which has, in fact, been given to any Governmental Authority, or (B) any complaint, order, citation or notice with regard to air emissions, water discharges, or any other environmental health or safety matter affecting any Loan Party or any Eligible Real Estate from any Person (including, without limitation, the Environmental Protection Agency). Environmental assessments may include detailed visual inspections of the Real Estate, including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, surface water samples and ground water samples, as well as such other investigations or analyses as are reasonably necessary for a determination of the compliance of the Real Estate and the use and operation thereof with all applicable Environmental Laws. The Borrowers will, and will cause each of their Subsidiaries to, cooperate in all respects with the Agent and such third parties to enable such assessment and evaluation to be timely completed in a manner reasonably satisfactory to the Agent.

6.11     Use of Proceeds. Use the proceeds of the Credit Extensions (a) on the Closing Date, (i) to refinance the Indebtedness outstanding under the Existing Credit Agreement in full, and (ii) for the payment of transaction expenses in connection with this Agreement and such refinancing; and (b) after the Closing Date (i) to finance the acquisition of working capital assets of the Borrowers, including the purchase of inventory and equipment, in each case in the ordinary course of business, (ii) to finance Capital Expenditures of the Borrowers, and (iii) for general corporate purposes of the Loan Parties, in each case to the extent permitted under applicable Law and the Loan Documents.

6.12     Additional Loan Parties. Notify the Agent at the time that any Person becomes a Subsidiary and, in each case promptly thereafter (and in any event within fifteen (15) days), cause any such Person (a) which is not a CFC or a Subsidiary of a CFC, to (i) become a Loan Party by executing and delivering to the Agent a Joinder to this Agreement or a Joinder to the Facility Guaranty or such other documents as the Agent shall deem appropriate for such purpose, (ii) grant a Lien to the Agent on such Person’s assets (other than Excluded Property) of the same type that constitute Collateral to secure the Obligations, and (iii) deliver to the Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in this clause (a)), and (b) if any Equity Interests or Indebtedness of such Person are owned by or on behalf of any Loan Party, to pledge such Equity Interests and promissory notes evidencing such Indebtedness as Collateral (except that, if such Subsidiary is a CFC, the Equity Interests of such Subsidiary to be pledged may be limited to 66% of the outstanding voting Equity Interests of such Subsidiary and 100% of the non-voting Equity Interests of such Subsidiary and if such Subsidiary is a Subsidiary of a CFC, no Equity Interests may be pledged, and such time period may be extended based on local law or practice), in each case in form, content and scope reasonably satisfactory to the Agent and the Term Agent. In no event shall compliance with this Section 6.12 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.12 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Borrower or permit the inclusion of any acquired assets in the computation of the Borrowing Base.

6.13     Cash Management.

(a)     On or prior to the Closing Date:

(i)     deliver to the Agent copies of notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit G which have been executed on behalf of such Loan Party and delivered to such Loan Party’s Credit Card Issuers and Credit Card Processors listed on Schedule 5.21(b); and

(ii)     enter into a Blocked Account Agreement reasonably satisfactory in form and substance to the Agent with each Blocked Account Bank (collectively, the “Blocked Accounts”).

(b)     At the request of the Agent, deliver to the Agent copies of notifications (each, a “DDA Notification”) substantially in the form attached hereto as Exhibit H which have been executed on behalf of such Loan Party and delivered to each depository institution listed on Schedule 5.21(a).

(c)     The Loan Parties shall ACH or wire transfer to a Blocked Account:

(i)     no less frequently than daily (and whether or not there are then any outstanding Obligations), all amounts on deposit in each DDA (net of any minimum balance, not to exceed $2,500, as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained);

(ii)     no less frequently than daily, all payments due from Credit Card Issuers and Credit Card Processors and proceeds of all credit card charges;

(iii)     no less frequently than daily, all available cash receipts from the Disposition of Inventory and other assets (whether or not constituting Collateral);

(iv)     no less frequently than daily, all proceeds of Accounts; and

(v)     no less frequently than daily, all Net Proceeds, and all other cash payments of any kind received by a Loan Party from any Person or from any source or on account of any Disposition or other transaction or event, including, without limitation, any Prepayment Event.

(d)     Each Blocked Account Agreement (other than the Blocked Account Agreement(s) applicable to the Concentration Account) shall require the ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to the concentration account maintained by the Lead Borrower at Wells Fargo or another financial institution acceptable to the Agent (the “Concentration Account”), all cash receipts and collections received by each Loan Party from all sources, including, without limitation, the following:

(i)     the then entire ledger balance of each Blocked Account (net of any minimum balance, not to exceed $2,500, as may be required to be kept in the subject Blocked Account by the Blocked Account Bank);

(ii)     all amounts required to be deposited into Blocked Accounts pursuant to clause (c) above; and

(iii)     any other cash amounts received by any Loan Party from any other source, on account of any type of transaction or event.

(e)     The Concentration Account and the Elavon Deposit Account shall at all times be under the sole dominion and control of the Agent. The Agent shall cause all funds on deposit in the Concentration Account and the Elavon Deposit Account to be applied to the Obligations in the order proscribed in either Section 2.05(g), Section 2.05(i) or Section 8.03 of this Agreement, as applicable. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Concentration Account and the Elavon Deposit Account, and (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations. In the event that, notwithstanding the provisions of this Section 6.13, any Loan Party receives or otherwise has dominion and control of any such cash receipts or collections, such receipts and collections shall be held in trust by such Loan Party for the Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Concentration Account or the Elavon Deposit Account or dealt with in such other fashion as such Loan Party may be instructed by the Agent.

(f)     Upon the request of the Agent, the Loan Parties shall cause bank statements and/or other reports to be delivered to the Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.

(g)     If the Agent does not require DDA Notifications to be delivered on the Closing Date in accordance with Section 6.13(a) above, then the Loan Parties shall, upon the request of the Agent at any time after the Closing Date, deliver to the Agent copies of DDA Notifications, which have been executed on behalf of the applicable Loan Party and delivered to each depository institution listed on Schedule 5.21(a).

(h)     Each Borrower shall cause Elavon Processor to deposit into the Elavon Deposit Account or the Concentration Account all amounts payable by Elavon Processor to any Borrower, such deposits to occur at least twice per calendar week by wire transfer or other electronic funds transfer. All amounts in the Elavon Deposit Account in excess of $200,000 in the aggregate shall be transferred by wire transfer or other electronic funds transfer on each Business Day to the Concentration Account as provided in Section 6.13(c).

(i)     Borrowers shall, and shall cause each of their Subsidiaries to, transfer any funds released from the Elavon Reserve Account, on the day such funds are released therefrom, to the Concentration Account as provided in Section 6.13(c), by wire transfer or other electronic funds transfer.

(j)     All amounts in each Intercompany Royalty Account shall be sent by wire transfer or other electronic funds transfer on each Business Day to the Concentration Account as provided in Section 6.13(c).

6.14     Information Regarding the Collateral. Furnish to the Agent and the Term Agent at least ten (10) days prior written notice of any change in: (i) any Loan Party’s name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties; (ii) the location of any Loan Party’s registered office, chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility); (iii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state or jurisdiction of organization. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral for its own benefit and the benefit of the other Credit Parties.

6.15     Physical Inventories.

(a)     Cause not less than one (1) physical inventory to be undertaken at the expense of the Loan Parties (i) at each Store, every twelve (12) to fourteen (14) month period conducted by a nationally recognized firm satisfactory to the Agent, (ii) at the distribution center, every twelve (12) month period conducted by a nationally recognized firm or other Person satisfactory to the Agent in its Permitted Discretion, provided, that employees of the Loan Parties may conduct physical inventories unless the Agent in its Permitted Discretion requires the Loan Parties to retain a third party to conduct same and (iii) periodic cycle counts at all other locations conducted by the Borrowers, in each case consistent with past practices, and following such methodology as is consistent with the methodology used in the immediately preceding inventory or as otherwise may be satisfactory to the Agent. The Agent and the Term Agent, at the expense of the Loan Parties, may participate in and/or observe each scheduled physical count of Inventory which is undertaken on behalf of any Loan Party. The Lead Borrower, within fifteen (15) days following the completion of such inventory, shall provide the Agent with a reconciliation of the results of such inventory (as well as of any other physical inventory or cycle counts undertaken by a Loan Party) and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.

(b)     Permit the Agent, in its discretion, if any Default or Event of Default exists, to cause additional such inventories to be taken as the Agent determines (each, at the expense of the Loan Parties).

6.16     Environmental Laws. (a) Conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws; (b) obtain and renew all environmental permits necessary for its operations and properties; and (c) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate; provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP.

6.17     Further Assurances.

(a)     Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable Law, or which the Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Agent, from time to time upon request, evidence satisfactory to the Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)     If any material assets are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Security Documents that become subject to the perfected first-priority Lien under the Security Documents upon acquisition thereof and other than Excluded Assets), notify the Agent and the Term Agent thereof, and the Loan Parties will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or shall be requested by the Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section 6.17, all at the expense of the Loan Parties. In no event shall compliance with this Section 6.17(b) waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.17(b) if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute Consent to the inclusion of any acquired assets in the computation of the Borrowing Base.

(c)     Upon the request of the Agent, cause each of its customs brokers, freight forwarders, consolidators and/or carriers to deliver an agreement (including, without limitation, a Customs Broker/Carrier Agreement) to the Agent covering such matters and in such form as the Agent may reasonably require.

(d)     Upon the request of the Agent, cause any of its landlords to deliver a Collateral Access Agreement to the Agent in such form as the Agent may reasonably require.

6.18     Compliance with Terms of Leaseholds. Except as otherwise expressly permitted hereunder, (a) make all payments other than amounts being contested in good faith by appropriate proceedings being diligently conducted and otherwise perform all obligations in respect of all Leases to which any Loan Party or any of its Subsidiaries is a party, and keep such Leases in full force and effect, (b) except in connection with Store closings permitted under clause (b) of the definition of Permitted Disposition, not allow such Leases to lapse (other than in the ordinary course of business) or be terminated (other than in the ordinary course of business) or any rights to renew such Leases to be forfeited or cancelled (other than in the ordinary course of business), (c) notify the Agent of any material default by any party with respect to such Leases and cooperate with the Agent in all respects to cure any such default, and (d) cause each of its Subsidiaries to do the foregoing.

6.19     Material Contracts. (a) Perform and observe all of the material terms and provisions of each Material Contract to be performed or observed by it, (b) maintain each such Material Contract in full force and effect except to the extent such Material Contract terminates in the ordinary course of business, (c) enforce each such Material Contract in accordance with its terms as deemed appropriate by its Responsible Officer in its reasonable business judgment, (d) take all such action to such end as may be from time to time reasonably requested by the Agent, (e) upon reasonable request of the Agent or the Term Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and (f) cause each of its Subsidiaries to do the foregoing.

6.20     Designation of Senior Debt. Designate all Obligations as “Credit Facility Debt”, and the credit facility provided hereunder as the “Credit Facility”, in each case under, and as defined in, the Indenture and all supplemental indentures thereto.

6.21     Credit Card Processors. The Lead Borrower will, and will cause its Subsidiaries to (a) comply in all material respects with all obligations of such Person under each credit card processing agreement to which such Person is a party, (b) maintain each credit card processing agreement set forth on Schedule 5.21(b) and each credit card processing agreement entered into after the Effective Date in full force and effect (except to the extent such Person elects to terminate the same and so notifies the Agent) and take or cause to be taken all actions necessary to maintain, preserve and protect the rights and interests of the Agent in all material respects with respect to all such agreements, and (c) promptly notify the Agent of the entry by such Person into any credit card processing agreement with any Credit Card Processor or Credit Card Issuer after the Effective Date and deliver a Credit Card Notification with respect to each such Credit Card Processor or Credit Card Issuer contemporaneously with the entry by such Person into such credit processing agreement.

6.22     Consultant. At all times until six (6) months after the Closing Date, or such other period as determined by the Agent in its Permitted Discretion, the Borrower shall continue to retain and employ (i) Clear Thinking Group LLC, or another party reasonably acceptable to the Agent and Lead Borrower as a consultant (the “Consultant”). The terms and scope of the engagement of and responsibilities of the Consultant shall be acceptable to the Agent in its Permitted Discretion and, without limiting the foregoing, the engagement shall grant the Agent and Term Agent the right to communicate directly with the Consultant and authorize and direct the Consultant to communicate directly with the Agent or Term Agent and to furnish the Agent and Term Agent with such information as the Agent or Term Agent may reasonably request, together with copies of all material written materials provided to the board of directors of the Loan Parties by such Consultant. If requested by the Agent, the Consultant shall provide the Agent with a weekly update regarding the status of its efforts on behalf of the Loan Parties. There shall be no material modifications to the terms (excluding any decreases in compensation but including any other modification in compensation) of the engagement of the Consultant as in effect as of the Closing Date without the Consent of the Agent and Term Agent.

Article VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than contingent indemnification obligations for which a claim has not been asserted), no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01     Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired or sign or file or suffer to exist under the UCC or any similar Law or statute of any jurisdiction a financing statement that names any Loan Party or any Subsidiary thereof as debtor; sign or suffer to exist any security agreement authorizing any Person thereunder to file such financing statement; sell any of its property or assets subject to an understanding or agreement (contingent or otherwise) to repurchase such property or assets with recourse to it or any of its Subsidiaries; or assign or otherwise transfer any accounts or other rights to receive income, other than, as to all of the above, Permitted Encumbrances.

7.02     Investments. Make any Investments, except Permitted Investments.

7.03     Indebtedness; Disqualified Stock. (a) Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness or (b) issue Disqualified Stock.

7.04     Fundamental Changes. Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, (or agree to do any of the foregoing), except that, so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

(a)     any Subsidiary which is not a Loan Party may merge or amalgamate with (i) a Loan Party, provided that the Loan Party shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries which are not Loan Parties, provided that when any wholly-owned Subsidiary is merging or amalgamating with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person;

(b)     any Subsidiary which is a Loan Party may merge into or amalgamate with any Subsidiary which is a Loan Party or into or with the Lead Borrower, provided that in any merger or amalgamation involving the Lead Borrower, the Lead Borrower shall be the continuing or surviving Person;

(c)     in connection with a Permitted Acquisition, any Subsidiary of a Loan Party may merge or amalgamate with or into or consolidate with any other Person or permit any other Person to merge or amalgamate with or into or consolidate with it; provided, that (i) the Person surviving or continuing following such merger or amalgamation shall be a wholly-owned Subsidiary of a Loan Party and such Person shall become a Loan Party in accordance with the provisions of Section 6.12 hereof, and (ii) in the case of any such merger or amalgamation to which any Loan Party is a party, such Loan Party is the surviving or continuing Person; and

(d)     any CFC that is not a Loan Party may merge into or amalgamate with any CFC that is not a Loan Party.

7.05     Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except Permitted Dispositions.

7.06     Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

(a)     each Subsidiary of a Loan Party may make Restricted Payments to any Loan Party, and each Loan Party may make Restricted Payments to the Lead Borrower;

(b)     the Loan Parties and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)     the Loan Parties and each Subsidiary may make Restricted Payments with the cashless exercise of options in the ordinary course of business in connection with management equity incentive arrangements; and

(d)     if the Payments Conditions are satisfied and no Term Loan Push Down Reserve exists at such time (or would exist after giving effect to such payment), the Lead Borrower may declare or pay cash dividends to its stockholders in an aggregate amount not to exceed $2,500,000 after the Closing Date, provided, that all Restricted Payments made in accordance with this Section 7.06(c) together with any prepayments or repayments of Specified Subordinated Indebtedness in accordance with Section 7.07 shall not exceed in the aggregate the sum of $10,000,000 after the Closing Date.

7.07     Prepayments of Indebtedness and Payments of Specified Subordinated Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity (other than with respect to Specified Subordinated Indebtedness which in such case at any time) thereof in any manner any Indebtedness (other than the Committed Revolving Loans and all Obligations related thereto) or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except (a) as long as no Default or Event of Default then exists, regularly scheduled or mandatory repayments, repurchases, redemptions or defeasances of (i) Permitted Indebtedness (other than Subordinated Indebtedness and the Term Loan), and (ii) Subordinated Indebtedness in accordance with the subordination terms thereof or the applicable subordination agreement relating thereto (b) voluntary prepayments, repurchases, redemptions or defeasances of (i) Permitted Indebtedness (other than Subordinated Indebtedness and the Term Loan) as long as the Payment Conditions are satisfied, (ii) Subordinated Indebtedness in accordance with the subordination terms thereof or the applicable subordination agreement relating thereto, and as long as the Payment Conditions are satisfied provided that the aggregate prepayments and repayments made in accordance with this Section 7.07(b) shall not exceed $2,500,000 after the Closing Date, provided further that any prepayments or repayments made in accordance with this Section 7.07(b), together with any Restricted Payments made in accordance with Section 7.06(c) shall not exceed in the aggregate the sum of $10,000,000 after the Closing Date, (c) voluntary and mandatory prepayments of the Obligations permitted under this Agreement, and (d) Permitted Refinancing of any such Indebtedness. Payments of regularly scheduled interest on the Specified Subordinated Indebtedness shall be permitted in accordance with the subordination provisions applicable thereto as in effect as of the Closing Date.

7.08     Change in Nature of Business. Engage in any line of business substantially different from the Business conducted by the Loan Parties and their Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

7.09     Transactions with Affiliates. Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Loan Parties or such Subsidiary as would be obtainable by the Loan Parties or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) a transaction between or among the Loan Parties, (b) transactions described on Schedule 7.09 hereto, (c) advances for commissions, travel and other similar purposes in the ordinary course of business to directors, officers and employees, (d) the issuance of Equity Interests in the Lead Borrower to any officer, director, employee or consultant of the Lead Borrower or any of its Subsidiaries, (e) the payment of reasonable fees and out-of-pocket costs to directors, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Lead Borrower or any of its Subsidiaries, (f) any issuances of securities of the Lead Borrower (other than Disqualified Stock and other Equity Interests not permitted hereunder) or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans (in each case in respect of Equity Interests in the Lead Borrower) of the Lead Borrower or any of its Subsidiaries, and (g) transactions permitted under Section 7.04, 7.06 and 7.07.

7.10     Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (i) of any Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Subsidiary to Guarantee the Obligations, (iii) of any Subsidiary to make or repay loans to a Loan Party, or (iv) of the Loan Parties or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Agent; provided, however, that this clause (iv) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under clause (c) of the definition of Permitted Indebtedness solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness.

7.11     Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose; or (b) for purposes other than those permitted under this Agreement.

7.12     Amendment of Material Documents. Amend, modify, supplement, alter or waive any of a Loan Party’s rights under (a) its Organization Documents in a manner adverse to the Credit Parties in any material respect, (b) any Subordinated Debt Document (other than the Specified Subordinated Indebtedness Documents) in a manner adverse to the Credit Parties, or (c) any Material Contract or any Material Indebtedness (other than on account of any refinancing thereof otherwise permitted hereunder) to the extent that such amendment, alteration, modification or waiver of such Material Contract or Material Indebtedness would result in a Default or Event of Default under any of the Loan Documents, would be materially adverse to the Credit Parties or otherwise would be reasonably likely to have a Material Adverse Effect; or (d) the Specified Subordinated Indebtedness Documents in a manner that would not constitute a Permitted Refinancing thereof, without the prior written consent of the Agent.

7.13     Fiscal Year. Change the Fiscal Year of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as required by GAAP.

7.14     Deposit Accounts; Credit Card Processors. Open new DDAs or Blocked Accounts unless the Loan Parties shall have delivered to the Agent appropriate DDA Notifications (to the extent requested by Agent pursuant to the provisions of Section 6.13(b) hereof) or Blocked Account Agreements consistent with the provisions of Section 6.13 and otherwise satisfactory to the Agent. No Loan Party shall maintain any bank accounts or enter into any agreements with Credit Card Issuers or Credit Card Processors other than the ones expressly contemplated herein or in Section 6.13 and 6.21 hereof.

7.15     Financial Covenant. At any time prior to the consummation of the Baldwyn Real Estate Sale Leaseback Transaction permit Capital Expenditures to exceed one hundred twenty percent (120%) of the Capital Expenditures set forth in projections delivered pursuant to Section 4.01(f) or Section 6.01(d) hereof.

7.16     Designation of Senior Debt. Designate any Indebtedness (other than the Indebtedness under the Loan Documents) of any Loan Party or any of its Subsidiaries as “Credit Facility Debt” (or any similar term) or designate any other credit facility (other than the credit facility under the Loan Documents) of any Loan Party or any of its Subsidiaries as the “Credit Facility” (or any similar term), in each case under, and as defined in, the Indenture or any supplemental indentures thereto.

Article VIII
EVENTS OF DEFAULT AND REMEDIES

8.01     Events of Default. Any of the following shall constitute an Event of Default:

(a)     Non-Payment. The Borrowers or any other Loan Party fails to pay when and as required to be paid herein, (i) any amount of principal of any Loan or any Letter of Credit Obligation, or deposit any funds as Cash Collateral in respect of Letter of Credit Obligations, or (ii) any interest on any Loan or on any Letter of Credit Obligation, or (iii) any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b)     Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11, 6.12, 6.13, 6.14, 6.22, Article VII or the Post-Closing Letter; or

(c)     Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for twenty (20) days; or

(d)     Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (including, without limitation, any Borrowing Base Certificate) shall be incorrect or misleading in any material respect when made or deemed made; or

(e)     Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) after giving effect to any grace period, or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is, after giving effect to any grace period, to cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of any Guarantee thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than $750,000; or

(f)     Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes (or declares its intention to institute) or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, monitor, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, interim receiver, monitor, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for thirty (30) calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for thirty (30) calendar days, or an order for relief is entered in any such proceeding; or

(g)     Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person; or

(h)     Judgments; Settlements. (i) There is entered against any Loan Party or any Subsidiary thereof (A) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $750,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (B) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (I) enforcement proceedings are commenced by any creditor upon such judgment or order, or (II) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect, or (ii) any Loan Party or any Subsidiary thereof enters into one or more settlements that results in the payment of money by such Loan Party or Subsidiary in an aggregate amount (as to all such settlements) exceeding $750,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the claim and does not dispute coverage); or

(i)     ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $750,000 or which would reasonably likely result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount resulting in any liability to any Loan Party in excess of $750,000 or which would reasonably likely result in a Material Adverse Effect; or

(j)     Invalidity of Loan Documents. (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any Collateral with a fair market value in excess of $250,000 with the perfection and priority required by the applicable Security Document; or

(k)     Change of Control. There occurs any Change of Control; or

(l)     Cessation of Business. Except as otherwise expressly permitted hereunder, any Loan Party shall take any action to suspend the operation of its business in the ordinary course, liquidate all or a material portion of its assets or Store locations, or employ an agent or other third party to conduct a program of closings, liquidations or “Going-Out-Of-Business” sales of any material portion of its business; or

(m)     Loss of Collateral. There occurs any uninsured loss to any material portion of the Collateral; or

(n)     Indictment. The indictment or institution of any legal process or proceeding against any Loan Party or any Subsidiary thereof, under any federal, state, provincial, municipal, and other criminal statute, rule, regulation, order, or other requirement having the force of law for a felony; or

(o)     Guaranty. The termination or attempted termination or revocation of any Facility Guaranty except as expressly permitted hereunder or under any other Loan Document; or

(p)     Elavon Offset. Elavon or Elavon Member shall exercise any right of offset, deduction, chargeback or withdraw against any deposit account or securities account of any Borrower or any Guarantor other than from the Elavon Deposit Account or the Elavon Reserve Account; or

(q)     Enforceability of Subordination Provisions. (i) The Subordination Provisions shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or (ii) any Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Credit Parties, or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.

8.02     Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:

(a)     declare the Revolving Commitments of each Revolving Lender to make Committed Revolving Loans and any obligation of the Issuing Bank to make L/C Credit Extensions to be terminated, whereupon such Revolving Commitments and obligation shall be terminated;

(b)     declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other Obligations to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c)     require that the Loan Parties Cash Collateralize the Letter of Credit Obligations; and

(d)     whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;

provided, however, that upon the occurrence of any Event of Default with respect to any Loan Party or any Subsidiary thereof under Section 8.01(f), the obligation of each Lender to make Loans and any obligation of the Issuing Bank to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the Letter of Credit Obligations as aforesaid shall automatically become effective, in each case without further act of the Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

8.03     Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Agent in the following order, in each case whether or not such Obligations are allowed or allowable in any bankruptcy or insolvency proceeding or under any Debtor Relief Law:

First, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent, in its capacity as such and Credit Party Expenses of the Term Agent after the commencement of proceeding under any Debtor Relief Law in an amount not to exceed $100,000 in the aggregate or such greater amounts approved by Agent;

Second, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Revolving Lenders and the Issuing Bank (including Credit Party Expenses to the respective Revolving Lenders and the Issuing Bank and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to the extent not previously reimbursed by the Revolving Lenders, to payment to the Agent of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances and Unintentional Overadvances;

Fourth, to the extent that Swing Line Loans have not been refinanced by a Committed Revolving Loan, payment to the Swing Line Lender of that portion of the Obligations constituting accrued and unpaid interest on the Swing Line Loans;

Fifth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Committed Revolving Loans and other Obligations (other than the Other Liabilities and Obligations owing to the Term Lenders), and fees (including Letter of Credit Fees), ratably among the Revolving Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Fifth payable to them;

Sixth, to the extent that Swing Line Loans have not been refinanced by a Committed Revolving Loan, to payment to the Swing Line Lender of that portion of the Obligations constituting unpaid principal of the Swing Line Loans;

Seventh, to payment of that portion of the Obligations constituting unpaid principal of the Committed Revolving Loans, ratably among the Revolving Lenders in proportion to the respective amounts described in this clause Seventh held by them;

Eighth, to the Agent for the account of the Issuing Bank, to Cash Collateralize that portion of Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Ninth, to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations for which a claim has been asserted against the Agent, the Issuing Bank or a Revolving Lender), but excluding (i) the Term Loan, (ii) any Other Liabilities, and (iii) Overadvances that are not Permitted Overadvances or Unintentional Overadvances), ratably among the Credit Parties in proportion to the respective amounts described in this clause Ninth held by them;

Tenth, to payment of that portion of the Obligations arising from Cash Management Services to the extent secured by the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause Tenth held by them;

Eleventh, to payment of that portion of the obligations arising from Bank Products but excluding Bank Products in excess of $500,000 or to the extent a Bank Product Reserve has not been implemented;

Twelfth, to payment of that portion of the Obligations constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Term Agent and amounts payable under Article III) payable to the Term Agent, in its capacity as such;

Thirteenth, to payment of that portion of the Obligations constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Term Lenders (including Credit Party Expenses to the respective Term Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Thirteenth payable to them;

Fourteenth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loan and other Obligations and fees owing to the Term Lenders, ratably among the Term Lenders in proportion to the respective amounts described in this clause Fourteenth payable to them;

Fifteenth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loan and all other Obligations related to the Term Loan, ratably among the Term Lenders in proportion to the respective amounts described in this clause Fifteenth held by them;

Sixteenth, to payment of that portion of the obligations arising from Bank Products not paid pursuant to clause Eleventh; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Eighth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Article IX
THE AGENT

9.01     Appointment and Authority.

(a)     Each of the Lenders and the Swing Line Lender hereby irrevocably appoints Wells Fargo to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof (including, without limitation, acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations), together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, the Term Agent, the Lenders and the Issuing Bank, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

(b)     Each of the Term Lenders hereby irrevocably appoints GACP Finance Co., LLC to act on its behalf as the Term Agent hereunder and under the other Loan Documents and authorizes the Term Agent to take such actions on its behalf and to exercise such powers as are delegated to the Term Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Term Agent and the Term Lenders, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

9.02     Rights as a Lender. The Person serving as the Agent or the Term Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though they were not the Agent or the Term Agent and the terms “Revolving Lender” or “Revolving Lenders” and “Term Lender” or “Term Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent or the Term Agent, as applicable, hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the hereunder and without any duty to account therefor to the Lenders.

9.03     Exculpatory Provisions. Neither the Agent nor the Term Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent and the Term Agent:

(a)     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)     shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent or the Term Agent is required to exercise as directed in writing by the Applicable Lenders, provided that neither the Agent nor the Term Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent or the Term Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)     shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their Affiliates that is communicated to or obtained by the Person serving as the Agent or the Term Agent or any of their respective Affiliates in any capacity.

Neither the Agent nor the Term Agent shall be liable for any action taken or not taken by it (i) with the Consent or at the request of the Applicable Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent or the Term Agent, as applicable, shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

Neither the Agent nor the Term Agent shall be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent or the Term Agent, as applicable, by the Loan Parties, a Lender or the Issuing Bank. Upon the occurrence of a Default or Event of Default, the Agent or the Term Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Lenders. Unless and until the Agent or the Term Agent shall have received such direction, the Agent or the Term Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties. In no event shall the Agent or the Term Agent be required to comply with any such directions to the extent that the Agent or the Term Agent believes that its compliance with such directions would be unlawful.

Neither the Agent nor the Term Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent or the Term Agent.

9.04     Reliance by the Agent and the Term Agent. The Agent and the Term Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent and the Term Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Agent and the Term Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Agent or the Term Agent shall have received written notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Agent and the Term Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05     Delegation of Duties. The Agent and the Term Agent may perform any and all of their respective duties and exercise their respective rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent or the Term Agent. The Agent or the Term Agent, and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent, the Term Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent or the Term Agent.

9.06     Resignation of Agent. The Agent or the Term Agent may at any time give written notice of its resignation to the Lenders and the Lead Borrower. Upon receipt of any such notice of resignation (a) from the Agent, the Required Lenders shall have the right, in consultation with the Lead Borrower (other than after the occurrence and during the continuance of an Event of Default), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States or (b) from the Term Agent, the Required Term Lenders shall have the right, in consultation with the Lead Borrower (other than after the occurrence and during the continuance of an Event of Default), to appoint a successor, which shall be a Term Loan Lender, or an Affiliate of any such Term Loan Lender or which would qualify as an Eligible Assignee. If no such successor shall have been so appointed by the Required Revolving Lenders or the Required Term Lenders, as applicable, and shall have accepted such appointment within thirty (30) days after the retiring Agent or Term Agent gives notice of its resignation, then the retiring Agent or Term Agent may, on behalf of the Revolving Lenders and the Issuing Bank (in the case of the Agent) or on behalf of the Term Lenders (in the case of the Term Agent), appoint a successor Agent or Term Agent, as applicable, meeting the qualifications set forth above; provided, that if the Agent or the Term Agent, as applicable, shall notify the Lead Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent or Term Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent or the Term Agent, as applicable, shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Applicable Lenders appoint a successor Agent or Term Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent or Term Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent of Term Agent, and the retiring Agent or Term Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Agent or Term Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. After the retiring Agent’s or Term Agent’s resignation hereunder (including pursuant to Section 8.02(b) and this Section 9.06) and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent or Term Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent or Term Agent was acting in such capacity hereunder.

Any resignation by Wells Fargo as Agent pursuant to this Section shall also constitute its resignation as Swing Line Lender and the resignation of Wells Fargo as Issuing Bank. Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swing Line Lender, (b) the retiring Issuing Bank and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

9.07     Non-Reliance on Agent or Term Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Agent, the Term Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent, the Term Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 9.12, the Agent shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agent.

9.08     Reserved.

9.09     Reserved.

9.10     Collateral and Guaranty Matters. The Credit Parties irrevocably authorize the Agent, at its option and in its discretion,

(a)     to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) and the expiration, termination or Cash Collateralization of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any transfer or sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.01;

(b)     to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (h) of the definition of Permitted Encumbrances; and

(c)     to release any Guarantor from its obligations under the Facility Guaranty and the other Loan Documents to which it is a party if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the Applicable Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty and the other Loan Documents to which it is a party pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty and the other Loan Documents to which it is a party, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11     Notice of Transfer. The Agent and the Term Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 10.06.

9.12     Reports and Financial Statements. By signing this Agreement, each Lender:

(a)     agrees to furnish the Agent at such frequency as the Agent may reasonably request with a summary of all Other Liabilities due or to become due to such Lender. In connection with any distributions to be made hereunder, the Agent shall be entitled to assume that no amounts are due to any Lender on account of Other Liabilities unless the Agent has received written notice thereof from such Lender;

(b)     is deemed to have requested that the Agent furnish such Lender, promptly after they become available, copies of all Borrowing Base Certificates and financial statements required to be delivered by the Lead Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Agent (collectively, the “Reports”);

(c)     expressly agrees and acknowledges that the Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d)     expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e)     agrees to keep all Reports confidential in accordance with the provisions of Section 10.07 hereof; and

(f)     without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent, the Term Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of Loans or Letters of Credit; and (ii) to pay and protect, and indemnify, defend, and hold the Agent, the Term Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agent, the Term Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.13     Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agent, the Term Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Law of the United States, can be perfected only by possession. Should the Term Agent or any Lender (other than the Agent) obtain possession of any such Collateral, the Term Agent or such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

9.14     Indemnification of Agent and Term Agent.

(a)     Without limiting the obligations of the Loan Parties hereunder, the Lenders hereby agree to indemnify the Agent, the Issuing Bank and any Related Party, as the case may be, to the extent not reimbursed by the Loan Parties, ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent, the Issuing Bank and their Related Parties in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Agent, the Issuing Bank and their Related Parties in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s, the Issuing Bank’s and their Related Parties’ gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

(b)     Without limiting the obligations of the Loan Parties hereunder, the Term Lenders hereby agree to indemnify the Term Agent and any Related Party, as the case may be, to the extent not reimbursed by the Loan Parties, ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Term Agent and its Related Parties in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Term Agent and its Related Parties in connection therewith; provided, that no Term Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Term Agent’s and its Related Parties’ gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

9.15     Relation among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent and the Term Agent) authorized to act for, any other Lender.

9.16     Defaulting Lender.

(a)     Notwithstanding the provisions of Section 2.14 hereof, the Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Borrowers to the Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, the Agent shall transfer any such payments (i) first, to the Swing Line Lender to the extent of any Swing Line Loans that were made by the Swing Line Lender and that were required to be, but were not, paid by the Defaulting Lender, (ii) second, to the Issuing Bank, to the extent of the portion of a payment on account of Letters of Credit that was required to be, but was not, paid by the Defaulting Lender, (iii) third, to each Non-Defaulting Lender ratably in accordance with their Revolving Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Committed Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (iv) to the Cash Collateral Account, the proceeds of which shall be retained by the Agent and may be made available to be re-advanced to or for the benefit of the Borrowers (upon the request of the Lead Borrower and subject to the conditions set forth in Section 4.02) as if such Defaulting Lender had made its portion of the Committed Revolving Loans (or other funding obligations) hereunder, and (v) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender. Subject to the foregoing, the Agent may hold and, in its discretion, re-lend to the Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by the Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Applicable Percentages in connection therewith) and for the purpose of calculating the fee payable under Section 2.09(a), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Revolving Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 10.01(a) through (c). The provisions of this Section 9.16 shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, the Agent, the Issuing Bank, and the Borrowers shall have waived, in writing, the application of this Section 9.16 to such Defaulting Lender, or (z) the date on which such Defaulting Lender pays to the Agent all amounts owing by such Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by the Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by the Agent pursuant to Section 9.16(b) shall be released to the Borrowers). The operation of this Section 9.16 shall not be construed to increase or otherwise affect the Revolving Commitment of any Revolving Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to the Agent, the Issuing Bank, the Swing Line Lender, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrowers, at their option, upon written notice to the Agent, to arrange for a substitute Revolving Lender to assume the Revolving Commitment of such Defaulting Lender, such substitute Revolving Lender to be reasonably acceptable to the Agent. In connection with the arrangement of such a substitute Revolving Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Assumption in favor of the substitute Revolving Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than any Other Liabilities, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Applicable Percentage of its participation in the Letters of Credit); provided, that any such assumption of the Revolving Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Credit Parties’ or the Loan Parties’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 9.16 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 9.16 shall control and govern.

(b)     If any Swing Line Loan or Letter of Credit is outstanding at the time that a Revolving Lender becomes a Defaulting Lender then:

(i)     such Defaulting Lender’s participation interest in any Swing Line Loan or Letter of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the Outstanding Amount sum of all Non-Defaulting Lenders’ Credit Extensions after giving effect to such reallocation does not exceed the total of all Non-Defaulting Lenders’ Revolving Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time;

(ii)     if the reallocation described in clause (b)(i) above cannot, or can only partially, be effected, the Borrowers shall within one (1) Business Day following notice by the Agent (x) first, prepay such Defaulting Lender’s participation in any outstanding Swing Line Loans (after giving effect to any partial reallocation pursuant to clause (b)(i) above) and (y) second, cash collateralize such Defaulting Lender’s participation in Letters of Credit (after giving effect to any partial reallocation pursuant to clause (b)(i) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such Letter of Credit Obligations are outstanding; provided, that the Borrowers shall not be obligated to cash collateralize any Defaulting Lender’s participations in Letters of Credit if such Defaulting Lender is also the Issuing Bank;

(iii)     if the Borrowers cash collateralize any portion of such Defaulting Lender’s participation in Letters of Credit pursuant to this Section 9.16(b), the Borrowers shall not be required to pay any Letter of Credit Fees to the Agent for the account of such Defaulting Lender pursuant to Section 2.03 with respect to such cash collateralized portion of such Defaulting Lender’s participation in Letters of Credit during the period such participation is cash collateralized;

(iv)     to the extent the participation by any Non-Defaulting Lender in the Letters of Credit is reallocated pursuant to this Section 9.16(b), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.03 shall be adjusted in accordance with such reallocation;

(v)     to the extent any Defaulting Lender’s participation in Letters of Credit is neither cash collateralized nor reallocated pursuant to this Section 9.16(b), then, without prejudice to any rights or remedies of the Issuing Bank or any Revolving Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.03 with respect to such portion of such participation shall instead be payable to the Issuing Bank until such portion of such Defaulting Lender’s participation is cash collateralized or reallocated;

(vi)     so long as any Revolving Lender is a Defaulting Lender, the Swing Line Lender shall not be required to make any Swing Line Loan and the Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Applicable Percentage of such Swing Line Loans or Letter of Credit cannot be reallocated pursuant to this Section 9.16(b) or (y) the Swing Line Lender or the Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Line Lender or the Issuing Bank, as applicable, and the Borrowers to eliminate the Swing Line Lender’s or Issuing Bank’s risk with respect to the Defaulting Lender’s participation in Swing Line Loans or Letters of Credit; and

(vii)     The Agent may release any cash collateral provided by the Borrowers pursuant to this Section 9.16(b) to the Issuing Bank and the Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender’s Applicable Percentage of any Letter of Credit disbursement that is not reimbursed by the Borrowers pursuant to Section 2.03.

Article X
MISCELLANEOUS

10.01     Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no Consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Agent, with the Consent of the Required Lenders, and the Lead Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Agent, and each such waiver or Consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)     increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written Consent of such Lender;

(b)     as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for (i) any scheduled payment (including the Maturity Date) or mandatory prepayment of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents without the written Consent of such Lender entitled to such payment, or (ii) any scheduled or mandatory reduction or termination of the Aggregate Revolving Commitments hereunder or under any other Loan Document without the written Consent of such Lender;

(c)     (as to any Lender, reduce the principal of, or the rate of interest specified herein on, any Loan held by such Lender, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to or for the account of such Lender, without the written Consent of each Lender entitled to such amount; provided, however, that (i) only the Consent of the Required Revolving Lenders shall be necessary to waive any obligation of the Borrowers to pay interest on the Committed Revolving Loans and the Swing Line Loans or Letter of Credit Fees at the Default Rate and (ii) only the Consent of the Required Term Lenders shall be necessary to waive any obligation of the Borrowers to pay interest on the Term Loan at the Default Rate;

(d)     (i) as to any Lender, change Section 2.12(a) or Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby without the written Consent of such Lender or (ii) change Section 8.03 or Schedule 1.03 without the written Consent of each Lender;

(e)     change any provision of this Section 10.01 or the definition of “Applicable Lenders”, “Required Lenders”, “Required Revolving Lenders”, “Required Term Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written Consent of each Lender included in any such definition;

(f)     except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party without the written Consent of each Lender;

(g)     except as set forth in the Interlender Provisions, release all or substantially all of the Collateral from the Liens of the Security Documents (including, without limitation, in connection with the exercise of remedies pursuant to Section 8.02 or otherwise) without the written Consent of each Lender;

(h)     except as set forth in Section 2.15, increase the Aggregate Revolving Commitments or increase the principal amount of the Term Loan without the written Consent of each Lender, provided, that subject to the Interlender Provisions only the Consent of the Required Revolving Lenders shall be required to increase the then outstanding Aggregate Revolving Commitments in connection with debtor in possession financing offered by the Agent after any of the Loan Parties becomes subject to a case under any Debtor Relief Laws;

(i)     subject to the Interlender Provisions change the definition of the terms “Borrowing Base”, “Revolving Borrowing Base” “Term Loan Borrowing Base” or “Availability Block” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased without the written Consent of each Lender; provided, that subject to the Interlender Provisions the foregoing shall not limit the discretion of the Agent to change, establish or eliminate any Reserves other than the Term Loan Push Down Reserve and Sale Leaseback Reserve;

(j)     modify the definition of Permitted Overadvance or Unintentional Overadvance so as to increase the amount thereof or the time period for which a Permitted Overadvance or Unintentional Overadvance may remain outstanding without the written Consent of each Lender;

(k)     except as expressly permitted herein, in any other Loan Document or in accordance with the Interlender Provisions, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents to any other Indebtedness or Lien, as the case may be, without the written Consent of each Lender; and

(l)     without the consent of the Required Revolving Lenders and Required Term Lenders:

(i)     amend Section 2.15 in a manner that would increase the amount of any Uncommitted Increase available thereunder;

(ii)     amend the definition of Eligible Assignees, Payment Conditions, Permitted Disposition (subject to the Interlender Provisions), Sale-Leaseback Reserve, Sale-Leaseback Initial Milestones or Sale-Leaseback Event;

(iii)     amend Section 2.05, Section 7.05, clauses (b) or (c) of Section 7.07, Section 9.14 (in a manner adverse to any Term Lender), Section 9.16 (in a manner adverse to any Term Lender), Section 10.04 (in a manner adverse to any Term Lender), Section 10.06(a), or clauses (i)(B) and (iii) of Section 10.06(b);

provided, further, that (i) no amendment, waiver or Consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above, affect the rights or duties of the Issuing Bank under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or Consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or Consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document; (iv) no amendment, waiver or Consent shall, unless in writing and signed by the Term Agent in addition to the Lenders required above, affect the rights or duties of the Term Agent under this Agreement or any other Loan Document; (v) the GA Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (vi) the Wells Fargo Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (vii) the provisions of this Section 10.01 shall not (subject to the Interlender Provisions) limit the discretion of the Agent to change, establish or eliminate any Reserves or abrogate the obligation of the Agent to maintain the Term Loan Push Down Reserve and Sale-Leaseback Reserve, if any, in accordance with the terms hereof. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or Consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Products or Cash Management Services shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in its capacity as a Lender, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or any Loan Party.

10.02     Notices; Effectiveness; Electronic Communications.

(a)     Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)     if to the Loan Parties, the Agent, the Term Agent, the Issuing Bank or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)     if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)     Electronic Communications. Notices and other communications to the Loan Parties, the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)     The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent, the Term Agent or any of their Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, the Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)     Change of Address, Etc. Each of the Loan Parties, the Agent, the Term Agent, the Issuing Bank and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Lead Borrower, the Agent, the Term Agent, the Issuing Bank and the Swing Line Lender. In addition, each Lender agrees to notify the Agent and the Term Agent from time to time to ensure that the Agent and the Term Agent each has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)     Reliance by Agent, Issuing Bank and Lenders. The Agent, the Term Agent, the Issuing Bank and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agent, the Term Agent, the Issuing Bank, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties. All telephonic notices to and other telephonic communications with the Agent or the Term Agent may be recorded by the Agent or the Term Agent, and each of the parties hereto hereby consents to such recording.

10.03     No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

10.04     Expenses; Indemnity; Damage Waiver.

(a)     Costs and Expenses. The Borrowers shall pay all Credit Party Expenses.

(b)     Indemnification by the Loan Parties. The Loan Parties shall indemnify the Agent, the Term Agent (and any sub-agent thereof), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent and the Term Agent (and any sub-agents thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, any bank advising or confirming a Letter of Credit or any other nominated person with respect to a Letter of Credit seeking to be reimbursed or indemnified or compensated, and any third party seeking to enforce the rights of a Borrower, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds, or holder of an instrument or document related to any Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, a Blocked Account Bank or other Person which has entered into a control agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any Related Party of such Indemnitee or (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee or its Related Party for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)     Reimbursement by Lenders. Without limiting their obligations under Section 9.14 hereof, to the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it, each Lender severally agrees to pay to the Agent (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, and each Term Lender severally agrees to pay to the Term Agent or such Related Party (or any such sub-agent thereof) such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent), the Term Agent (or any such sub-agent), or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent), the Term Agent (or any such sub-agent), or the Issuing Bank in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)     Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)     Payments. All amounts due under this Section shall be payable on demand therefor.

(f)     Survival. The agreements in this Section shall survive the resignation of any Agent, the Term Agent and the Issuing Bank, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05     Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, (b) each Revolving Lender and the Issuing Bank severally agrees to pay to the Agent upon demand its Applicable Percentage (without duplication) of any amount relating to the Revolving Commitments or the Committed Revolving Loans so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect, and (c) each Term Lender severally agrees to pay to the Agent upon demand its Applicable Percentage (without duplication) of any amount relating to the Term Loan so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Issuing Bank under clauses (b), (c) and (d) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06     Successors and Assigns.

(a)     Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written Consent of the Agent, the Term Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of subsection Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)     Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in Letter of Credit Obligations and in Swing Line Loans) at the time owing to it); provided, that any such assignment shall be subject to the following conditions:

(i)     Minimum Amounts.

(A)     In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B)     In any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 and minimum increments of $1,000,000 in excess thereof with respect to Committed Revolving Loans, and not less than $1,000,000 and minimum increments of $1,000,000 in excess thereof with respect to the Term Loan, unless each of the Agent, the Term Agent (with respect to the Term Loan) and, so long as no Default or Event of Default has occurred and is continuing, the Lead Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)     Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitments assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii)     Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)     the consent of the Lead Borrower (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Commitment and/or Committed Revolving Loans unless (1) a Default or Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund associated with a Revolving Lender; and

(B)     the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Commitment and/or Committed Revolving Loans if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)     the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding);

(D)     the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignments in respect of the assignment of any Revolving Commitment and/or Committed Revolving Loans; and

(E)     the consent of the Term Agent and the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Term Loan (or any portion thereof) if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)     Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which shall be paid by the assigning Lender), provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided, further, that no such fee shall be due in connection with an assignment to a Lender, an Affiliate of a Lender or an Approved Fund. The assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire. In connection with any proposed assignment, within five (5) Business Days of the receipt by the Lead Borrower of a written request (if any) by a Lender requesting a determination of whether a proposed assignee is not an Eligible Assignee due to such proposed assignee constituting a Competitor, the Lead Borrower shall respond in writing to such Lender with its good faith determination as to whether such proposed assignee is a Competitor and any failure by the Lead Borrower to respond during such period shall be deemed an acknowledgment by the Lead Borrower that such proposed assignee is not a Competitor. Such requesting Lender agrees to provide such cooperation as may be reasonably requested by the Lead Borrower in connection with obtaining information relevant to such determination.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)     Register. The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and Letter of Credit Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Agent, the Term Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower, the Term Agent and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)     Participations. Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Agent, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Letter of Credit Obligations and/or Swing Line Loans) owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agent, the Term Agent, the Lenders and the Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

In the event that a Lender sells participations to any Person, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Loans held by it (and the principal amount and stated interest thereon) and the portion of such Loans that is subject to such participations (the “Participant Register”). A Loan (and the note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register

(e)     Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender.

(f)     Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)     Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)     Resignation as Issuing Bank or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo (or any other Issuing Bank) assigns all of its Revolving Commitment and Committed Revolving Loans pursuant to subsection (b) above, (i) upon thirty (30) days’ notice to the Lead Borrower and the Revolving Lenders, Wells Fargo (or such other Issuing Bank, as applicable) may resign as Issuing Bank and/or (ii) upon thirty (30) days’ notice to the Lead Borrower, Wells Fargo may resign as Swing Line Lender. In the event of any such resignation as Issuing Bank or Swing Line Lender, the Lead Borrower shall be entitled to appoint from among the Revolving Lenders a successor Issuing Bank or Swing Line Lender hereunder in accordance with the terms hereof; provided, however, that no failure by the Lead Borrower to appoint any such successor shall affect the resignation of Wells Fargo (or such other Issuing Bank, as applicable) as Issuing Bank or Wells Fargo as Swing Line Lender, as the case may be. If Wells Fargo (or such other Issuing Bank, as applicable) resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit issued by it outstanding as of the effective date of its resignation as Issuing Bank and all Letter of Credit Obligations with respect thereto (including the right to require the Revolving Lenders to make Base Rate Loans pursuant to Section 2.03(c)). If Wells Fargo resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor Issuing Bank and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swing Line Lender, as the case may be, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Wells Fargo (or such other Issuing Bank, as applicable) to effectively assume the obligations of Wells Fargo (or such other Issuing Bank, as applicable) with respect to such Letters of Credit.

10.07     Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Lead Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof, provided that, in the case of information received from any Loan Party or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08     Right of Setoff. If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent or the Required Lenders, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Lead Borrower and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09     Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Agent, the Term Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Agent, the Term Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10     Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.11     Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. Further, the provisions of Sections 3.01, 3.04, 3.05 and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agent or the Term Agent may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, (y) any obligations that may thereafter arise with respect to the Other Liabilities and (z) any Obligations that may thereafter arise under Section 10.04.

10.12     Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13     Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)     the Agent shall have been paid the assignment fee specified in Section 10.06(b);

(b)     such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)     in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)     such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.14     Governing Law; Jurisdiction; Etc.

(a)     GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)     SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)     WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)     SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)     ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR ANY FEDERAL COURT SITTING THEREIN AS THE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

10.15     Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16     No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

10.17     USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Agent and the Term Agent (in each case for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender, the Agent or the Term Agent, as applicable, to identify each Loan Party in accordance with the Act. Each Loan Party is in compliance, in all material respects, with the Act. No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

10.18     Foreign Asset Control Regulations. Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Borrowers or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

10.19     Time of the Essence. Time is of the essence of the Loan Documents.

10.20     Designation of Senior Debt. All Obligations shall be “Credit Facility Debt”, and the credit facility provided herein shall be the “Credit Facility”, in each case for purposes of and as defined in the Indenture and all supplemental indentures thereto.

10.21     Press Releases.

(a)     Each Credit Party and each Loan Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Agent, the Term Agent, any other Credit Party or their respective Affiliates when referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Agent, the Term Agent or such other Credit Party, as applicable, and without the prior written consent of the Agent, the Term Agent or such other Credit Party, as applicable, unless (and only to the extent that) such Credit Party, Loan Party or Affiliate thereof is required to do so under applicable Law and then, in any event, such Credit Party, Loan Party or Affiliate thereof will consult with the Agent, the Term Agent or such other Credit Party, as applicable, before issuing such press release or other public disclosure other than as required by applicable Law.

(b)     Each Loan Party consents to the publication by the Agent, the Term Agent or any Lender of advertising material, including any “tombstone” or comparable advertising, on its website or in other marketing materials of Agent or the Term Agent, relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo, trademark or other insignia. The Agent, the Term Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Lead Borrower for review and comment prior to the publication thereof. Each of the Agent and the Term Agent reserves the right to provide to industry trade organizations and loan syndication and pricing reporting services information necessary and customary for inclusion in league table measurements.

10.22     Additional Waivers.

(a)     The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by Applicable Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Agent or any other Credit Party.

(b)     The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Commitments).

(c)     To the fullest extent permitted by applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. The Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and the Commitments have been terminated. Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d)     Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

10.23     No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.24     Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

10.25     Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Facility Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.25 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.25, or otherwise under the Facility Guaranty, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until payment in full of the Obligations. Each Qualified ECP Guarantor intends that this Section 10.25 constitute, and this Section 10.25 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

10.26     Conflict. The Loan Parties, the Agent, the Term Agent and the Lenders acknowledge that the exercise of certain of the Agent’s and the Term Agent’s rights and remedies hereunder may be subject to, and restricted by, the Interlender Provisions. Except as specified herein, nothing contained in the Interlender Provisions shall be deemed to modify any requirement or shall be deemed to modify any of the provisions of this Agreement and the other Loan Documents, which, among the Loan Parties, the Agent, the Term Agent and the Lenders shall remain in full force and effect. In the event of any conflict between the terms of this Agreement and the Interlender Provisions, the terms of the Interlender Provisions shall govern and control.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BORROWERS:

HANCOCK FABRICS, INC.

By:             /s/ James B. Brown

Name:     James B. Brown

Title:       Executive Vice President and

Chief Financial Officer

HF MERCHANDISING, INC.

By:             /s/ James B. Brown

Name:     James B. Brown

Title:       Executive Vice President and

Chief Financial Officer

HANCOCK FABRICS OF MI, INC.

By:             /s/ James B. Brown

Name:     James B. Brown

Title:       Senior Vice President and

Chief Financial Officer

HANCOCK FABRICS, LLC

By:             /s/ James B. Brown

Name:     James B. Brown

Title:       Vice President

HANCOCKFABRICS.COM, INC.

By:             /s/ James B. Brown

Name:     James B. Brown

Title:       Treasurer

GUARANTORS:

HF ENTERPRISES, INC.

By:           /s/ James B. Brown

Name:     James B. Brown

Title:       Vice President

HF RESOURCES, INC.

By:            /s/ James B. Brown

Name:     James B. Brown

Title:       Vice President

WELLS FARGO BANK, NATIONAL

ASSOCIATION, as Agent

By:          /s/ William Chan

Name: William Chan

Title: Director

WELLS FARGO BANK, NATIONAL

ASSOCIATION, as Issuing Bank, as a

Revolving Lender and Swing Line Lender

By:     /s/ William Chan

Name: William Chan

Title: Director

GACP Finance Co., LLC
as Term Agent

By:             /s/ Stuart Armstrong

Name:     Stuart Armstrong

Title:       Chief Investment Officer

GACP I, LP,
as a Term Lender

By:             /s/ Stuart Armstrong

Name:     Stuart Armstrong

Title:       Chief Investment Officer